As filed with the Securities and Exchange Commission on August 25, 2026

Registration No. 333-298042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SIYATA PTT

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1751 Rue Richardson, Suite 2207
Montreal, QC, Canada H3K 1G6

(514) 500-1181

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Carmel, Esq. Scot Foley, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 800 Connecticut Avenue, NW, Suite 300 Washington, DC 20006 (202) 869-0888

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an “emerging growth company” as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2026

PROSPECTUS

SIYATA PTT

Up to 6,112,327 Class A Shares

This prospectus relates to (i) 5,852,010 class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), of Siyata PTT that may be sold from time to time by the selling shareholders named in this prospectus, including 5,663,010 Class A Shares currently held by selling shareholders and 189,000 Class A Shares issuable to certain service providers upon the effectiveness of this prospectus, and (ii) up to 260,317 Class A Shares that may be issued upon exercise of advisory warrants held by Digital Offering LLC and, following any such issuance, sold from time to time by Digital Offering LLC. The registered shareholders hold and are offering all of the currently outstanding 5,663,010 Class A Shares. Upon the effectiveness of this registration statement, the Company will issue an aggregate of 189,000 Class A Shares to various service providers, who will be selling shareholders identified in this prospectus. Unlike an initial public offering, the resale by the registered shareholders is not being underwritten by any investment bank. The registered shareholders may, or may not, elect to sell their Class A Shares covered by this prospectus as, and to the extent, they may determine. Such sales, if any, will be made through brokerage transactions on the Nasdaq Capital Market of the Nasdaq Stock Market LLC, or Nasdaq, at prevailing market prices. See the section titled “Plan of Distribution.” If the registered shareholders choose to sell their Class A Shares, we will not receive any proceeds from the sale of Class A Shares by the registered shareholders.

No public market for our Class A Shares currently exists, and Class A Shares have a limited history of trading in private transactions. In December 2025, we completed a separation transaction pursuant to a Stock Purchase Agreement dated December 29, 2025, by and among Core AI Holdings, Inc., Siyata PTT and Seeligang Partners Ltd., a company controlled by our founder, Marc Seelenfreund, under which Core AI Holdings, Inc. sold 90% of the Company’s equity to Seeligang Partners Ltd. and retained a 10% equity interest. This prospectus relates solely to the resale of 5,663,010 Class A Shares held by the selling shareholders identified in this prospectus, consisting of 1,000,000 Class A Shares held by Seeligang Partners Ltd., 1,000,010 Class A Shares held by Core AI Holdings Inc., 990,000 Class A Shares held by MR Gama Partners Ltd., 495,000 Class A Shares held by Newmany Industrial Co. Ltd., 616,000 Class A Shares held by Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC), 400,000 Class A Shares held by Black Walnut Advisory LLC, 250,000 Class A Shares held by Sichenzia Ross Ference Carmel LLP, 450,000 Class A shares held by JRB Consulting, 69,000 Class A Shares held by 300 distinct round lot shareholders, 23,000 Class A Shares held by 100 distinct round lot shareholders, 100,000 Class A share held by FirstFire Global Opportunities Fund, LLC, 10,000 Class A shares held by Pinz Capital Special Opportunities Fund LP, 25,000 Class A shares held by L1 Capital Global Opportunities Master Fund, 25,000 Class A shares held by Yalecrest Fund I LP, 160,000 Class A shares held by 1049 Capital LLC, 50,000 Class A shares held by SKN Finance Insurance Agency Ltd. and 189,000 issuable Class A Shares upon the effectiveness of this prospectus to the following future shareholders: 18,000 Class A Shares to be held by Octagon Media Corp, 18,000 Class A Shares to be held by Seth Farbman, 10,000 Class A Shares to be held by Scott Kindsvater, 18,000 Class A Shares to be held by Brett Maas, 27,000 Class A shares to be held by 720 Advisors LLC, 9,000 Class A Shares to be held by Brian Cavalli, 18,000 Class A Shares to be held by Michael Bluestein, 25,000 Class A Shares to be held by Jeanine Mannari, 18,000 shares held by Ari Schacter, 18,000 Class A shares to be held by Mikhail Freeman and 10,000 Class A Shares to be held by Stephen Twitty, together with 189,000 Class A Shares issuable to certain service providers upon the effectiveness of this prospectus and up to 260,317 Class A Shares issuable upon the exercise of advisory warrants held by Digital Offering LLC and the resale from time to time of any such Class A Shares issued upon exercise. Recent purchase prices of our Class A Shares in private transactions may have little or no relation to the opening public price of our Class A Shares on Nasdaq or the subsequent trading price of our Class A Shares on Nasdaq. Based on recent private transactions described under “Sale Price History of Our Capital Stock,” the highest cash sale price for our Class A Shares was $7.00 per share and the lowest implied cash and fair-value purchase price was approximately $0.29 per share, excluding non-cash service issuances and advisory warrants issued with a nominal exercise price of $0.001 per share. Further, the listing of our Class A Shares on Nasdaq, without a firm-commitment underwritten offering, is a novel method for commencing public trading in our Class A Shares and, consequently, the trading volume and share price of our Class A Shares may be more volatile than if our Class A Shares were initially listed in connection with an initial public offering underwritten on a firm-commitment basis. We intend to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which all Class A Shares registered pursuant to the registration statement have been sold, (ii) the date on which such Class A Shares may be sold without registration pursuant to Rule 144 under the Securities Act without volume or manner-of-sale limitations and without the requirement for current public information, or (iii) the date on which the Company withdraws the registration statement.

On the day that our Class A Shares are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate an indicative current reference price (as defined below) on the basis of such accepted orders. The current reference price is calculated each second and, during a “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its Nasdaq Order Imbalance Indicator and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Digital Offering LLC, our financial advisor (“Digital Offering”, or the “Financial Advisor”), must notify Nasdaq that our Class A Shares are “ready to trade.” Once Digital Offering has notified Nasdaq that our Class A Shares are ready to trade, Nasdaq will confirm the current reference price for our Class A Shares in accordance with Nasdaq rules. If Digital Offering then approves proceeding at the current reference price, the applicable orders that have been entered will be executed at such price and regular trading of our Class A Shares on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. Under Nasdaq rules, the “current reference price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell; (iii) if more than one price exists under (ii), then it is the entered price at which our Class A Shares will remain unmatched; and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with Digital Offering. The registered shareholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence Digital Offering in carrying out its role. For more information, see “Plan of Distribution.”

In connection with our preparation for this direct listing and related Nasdaq listing process, we obtained a third-party valuation analysis of the Company from ValueScope, a Marshall & Stevens company. The ValueScope/Marshall & Stevens valuation report was dated January 12, 2026, and reflected an enterprise valuation range between $88.4 million and $96.1 million, with a midpoint of $92.3 million. This valuation analysis was prepared for internal planning, listing-related and other corporate purposes. Investors should not view the analysis as determinative of the price at which our Class A Shares will begin trading on Nasdaq or of the subsequent trading price of our Class A Shares.

We have applied to list the Class A Shares on the Nasdaq, under the symbol “PTT.” We expect our Class A Shares to begin trading on or about September 8, 2026. Our Class A Shares will not begin trading on Nasdaq unless and until Nasdaq approves our initial listing application and we satisfy all applicable initial listing requirements, including Nasdaq’s minimum holder distribution requirements. There can be no assurance that we will satisfy those requirements, or that our Class A Shares will ever begin trading on Nasdaq. If our Nasdaq listing is not approved, this direct listing will not be completed.

Following this offering, we will have two classes of shares outstanding: Class A Shares and class B ordinary shares, par value $0.0001 per share (the “Class B Shares”). The rights of the holders of our Class A Shares and our Class B Shares are identical, except with respect to voting and conversion. Each Class A Share is entitled to one vote per share and is not convertible into any other class of share in our capital. Each Class B Share is entitled to five votes per share and is convertible into one Class A Share at any time. In addition, our Class B Shares will automatically convert into our Class A Shares upon certain transfers and other events, including upon the date when holders of all Class B Shares cease to hold Class B Shares representing, in the aggregate, at least 10% of the total number of Class A and Class B Shares outstanding. For special resolutions, which are required for certain important matters including mergers and changes to our governing documents and require the vote of two-thirds of the votes cast, at any time that Class B Shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B Shares will be weighted such that the Class B Shares shall represent, in the aggregate, 67% of the voting power of all shareholders. See “Description of Share Capital — Class A Shares” and “Description of Share Capital — Class B Shares.”

Marc Seelenfreund, through Seeligang Partners Ltd., holds both 1,000,000 Class A Shares and all of the issued and outstanding 6,515,090 Class B Shares. which combined represent approximately 87.4% of the total voting power of the Company and 60.8% of the total equity. Core AI Holdings, Inc. holds 1,000,010 Class A Shares, representing approximately 2.6% of the total voting power and 8.1% of the total equity.

As of August 25, 2026, based on a review of our shareholder records, information provided by our transfer agent, and other ownership information made available to us, we had 425 round lot holders of our Class A Shares, of whom at least 225 each held unrestricted Class A Shares with a market value of at least $2,500. Nasdaq retains discretion with respect to the application and interpretation of its listing standards, and there can be no assurance that our Class A Shares will begin trading on Nasdaq.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. We will be a “controlled company,” within the meaning of the applicable rules of Nasdaq, since Marc Seelenfreund, our founder and CEO, will have 87.4% of the total voting power of the Company as of consummation of the listing. See “Principal and Registered Shareholders” for details. Although Nasdaq rules permit controlled companies to rely on certain governance exemptions, we are not relying, and do not intend to rely, on Nasdaq controlled-company exemptions. Separately, as a foreign private issuer, we may elect to follow certain home-country corporate governance practices as described elsewhere in this prospectus.

Investing in our securities is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2026.

For investors outside of the United States of America (the “United States”): Neither we nor any of the registered shareholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A Shares by the registered shareholders and the distribution of this prospectus outside of the United States.

Neither we nor any of the registered shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared, and neither we nor any of the registered shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We and the registered shareholders are not making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date, regardless of the time of delivery of this prospectus or of any sale of the Class A Shares.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form F-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the registered shareholders may, from time to time, sell the Class A Shares covered by this prospectus in the manner described in the section titled “Plan of Distribution.” We intend to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which all Class A Shares registered pursuant to the registration statement have been sold, (ii) the date on which such Class A Shares may be sold without registration pursuant to Rule 144 under the Securities Act without volume or manner-of-sale limitations and without the requirement for current public information, or (iii) the date on which the Company withdraws the registration statement. Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution”. You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A Shares.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

We are incorporated under the laws of the Cayman Islands. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class A Shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicated otherwise, “we,” “us,” “our,” “our company,” “Siyata PTT,” “Siyata,” “the Company,” “PTT,” “our Company,” and similar references refer to Siyata PTT, an exempted company limited by shares incorporated in the Cayman Islands, and its consolidated subsidiaries, except where the context is clear that “PTT” refers to our Push-To-Talk communications devices, as described herein.

Our Company

Overview

Siyata PTT is a leading global developer of innovative cellular-based communications solutions over advanced 4G/LTE and 5G mobile networks under the Siyata brands to global first responders and enterprise customers. PTT’s two complementary product categories include rugged handheld mobile devices and in-vehicle communications solutions for first responders, military, enterprise customers, commercial fleet vehicles and industrial workers.

Siyata PTT is the registrant and a Cayman Islands exempted company that provides high-level management services through its board of directors and funds the operations of its subsidiaries. Siyata PTT directly or indirectly owns 100% of the equity and voting control of each subsidiary shown in the corporate structure chart, including Siyata North America Inc., a Quebec corporation located in Montreal, Quebec, responsible for sales, marketing and distribution of rugged cellular devices to enterprise customers and for holding Clear RF Nevada Inc.; Siyata Mobile (Canada) Inc., a Canadian holding company located in Montreal, Quebec that owns 100% of Siyata Mobile Israel Ltd.; Siyata Mobile Israel Ltd., an Israeli subsidiary located in Or Yehuda, Israel, responsible for mobile-device product development for the North American market, procurement and quality control; Clear RF Nevada Inc., a Nevada holding company with a virtual office in Las Vegas that holds 100% of the units of ClearRF LLC; and ClearRF LLC, a Washington State limited liability company with a virtual office in Washington that provides U.S.-based banking services for Siyata North America Inc.

As of the date of this prospectus the organigram of the Company and its subsidiaries are as follows:

Seeligang Partners Ltd.
(Incorporated in Israel)
87.4% of total votes and 60.8% of total equity
All other Shareholders Combining all shareholders each of who own less than 10% individually and as a group own 12.6% of total votes and 39.2% of total equity- representing 425 unique shareholders
87.4%
12.6%
Siyata PTT
(Incorporated in the Cayman Islands)
100%
100%
Siyata North America Inc.
(Quebec, Canada)
Siyata Mobile Canada Inc.
(Incorporated in Canada)
100%
100%
Clear RF Nevada Inc.
(Incorporated in Nevada)
Siyata Mobile Israel Limited
(Incorporated in Israel)
100%
Clear RF LLC
(State of Washington)

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (“SEC”), we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.

As of the date of this prospectus:

●	Seeligang Partners Ltd. owns 6,515,090 Class B Shares (100% of the issued and outstanding Class B shares) and 1,000,000 Class A shares. With respect to voting control, Seeligang Partners Ltd. owns 87.4% of the total votes combining both the Class A and Class B holdings and 60.8% of the total equity. The 1,000,000 Class A Shares held by Seeligang Partners Ltd. are registered for resale under this prospectus. The 6,515,090 Class B Shares held by Seeligang Partners Ltd. are not being registered.

●	Our prior parent entity, Core AI Holdings, Inc. (“Core AI”) own 1,000,000 Class A shares. With respect to voting control, Core AI Holdings, Inc. owns 2.6% of the total votes combining both the Class A and Class B holdings and owns 8.1% of the total equity. All of Core AI Holdings, Inc.’s 1,000,000 Class A shares are part of the selling shareholder shares.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Siyata PTT is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries in Israel and Canada are permitted under their respective laws to provide funding to us through dividend distributions without restrictions on the amount of the funds.

Following this offering, we will have two classes of shares outstanding: Class A Shares and Class B Shares. The rights of the holders of our Class A Shares and our Class B Shares are identical, except with respect to voting and conversion. Each Class A Share is entitled to one vote per share and is not convertible into any other class of share in our capital. Each Class B Share is entitled to five votes per share and is convertible into one Class A Share at any time. In addition, our Class B Shares will automatically convert into our Class A Shares upon certain transfers and other events, including upon the date when holders of all Class B Shares cease to hold Class B Shares representing, in the aggregate, at least 10% of the total number of Class A and Class B Shares outstanding. For special resolutions, which are required for certain important matters including mergers and changes to our governing documents and require the vote of two-thirds of the votes cast, at any time that Class B Shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B Shares will be weighted such that the Class B Shares shall represent, in the aggregate, 67% of the voting power of all shareholders. As a result of its ownership of Class B Shares, our principal shareholder will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. See “Description of Share Capital — Class A Shares” and “Description of Share Capital — Class B Shares.”

As of August 25, 2026, we had 5,663,010 Class A Shares outstanding and 6,515,090 Class B Shares outstanding. This prospectus registers for resale 5,663,010 Class A Shares, and other Class A Shares held by the selling shareholders identified herein, 189,000 Class A Shares issuable to service providers upon effectiveness of this prospectus, and up to 260,317 Class A Shares issuable upon exercise of advisory warrants held by Digital Offering LLC. The Class B Shares held by Seeligang Partners Ltd. are not being registered under this prospectus.

Our History

Core AI Holdings, Inc. (formerly Siyata Mobile Inc.) previously operated the Siyata business as a public reporting company. Core AI, then known as Siyata Mobile Inc., acquired certain telecom operations of an Israel-based cellular technology company in 2015, acquired Siyata North America Inc. in 2016, acquired Clear RF LLC in 2021, and listed its common shares on the Nasdaq Capital Market in September 2020 under the Siyata Mobile name before its later merger with Core Gaming, Inc. and name change to Core AI Holdings, Inc.

On December 29, 2025, Core AI, Siyata PTT, and Seeligang Partners Ltd., a company controlled by Mr. Marc Seelenfreund (the “Buyer”), entered into that certain Stock Purchase Agreement (the “SPA”). Pursuant to the SPA, Core AI agreed to sell to the Buyer, and the Buyer agreed to purchase from Core AI, ninety percent (90%) of the issued and outstanding Class A Shares, free and clear of any encumbrances, with Core AI retaining a ten percent (10%) equity interest in the Company following consummation of the transactions contemplated by the SPA.

The aggregate consideration payable to Core AI under the SPA consists of two components: (i) first, the Buyer is required to pay Core AI $100,000 in cash by wire transfer of immediately available funds sixty (60) days from the date of the SPA, and (ii) second, the Company is required to pay Core AI three separate annual earn-out payments (each, an “Earn-Out Payment,” and collectively, the “Earn-Out Consideration”). Each Earn-Out Payment is equal to the greater of (i) $200,000 and (ii) one percent (1%) of the Company’s “Gross Revenue” (as defined in the SPA) generated during the applicable earn-out period, as stated in the Company’s annual audited financial statements.

Reasons for the Transaction

Core AI, as it continued to deepen its focus on artificial intelligence following its merger with Core Gaming, Inc. (which was consummated on October 3, 2025), concluded that the anticipated technology and commercial synergies with the Siyata PTT business did not materialize, and that the divestiture better aligned Core AI’s asset base with its core AI strategy. From the Company’s perspective, during the approximate ten-month period from entering into the merger agreement with Core Gaming, Inc. in February 2025 through late December 2025, which included the consummation of the merger in early October 2025, the parties ultimately determined that the businesses were not synergistic and that Core AI was not willing to continue funding Siyata PTT’s ongoing activities. Although the SPA was entered into on December 29, 2025, the parties’ assessment of the lack of synergies and Core AI’s decision to cease funding the Siyata PTT business developed over the full period from the Core Gaming merger agreement through the completion of the separation process. The Company is pursuing this direct listing under a Cayman Islands holding-company structure to preserve access to public capital markets, support its profile with major carrier customers such as Verizon, AT&T and T-Mobile, and provide a corporate structure customary for non-U.S. operating groups seeking a U.S. listing. The two-class share structure was created to preserve founder control while allowing Class A Shares to be listed and traded publicly.

Effects of the Transaction; Ownership and Control

As a result of the closing of the transactions contemplated by the SPA, Seeligang Partners Ltd., a company controlled by Mr. Seelenfreund, acquired ninety percent (90%) of the Class A Shares and, accordingly, holds a controlling equity interest in the Company. Core AI retained a ten percent (10%) equity interest in the Company and is entitled to receive the initial cash consideration and, if and when earned and payable, the Earn-Out Consideration described above. Because the transaction was effected as a sale of Class A Shares to a third-party purchaser, Core AI shareholders did not receive any Company securities in the transaction and no distribution mechanics applicable to a pro rata distribution are relevant to the completed transaction.

Our Business

We are a global developer and seller of Push-to-Talk (PTT) communications devices that work on cellular networks. Our PTT devices include rugged handsets and in-vehicle devices, both of which are used by first responders and enterprise workers. Our PTT rugged handsets are specifically targeted at police, fire, ambulances, hospitals, schools, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, resorts, and mobile workers in multiple industries. Our in-vehicle devices are targeted at organizations with commercial fleet vehicles such as trucks, vans, buses, emergency service vehicles and government vehicles.

Unlike existing LMR technology that operates over radio signals, our products operate over standard 4G and 5G cellular networks. Our products have received the United States Federal Communications Commission’s (“FCC”) approval as a cellular device, Innovation, Science and Economic Development Canada’s certification (ISED), certification of PCS Type Certification Review Board, or PTCRB, and Conformité Européenne, or CE, and Emark certification. In addition to these approvals and certifications, the products have been certified or approved for manufacturing or sale by several North American wireless carriers, or our “channel partners” including AT&T, FirstNet, Verizon, T-Mobile, Bell Mobility, a leading global land mobile radio vendor, and by several international wireless carriers in Europe, Australia and the Middle East. We have a signed distribution agreement with all of our previously mentioned carrier wireless partners, and all of these wireless carriers have approved the sale of our products on their network. We are able to maintain a relatively small sales team because we leverage the large established sales teams from these wireless carriers who already have relationships with the end customers for which our products are ideally suited. We believe that our products’ hardware and software development, our reputation and approvals from industry leaders represent a significant barrier to entry for potential direct competitive devices in North America.

Our Products and Services

The Company develops, markets and sells a portfolio of rugged handheld Push-to-Talk over Cellular (“PoC”) devices. These rugged business-to-business (“B2B”) environments are focused on enterprise customers, first responders, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, and mobile workers in multiple industries.

Customers and Channels

Prior to SD7 launch, we secured North American wireless carrier approvals of the SD7 Handset for use on their networks from AT&T, FirstNet, Verizon, T-Mobile, and Bell Mobility. Internationally, Telstra from Australia and KPN from the Netherlands also approved SD7 for use on their network. These wireless carriers also sell the innovative VK7 Vehicle Kit that works with the SD7 Handset. These were major milestones for the Company following our years of experience perfecting in-vehicle cellular based technology, vehicle installations, software integration with various PTT solutions and intensive carrier certifications.

Our Pricing

We sell our products to wireless carriers and distributors who then resell the products to their customers. For wireless carriers, they are free to price our devices how they choose. In most cases for significant sales opportunities the carriers are willing to subsidize the cost of the device, or bundle the device price with the SIM card and PTT service in order to secure the new activations with the associated monthly Average Revenue Per User, or ARPU.

Even our unsubsidized full Manufacturers Suggested Retail Prices (MSRP’s) are competitive compared to other LMR hardware solutions, but when our device price is subsidized or bundled, the capital and operational expense benefits to customers compared to other solutions are even greater.

Competition

Rugged Handsets Category

Our direct competitors include, DNA X (NASDAQ: SONM), and one ruggedized model from Samsung. These competitors also target sales of PoC solutions through wireless carriers in North America and internationally. None of these competitors offer a unique Cellular Radio solution like our SD7 or Ultra Handsets which focuses on a simple upgrade from two-way radios, nor do they offer an equivalent to our VK7 Vehicle Kit. These direct competitors focus on more expensive ruggedized Smartphones. Motorola Solutions Inc. also has a 4G device similar to ours which works only with their PTT application and is sold exclusively via their enterprise channels and not in partnership with the cellular carriers.

Indirectly, we compete with low-cost PoC devices designed and developed by various Chinese companies including Telo, Ruggear, Inrico, and others. These products are not approved for sale by North America wireless carriers due to lower overall device specifications which do not meet requirements of North American wireless carriers. These devices are mostly sold in international markets to highly price sensitive customers.

Our Competitive Advantage

●	Advanced R&D and Design Capabilities. The core team of our research and development (“R&D”) team currently consists of project design, product design, software engineering, mechanical engineering, and electromechanical engineering, respectively.

●	Competitive Strengths. We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Our innovative technology and integration approach with minimal known competition that enables wireless carriers to gain new customers by replacing and disrupting the LMR industry.

●	Our reputation and recognition achieved from our previous success in obtaining approval from all major US carriers and selected international wireless carriers.

●	Our relationships and device approvals with leading North American wireless networks.

●	Built for First Responders. Our advanced handsets are built for extreme working conditions and feature:

●	Tough & Rugged. Our rugged devices meet the industry standards for ruggedness (MIL-STD-810H) and water resistance (IP-68).

●	Large PTT Button. With a large dedicated PTT Button, we believe that access to our PTT feature is simplified, as opposed to having to hold down a virtual button on the screen. This also makes for an easy transition for workers who have used LMR radios with a PTT button. In fact, the whole functionality of SD7 is designed to be similar to LMR radios to simplify the transition.

●	Loud and Clear. Its powerful speakers ensure loud, clear audio sound quality.

●	Large Battery. Long lasting battery to keep working for several days, in most customer use cases. The battery can be easily and quickly replaced on short notice.

●	SOS Button. Workers can alert supervisors of emergency situations that occur on the job.

●	National Network. The handsets operate over the high bandwidth 4G and 5G networks, providing consistent connectivity across the nation and internationally. No special infrastructure is required to be maintained for the handsets to operate.

●	Highly Experienced and Visionary Management Team. Our core management team has decades of experience in the telecommunications industry and is mainly responsible for strategic planning of new projects, daily operations, and sales of the Company’s various products and services.

Our Growth Strategy

●	Optimizing the Existing Product Portfolio and Designing Next Generation Products. Our R&D team will continue to design improvements and features for the PTT devices as well as new handsets and in-vehicle devices for the vertical markets we are selling into currently and intend to sell into in the future. This is especially relevant with our first dual-mode mission critical handset in 2026 which supports PTT on both cellular networks and on LMR networks. We will be priced attractively relative to any other dual-mode device in the market, and we believe that our wireless carrier partner is well positioned to be successful with this handset.

●	Further Penetrating Current Markets and Entering New Vertical Markets. Siyata will continue to focus on the wireless carriers in North America and will continue to expand our relationships in Europe, Australia, and the Middle East.

●	Expanding Market Position. Our management team is focusing on growing our market share and improving our financial performance. We believe this can be achieved in several ways: (i) continuing to research, develop and make or contract for, new products; (ii) increasing customer coverage in different regional markets by setting up subsidiaries and branches; and (iii) expanding our business scope.

●	Implementing Growth Strategies. We intend to further grow our business by pursuing the following strategies:

●	Ramp up sales with our North American and global cellular carrier partners.

●	Entering new customer bases and markets.

●	Implementing effective resources management to improve operational efficiency and boost core competency.

●	Designing new products and improving our existing products for our current and future customer base.

Industry

Communication, productivity and safety among task workers are the central requirements in business-critical and mission-critical environments. Organizations with remote and disparate workers—from police and firefighters to construction, oil rigs and manufacturing workers—require extremely durable communication solutions that provide reliable and secure voice, data and workflow applications.

There is a demand within our targeted vertical markets to be connected with the First Responder Network Authority (FirstNet). FirstNet is a nationwide high-speed broadband wireless network providing a single interoperable platform for law enforcement, firefighters, paramedics and other public safety officials in every state, county, locality and tribal area. AT&T has developed a 4G / 5G network for organizations or agencies in times of emergencies to communicate and coordinate response efforts. AT&T’s FirstNet network is reserved for “primary” first responder users such as police, fire, and ambulance, and it includes “extended primary” users such as utilities, snowplows, and yellow school buses, who are occasionally summoned for emergencies. Over 31,000 organizations now use FirstNet service, and the United States Government is increasingly encouraging first-responder organizations and agencies to transition to a FirstNet-based communications network to facilitate communications and coordination during emergencies.

Our Strategy

Our primary focus is to increase sales of our SD7 & Ultra Handsets and our Vehicle Kits in North America. Our strategy also is to launch our first dual-mode handset in the third quarter of 2026. Our strategy is to continue to partner with North American wireless carriers in order to interface with new potential customers and expand our customer base. Our sales are B2B and we will sell the hardware to the wireless carrier (or their distributors), who will in turn sell the hardware to the actual end-customers.

We have already established distribution relationships with the largest North American carriers and are also generating revenue from selected countries outside of North America. We will continue to be strategic in selecting geographic markets with strong demand for our existing solutions. We will identify key distributors in those new markets who can assist us with establishing a market presence. We are also willing to consider strategic moves such as acquiring a complementary company if the right opportunity presents itself.

Our existing customer concentration with Quality One Wireless is due to the fact that Quality One functions as a master third-party logistics and invoicing intermediary for multiple carrier channels in the United States, including AT&T, T-Mobile and Verizon, rather than as a single economic end-customer. Demand is generated through carrier sales teams and downstream enterprise and public-sector end customers. We had 149 distinct rugged cellular device customers in 2025 and 106 in 2024.

The Master Sales Agreements are entered into between the Company directly with Quality One Wireless, who represent specific multi-national telecom carriers, and the Company is bound by strict confidentiality obligations. These Master Sales Agreements address logistics, financial and other channel terms. These arrangements generally do not include firm minimum purchase commitments and therefore there is no end date to these agreements. Once purchase orders are issued by the third party logistics providers, the Company generally must fulfill them within specified delivery windows, subject to limited exceptions. If product performance failures exceed specified thresholds, channel partners may have remedies such as ceasing sales, canceling open purchase orders and imposing monetary penalties. The third party logistics providers also retain discretion over which stocked products to offer or promote to their customers and are not obligated to prioritize the Company’s devices. Other than the remedies specified herein, including the suspension of sales, the Master Sales Agreements do not contain a termination provision.

Top tier telecom partners generally sign a Memorandum of Understanding with the Company that outlines product specifications, functionality and other non-financial terms. These Memoranda also direct the Company as to who is the third party logistics supplier to that specific carrier. These Memoranda do not have term expiry dates or a termination clause as the carriers are not making any firm purchase commitments to the Company. The Company is bound by strict confidentiality obligations in each of these Memoranda of Understanding.

Intellectual Property

We own five patents of which four are registered and one is pending. We own six design patents for our handsets and vehicle kits, of which four are registered and two are pending. We own two registered trademarks, for “Siyata”, and for “The New Way to Two-Way”. We do not currently consider any individual patent, design patent or trademark, or our patent and trademark portfolio as a whole, to be material to our long-term business model, although we seek and maintain intellectual property protection to differentiate our products and to help prevent other vendors from entering our market with similar products.

Seasonality

We do not experience any effects of seasonality in our business. Our products are designed to function at full capacity under all weather conditions and therefore, we do not experience any shifts in our sales patterns.

Nasdaq Capital Market Listing Requirements

We have applied to list our Class A Shares on the Nasdaq Capital Market under the symbol “PTT.” In order to list our Class A Shares on the Nasdaq Capital Market in connection with this direct listing, we must satisfy Nasdaq’s applicable initial listing requirements, including requirements relating to holder distribution, publicly held shares, market value of publicly held shares, bid price, market makers, corporate governance and audit committee composition. As of August 25, 2026, based on our review of shareholder records, information provided by our transfer agent and other ownership information made available to us, we had 425 round lot holders of our Class A Shares. Of these holders, at least 225 each held unrestricted Class A Shares with a market value of at least $2,500. We also believe that, as of such date, we satisfied the other applicable Nasdaq Capital Market initial listing requirements for our proposed listing standard. Nasdaq retains discretion in applying and interpreting its listing standards, and no assurance can be given that Nasdaq will approve our application or that all applicable initial listing requirements will be deemed satisfied at the time trading is to commence.

To satisfy the Nasdaq Capital Market holder distribution requirements applicable to us, we are required to have at least 300 round lot holders, and at least 50% of those round lot holders must each hold unrestricted securities with a market value of at least $2,500. Securities subject to resale restrictions are excluded from the calculation of publicly held shares, market value of publicly held shares and round lot holders.

The opening trading price of our Class A Shares will be determined by Nasdaq’s auction process without underwriter support, which may increase price volatility. Recent private or secondary sales prices of our Class A Shares may bear little or no relationship to the price at which our Class A Shares begin trading on Nasdaq or to the subsequent market price of our Class A Shares. There will be no underwriters in this transaction to provide price stabilization, research coverage or traditional marketing support. We have engaged Digital Offering LLC, as our exclusive financial advisor in connection with this direct listing. Digital Offering LLC will assist us with certain matters relating to the registration of our Class A Shares and, as applicable in the case of a direct listing, coordination with FINRA and Nasdaq in relation to our readiness to trade. Limited precedent exists for direct listings of this type, which may create additional uncertainty regarding the commencement of trading and the development of an active trading market.

Implications of Being an Emerging Growth Company

Upon the effectiveness of the registration statement of which this prospectus is a part, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the effectiveness of the registration statement; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our Class A Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

 Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the U.S. Securities and Exchange Commission, or the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Cayman law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring 10% or greater shareholders to file public reports of their share ownership and trading activities and liability for all insiders, including directors and officers, who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Implications of Being a “Controlled Company” under Nasdaq Listing Rules

Our founder, Marc Seelenfreund, currently beneficially owns 60.8% of PTT and will hold 87.4% of the total voting power of the Company as of consummation of the listing. We currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and, for so long as we remain a “controlled company” under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq, including the requirements (i) that a majority of the board of directors consist of independent directors, (ii) to have a governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iv) that the compensation committee consider certain independence factors when engaging legal counsel and other committee advisors and (v) for an annual performance evaluation of the governance and compensation committees. Although Nasdaq rules permit controlled companies to rely on these exemptions, we are not relying, and do not intend to rely, on Nasdaq controlled-company exemptions. Separately, as a foreign private issuer, we may elect to follow certain home-country corporate governance practices as described under “Risk Factors—As we are a ‘foreign private issuer’ and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements” and “Management—Board Practices.”

Corporate Information

We are organized as a corporation under the laws of the Cayman Islands, and maintain our principal place of business at 1751 Rue Richardson, Suite 2207, Montreal, Canada, QC H3K 1G6. Our registered and records office is located at the offices of CO Services Cayman Limited, P.O. Box 10008, Pavilion East, Cricket Square, Grand Cayman KY1 1001, Cayman Islands. Our telephone number is (514) 500-1181 and our website is located on the internet at https://siyata.net. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Information contained on our website does not constitute part of this prospectus.

The Offering

Class A Shares outstanding as of the date of this prospectus and offered by the selling shareholders:	This prospectus relates to (i) 5,663,010 Class A Shares, including 1,000,000 Class A Shares held by Seeligang Partners Ltd., that may be sold from time to time by the selling shareholders named in this prospectus, (ii) 189,000 Class A Shares that are issuable by the Company upon the effectiveness of this prospectus, and (iii) up to 260,317 Class A Shares issuable upon exercise of advisory warrants held by Digital Offering LLC that may be issued and, following issuance, sold from time to time.

Class B Shares outstanding as of the date of this prospectus:	6,515,090 Class B Shares upon the effectiveness of this prospectus.

Class A Shares outstanding immediately following this offering(1):	5,663,010 Class A Shares, and 189,000 Class A Shares that are issuable by the Company upon the effectiveness of this prospectus.

Voting Rights:

Following this offering, we will have two classes of shares outstanding: Class A Shares and Class B Shares. The rights of the holders of our Class A Shares and our Class B Shares are identical, except with respect to voting and conversion. Each Class A Share is entitled to one vote per share and is not convertible into any other class of share in our capital. Each Class B Share is entitled to five votes per share and is convertible into one Class A Share at any time. In addition, our Class B Shares will automatically convert into our Class A Shares upon certain transfers and other events, including upon the date when holders of all Class B Shares cease to hold Class B Shares representing, in the aggregate, at least 10% of the total number of Class A and Class B Shares outstanding. For special resolutions, which are required for certain important matters including mergers and changes to our governing documents and require the vote of two-thirds of the votes cast, at any time that Class B Shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B Shares will be weighted such that the Class B Shares shall represent, in the aggregate, 67% of the voting power of all shareholders. As a result of its ownership of Class B Shares, our principal shareholder will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. See “Description of Share Capital — Class A Shares” and “Description of Share Capital — Class B Shares.”

Use of proceeds:	The selling shareholders may, or may not, elect to sell shares of our Class A Shares covered by this prospectus. To the extent any selling shareholder chooses to sell Class A Shares covered by this prospectus, we will not receive any proceeds from the sales of outstanding Class A Shares by the selling shareholders.

Risk factors:	Investing in our Class A Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 before deciding to invest in our Class A Shares.

Trading market and symbol:	We plan to apply to list our Class A Shares on Nasdaq under the symbol “PTT”. This direct listing is conditioned upon Nasdaq approving our initial listing application and our satisfaction of all applicable Nasdaq initial listing requirements, including the minimum holder distribution requirements. If Nasdaq does not approve our listing application, or if we do not satisfy the applicable initial listing requirements at the time of listing, this direct listing will not occur.

(1)	The number of Class A Shares outstanding immediately following this offering is based on 5,663,010 Class A Shares outstanding as of the date of this prospectus and 189,000 Class A Shares that are issuable by the Company upon the effectiveness of this prospectus, and excludes:

●	the issuance of up to 260,317 Class A Shares upon the exercise of advisory warrants issued to Digital Offering LLC on April 14, 2026. Although such shares are excluded from the calculation of Class A Shares outstanding immediately following this offering because they remain subject to exercise of the advisory warrants, all such underlying Class A Shares are included in the Selling Shareholders table and are being registered for resale pursuant to this prospectus. The advisory warrants represent 2.0% of our fully diluted share capital as of April 16, 2026, have an exercise price of $0.001 per share, are initially exercisable as of April 14, 2026, and expire on April 14, 2031.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our combined financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary combined financial data as of and for the fiscal years ended December 31, 2025 and 2024 are derived from our audited combined financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with International Financial Reporting Standards (“IFRS”). Our historical results for any period are not necessarily indicative of our future performance.

	Year Ended December 31,
	2025	2024

Revenues	$11,146,862	11,629,572
Cost of revenue	(9,328,487)	(9,487,165)
Gross profit	1,838,375	2,142,407
Operating expenses	12,767,240	9,450,177
Operating loss	(10,948,865)	(7,307,770)
Other income (expense)	(4,195,585)	(2,894,597)
Net loss	(15,144,450)	(10,202,367)

	December 31, 2025	December 31, 2024
	(Unaudited)
Cash	$501,102	150,869
Current assets	4,669,375	5,591,401
Non-current assets	11,081,018	9,206,925
Total assets	15,750,393	14,798,326
Current liabilities	5.656.180	7,635,889
Non-current liabilities	2,739,532	338,373
Total liabilities	8,395,712	7,974,262
Shareholders’ Equity (Net parent investment)	7,354,681	6,824,064
Total liabilities and net parent investment	$15,750,393	14,798,326

Summary of Risk Factors

An investment in our Class A Shares involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business

●	Our business has a history of operating losses and we may never achieve or maintain profitability.

●	We derive a significant portion of our revenue through a limited number of customers and logistics providers, and any disruption in these relationships could materially and adversely affect our business, financial condition and results of operations.

●	There is substantial doubt about our ability to continue as a going concern.

●	Our holding company structure makes us dependent on the operations of our subsidiaries.

●	Our reliance on non-employee consultants, third-party vendors, and operational contractors may lead to delays in development of our proposed products and operation of our businesses.

●	We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

●	If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential shareholders may lose confidence in our financial reporting.

●	We will rely on our channel partners to generate a substantial majority of our revenues. If these channel partners fail to perform or if we cannot enter into agreements with channel partners on favorable terms, our operating results could be significantly harmed.

●	We will be materially dependent on the adoption of our solutions by both the industrial enterprise and public sector markets, and if end customers in those markets do not purchase our solutions, our revenues will be adversely impacted, and we may not be able to expand into other markets.

●	We will participate in a competitive industry, which may become more competitive. Competitors with greater resources and significant experience in high-volume product manufacturing may be able to respond more quickly and cost-effectively than we can to new or emerging technologies and changes in customer requirements.

●	The markets for our devices and related accessories may not develop as quickly as we expect, or may not develop at all. Our dependence on our cellular carrier channel partners and their success in promoting PoC to their client base is key for the success of the business.

●	Our future success is dependent on our ability to create independent brand awareness for our company and products with end customers, and our inability to achieve such brand awareness could limit our prospects.

●	We have had a limited history, and we have no history, of high-volume commercial production of our devices, and we may face manufacturing capacity constraints.

●	Our dependence on third-party suppliers for key components of our products could delay shipment of our products and reduce our sales.

●	Our products are subject to risks associated with sourcing and manufacturing.

●	Our strategy to diversify manufacturing operations, including relocating certain production from China to the United States, involves significant execution risks that could adversely affect our business, financial condition and results of operations.

●	Failure of our suppliers, subcontractors, distributors, resellers, and representatives to use acceptable legal or ethical business practices, or to fail for any other reason, could negatively impact our business.

●	Changes in the availability of federal funding to support local public safety or other public sector efforts could impact our opportunities with public sector end customers.

●	We are exposed to risks associated with strategic acquisitions and investments

Risks Related to Government Regulation and Intellectual Property

●	We are subject to a wide range of product regulatory and safety, consumer, worker safety and environmental laws and regulations.

●	Changes in laws and regulations concerning the use of telecommunication bandwidth could increase our costs and adversely impact our business.

●	We are subject to a wide range of privacy and data security laws, regulations and other legal obligations.

●	If we are unable to successfully protect our intellectual property, our competitive position may be harmed.

●	Our use of open source software could subject us to possible litigation or otherwise impair the development of our products.

●	Our inability to obtain and maintain any third-party license required to develop new products and product enhancements could seriously harm our business, financial condition and results of operations.

Risks relating to our International Operations

●	Changes to U.S. tariff and import/export regulations may have a negative effect on our business, financial condition and results of operations

●	We also conduct our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip, the closing of the Straits of Hormuz and Israel’s war against them, may affect our operations.

●	Conditions in Israel could materially and adversely affect our business.

●	We have operations in China, which exposes us to risks inherent in doing business there.

●	Operating outside of the United States presents specific risks to our business, and we have substantial operations outside of the United States.

●	Foreign currency fluctuations may reduce our competitiveness and sales in foreign markets.

Risks Related to Our Securities and Ownership of our Class A Shares

●	Because of its significant share ownership, our principal shareholder will be able to exert control over us and our significant corporate decisions.

●	Our principal shareholder may retain voting control of the Company while significantly reducing his economic interest.

●	Because we are conducting a direct listing rather than a traditional underwritten initial public offering, investors face additional risks.

●	Limitations on investors’ ability to trace their Class A Shares to this registration statement may preclude or limit claims under Sections 11 and 12 of the Securities Act.

●	If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A Shares could decline.

●	If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Class A Shares.

We currently do not expect to pay dividends in the foreseeable future after the effectiveness of the registration statement of which this prospectus is a part and you must rely on price appreciation of our Class A shares for return on your investment.

●	We have no history of operating as an independent company, and our audited financial information is not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

●	Your percentage ownership in PTT may be diluted in the future.

●	The conversion of our outstanding convertible debentures at a significant discount to the market price could result in substantial dilution to our shareholders.

●	Our internal controls over financial reporting currently may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

●	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

●	Our operating results and share price may be volatile, and the market price of our Class A Shares after the effectiveness of the registration statement of which this prospectus is a part may drop below the price you pay.

●	Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Class A Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Class A Shares.

●	The Cayman Islands Economic Substance Law may affect our operations.

●	As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Shares less attractive to investors.

●	Our directors and officers are now subject to Section 16(a) insider reporting requirements under U.S. securities laws.

●	If a United States person is treated as owning at least 10% of our Class A Shares, such holder may be subject to adverse U.S. federal income tax consequences.

●	If we do not satisfy Nasdaq’s initial listing requirements, including the minimum round lot holder distribution requirements, our Class A Shares will not be listed on Nasdaq and this direct listing will not occur.

●	If our Class A Shares become subject to the penny stock rules, it would become more difficult to trade our shares.

●	We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

RISK FACTORS

An investment in our Class A Shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our Class A Shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our business has a history of operating losses and we may never achieve or maintain profitability.

We have a limited operating history and the PTT business has had a history of losses from operations while it was operated by Core AI. Our existing cash and cash equivalents will be insufficient to fully fund our business plan. Our ability to achieve profitability will depend on whether we can obtain additional capital when we need it, complete the development of our technology, obtain required regulatory approvals and continue to develop arrangements with channel partners. There can be no assurance that we will ever achieve profitability.

We derive a significant portion of our revenue through a limited number of customers and logistics providers, and any disruption in these relationships could materially and adversely affect our business, financial condition and results of operations.

We are dependent on a limited number of customers and channel logistics arrangements for a substantial portion of our revenue. Approximately 61% of our revenue for the year ended December 31, 2025 was attributable to sales transactions processed through Quality One Wireless, a third-party logistics and invoicing provider designated by major carriers, including AT&T, T-Mobile and Verizon, rather than to purchases by a single end user. We had 149 distinct rugged cellular device customers in 2025 and 106 in 2024. Our sales team typically works directly with the carrier sales teams to generate demand, after which the applicable carrier or its designated logistics provider issues purchase orders to us. This structure provides access to multiple carrier end-customer channels, but it also exposes us to risks associated with our relationships with major carriers and their designated logistics providers. If Quality One Wireless, any major carrier customer, or any other significant logistics or channel partner were to reduce purchases, delay or cancel orders, seek to renegotiate pricing or other terms on less favorable terms to us, terminate its relationship with us or experience financial distress, our revenue could decline significantly. We may not be able to replace lost revenue on a timely basis or on comparable terms, and any such event could materially harm our business, financial condition and results of operations.

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an audit report that includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. As disclosed in the notes to our combined financial statements included elsewhere in this prospectus, we have incurred recurring losses from operations, including net losses of $15,144,450, $10,202,367 and $6,073,787 for the years ended December 31, 2025, 2024 and 2023, respectively, and used $11,754,879, $6,025,585 and $3,374,758 for operating activities for those years, respectively. Our continuation as a going concern is dependent upon the success of our product sales, our existing cash flows, and our ability to obtain additional debt or equity financing, all of which are uncertain. Our combined financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may be forced to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The reaction of investors to the inclusion of a going concern statement by our auditors, and our potential inability to continue as a going concern, may materially affect our share price, our ability to raise new capital or to enter into strategic relationships, and our ability to attract and retain employees.

Our holding company structure makes us dependent on the operations of our subsidiaries.

We are a Cayman Islands exempted company. We are organized as a holding company, and accordingly, our assets are our direct and indirect equity interests in our subsidiaries. We are therefore dependent upon the results of operations and, in turn, the payments, dividends and distributions from our subsidiaries for funds to pay our holding company’s operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Class A Shares. We may also have tax costs in connection with any dividend or distribution. In addition, the payments, dividends and distributions from our subsidiaries to us for funds to pay future cash dividends or distributions, if any, to holders of our Class A Shares, could be restricted under current or future financing arrangements to which we or our subsidiaries are or may become parties in the future and may require us to obtain the approval of lenders to make such payments to us in the event they are in default of their repayment obligations. Restrictions on our ability to make dividends, or inability to obtain timely waivers for such distributions, could have a material impact on our cash flows from operations and financial condition.

Our reliance on non-employee consultants, third-party vendors, and operational contractors may lead to delays in development of our proposed products and operation of our businesses.

We rely extensively on third parties for critical operational and strategic functions, including through consulting agreements with entities controlled by our Chief Executive Officer and Chairman. These individuals and entities are not our employees and may have commitments to other entities that limit their availability to us. We have limited control over the activities of these service providers and can expect only limited amounts of their time to be dedicated to our business objectives. If key consultants or contractors become unavailable or fail to perform satisfactorily, our operations and development activities could be materially delayed.

We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

We intend to continue to make substantial investments to fund our business and support our growth. In addition, we may require additional funds to respond to business challenges, including the need to develop new features or enhance our solutions, improve our operating infrastructure or acquire or develop complementary businesses and technologies. As a result, in addition to the revenues we generate from our business, we may need to engage in additional equity or debt financing to provide the funds required for these and other business endeavors. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A Shares. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely impacted. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a significant adverse impact on our business, operating results and financial condition.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential shareholders may lose confidence in our financial reporting.

As a public company, we will be required to maintain internal control over financial reporting and to evaluate and determine the effectiveness of our internal control over financial reporting. Beginning with our second annual report after our direct listing, we will be required to provide a management report on internal control over financial reporting, as well as an attestation of our independent registered public accounting firm. Thus, in accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2025, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act.

In connection with the audit of PTT’s combined financial statements for the years ended December 31, 2025 and 2024, its independent registered public accountants identified several material weaknesses in PTT’s internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. To date, PTT has only partially remediated the material weaknesses identified in 2025 and 2024.

We cannot be certain that the same or other material weaknesses and control deficiencies will not be discovered in our financial statements in the future. We have not performed an evaluation of our internal control over financial reporting and, accordingly, we cannot assure you that we have identified any, or that we will not in the future have additional, material weaknesses. Material weaknesses may exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, beginning with our second annual report after the completion of this transaction.

The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act will be time consuming and costly. If during the evaluation and testing process we identify additional material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal control over financial reporting. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A Shares could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Our financial performance depends on the commercial success of our products and our ability to maintain our position in the markets in which we compete and to build and expand our markets.

Our financial performance, including our ability to replace revenue and income lost to competition and to grow our business, depends heavily on the commercial success of our products. If any of our major products were to become subject to problems such as changes in growth rates for telecommunications equipment for first responders, quality concerns, loss of intellectual property protection, pricing and reimbursement cuts, tax changes, supply chain issues or other product shortages, regulatory actions, customer confidence in our products, unfavorable guidance from carriers or governmental agencies, material product liability litigation, pressure from new or existing competitive products, or if our products fail to meet consumer needs, the adverse impact on our revenue and profit could be significant. In addition, our revenue and profit could be significantly impacted by the timing and rate of commercial acceptance of our products.

Products that compete with ours, including products competing against our major products, are launched from time to time. We cannot predict with certainty the timing of the introduction of such competitive products or their possible effect on our sales. Such competitive products could significantly affect the revenue from our products and our results of operations. In addition, the impact on our results of operations could be compounded to the extent such competition results in us making significant additional investments in marketing and sales.

Furthermore, while we currently enjoy one of the leading positions within our industry, our success depends on our ability to maintain or build on that position. We continue to experience pressures across our businesses due to competitive activity, increased market power of our retail distributors, economic pressures experienced by the end-users of our products, and trade disputes among the countries in which we operate, source or sell our products. These and other factors may adversely impact market sizes, as well as our position in the markets in which we compete, and the sales volumes or average selling prices for our products.

Our financial performance also depends on our ability to successfully build and expand our markets. For example, while we currently expect our key markets to grow, particularly in the North American markets, the size of the markets in which we compete may not increase above existing levels, we may not be able to regain or gain market share, expand our market penetration or the size of the market for our products, or compete effectively on the basis of price. Decreases in market sizes or our market share and declines in average selling prices or sales volumes could materially adversely affect our results of operations or financial condition. Furthermore, our failure to expand our markets beyond existing levels could impact our ability to grow in line with or above current industry standards.

We will be dependent on dividends and other distributions on equity paid by our operating subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and will be dependent on raising funds on capital markets in the form of both equity and debt to fund any cash and financing requirements we may have, including the funds necessary to service any debt we may incur. If our operating subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Under Canadian and Israeli laws and regulations, our operating subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with local accounting standards and regulations. We cannot assure you that these operating subsidiaries will have sufficient cash to pay dividends at any time in the future.

The unstable global economic and financial environment in many countries and increasing political and social instability may have a material adverse effect on our results of operations due to the global nature of our business.

After the effective date of the registration statement of which this prospectus is a part, our products will be sold in more than seven countries. At such time, we will have operations in four countries worldwide. In the year ended December 31, 2025, 16% of the PTT business revenues came from customers outside the United States. As a result, our results of operations and business will be influenced and affected by the global economic and financial environment.

Unpredictable political conditions currently exist in various parts of the world, including a backlash in certain areas against free trade, anti-immigrant sentiment, social unrest, the refugee crisis, terrorism and the risk of direct conflicts between nations. In addition, the current trade environment is extremely volatile. Changes in trade policy vis-à-vis countries that we operate in could affect our ability to and/or the cost of doing business in such countries. For example, we expect that the ongoing trade disputes between the United States and China and Russia, respectively, could potentially have an adverse effect on the import and export of our ruggedized handsets. In the United States, the current presidential administration’s failure to reverse the Trump administration’s restrictions on free trade and its aggressive posture to the build up of China’s military industrial complex could increase barriers to international trade. Similarly, following the UK’s “Brexit” separation from the European Economic Union and with the rise of nationalist, separatist and populist sentiment in various countries, there is a risk that barriers to free trade and the free movement of people may rise in Europe. The Russian invasion of Ukraine and its illegal annexation of Ukraine territory has resulted in a major refugee crisis, a curtailment of gas exports from Russia to Europe and continues cause economic havoc on the Continent. Further, significant conflicts continue in parts of the Middle East, including conflicts involving the U.S., Israel, Saudi Arabia, and Iran. Collectively, such difficult conditions could, among other things, disturb the international flow of goods and increase the costs and difficulties of international transactions.

In addition, local economic conditions, including the highest rate of inflation in the world’s developed countries, may adversely affect the ability of payors, as well as our distributors, customers, suppliers and service providers, to pay for our products, or otherwise to buy necessary inventory or raw materials, and to perform their obligations under agreements with us. Although we make efforts to monitor these third parties’ financial condition and their liquidity, our ability to do so is limited, and some of them may become unable to pay their bills in a timely manner, or may even become insolvent, which could negatively impact our business and results of operations. These risks may be elevated with respect to our interactions with fiscally-challenged government payors, or with third parties with substantial exposure to such payors.

Financial market issues may also adversely affect our earnings, the return on our financial investments and the value of some of our assets. The increase in inflation has led to higher interest rates, increasing our costs of raising capital. Uncertainties around future central bank and other economic policies in the United States and European Union, as well as high debt levels in certain other countries, could also impact world trade. Sudden increases in economic, currency or financial market volatility in different countries have also impacted, and may continue to unpredictably impact, our business and results of operations, including the value of our investments in our pension plans. Changes in exchange rates between the U.S. dollar, our reporting currency, and other currencies can also result in significant increases or decreases in our reported sales, costs and earnings as expressed in U.S. dollars, and in the reported value of our assets, liabilities and cash flows. Despite any measures we may undertake in the future to reduce, or hedge against, foreign currency exchange risks, because a significant portion of our earnings and expenditures are in currencies other than the U.S. dollar, any such exchange rate volatility may negatively and materially impact our business, results of operations and financial condition, and may impact the reported value of our net sales, earnings, assets and liabilities. The timing and extent of such volatility can be difficult to predict. Further, depending on the movements of particular foreign exchange rates, we may be materially adversely affected at a time when the same currency movements are benefiting some of our competitors.

There is also a risk that countries facing local financial difficulties, including countries experiencing high inflation rates and highly indebted countries facing large capital outflows, may impose controls on the exchange of foreign currency. Such exchange controls could limit our ability to distribute retained earnings from our local affiliates, or to pay intercompany payables due from those countries.

To the extent that economic and financial conditions directly affect consumers, some of our businesses, including the push-to-talk over cellular handset businesses, may be particularly sensitive to declines in consumer spending, as the costs of discretionary purchases of cellphones are typically borne by individuals with limited reimbursement from their employers. Accordingly, individuals may be less willing to incur the costs of these discretionary purchases in weak or uncertain economic conditions and may elect to forgo such products or to trade down to more affordable options. This could negatively impact our business, financial performance and results of operations.

At the same time, significant changes and potential future volatility in the financial markets, in the consumer and business environment, in the competitive landscape and in the global political and security landscape make it increasingly difficult for us to predict our revenues and earnings into the future. As a result, any revenue or earnings guidance or outlook which we elect to give may be overtaken by events, or may otherwise turn out to be inaccurate. Though we will endeavor to give reasonable estimates of future revenues and earnings at the time if we elect to give such guidance, based on our then-current knowledge and conditions, there is a significant risk that any such guidance or outlook we elect to give will turn out to be, or to have been, incorrect.

A portion of our operations will be conducted in emerging markets, and are subject to the economic, political, legal and business environments of such emerging markets, which may prevent us from realizing the expected benefits of our investments.

Economic, social and political conditions, laws, practices and local customs vary widely among the countries in which we sell our products, including emerging markets. Our operations in emerging markets are subject to a number of risks and potential costs, including lower profit margins, less stringent protection of intellectual property and economic, political and social uncertainty in certain of such countries in which we operate. These and other risks may have a material adverse effect on our results of operations in any particular emerging market country and on our business as a whole. For example, many emerging markets have currencies that fluctuate substantially. If currencies devalue and we cannot offset with price increases, our products may become less profitable. Inflation in emerging markets also can make our products less profitable and increase our exposure to credit risks. We have previously experienced currency fluctuations, unstable social and political conditions, inflation and volatile economic conditions in emerging markets, which have impacted our profitability in the emerging markets in which we operate and we may experience such impacts in the future.

Further, in many emerging markets, average income levels are relatively low, government purchases of mission critical first responder products is limited and prices and demand are sensitive to general economic conditions. These challenges may prevent us from realizing the expected benefits of our investments in such emerging markets, which could have an adverse impact on our business, financial condition and results of operations.

We will rely on our channel partners to generate a substantial majority of our revenues. If these channel partners fail to perform or if we cannot enter into agreements with channel partners on favorable terms, our operating results could be significantly harmed.

After the effective date of the registration statement of which this prospectus is a part, to the extent our channel partners are unsuccessful in selling or do not promote our products, or we are unable to obtain and retain a sufficient number of high-quality channel partners, our business and operating results could be significantly harmed. Our channel partners are wireless carriers who have direct and indirect sales channels which we are leveraging to get to their customers. Our main wireless carrier channel partners currently include:

●	AT&T, in the United States;

●	FirstNet, in the United States;

●	Verizon, in the United States;

●	T-Mobile in the United States;

●	a leading global LMR vendor and distributor in North America and international markets;

●	Bell Mobility, in Canada; and

●	Pelephone, in Israel.

While these arrangements are typically long term, they generally do not contain any firm purchase volume commitments. As a result, our channel partners are not contractually obligated to purchase from us any minimum number of products. We are generally required to satisfy any and all purchase orders delivered to us within specified delivery windows, with limited exceptions (such as orders significantly in excess of forecasts). If we are unable to efficiently manage our supply and satisfy purchase orders on a timely basis to our channel partners, we may be in breach of our sales arrangements and lose potential sales. If a technical issue with any of our covered products exceeds certain present failure thresholds for the relevant performance standard or standards, the channel partner typically has the right to cease selling the product, cancel open purchase orders and levy certain monetary penalties. If our products suffer technical issues or failures following sales to our channel partners, we may be subject to significant monetary penalties and our channel partners may cease making purchase orders, which would significantly harm our business and results of operations. In addition, our channel partners retain sole discretion in which of their stocked products to offer their customers. While we may offer limited customer incentives, we generally have limited to no control over which products our channel partners decide to offer or promote, which directly impacts the number of products that our partners will purchase from us.

In addition, our channel partners may be unsuccessful in marketing, selling and supporting our solutions. They may also market, sell and support solutions that are somewhat competitive with ours, and may devote more resources to the marketing, sales and support of such products. They may have incentives to promote our competitors’ products in lieu of our products, particularly for our bigger competitors with larger volumes of orders, more diverse product offerings and a longer relationship with our generally large-scale channel partners. As a result, our channel partners may stop selling our products completely. While we employ a small direct sales force, our channel partners have significantly larger sales teams who are not contractually obligated to promote any of our devices and often have multiple competing devices in stock to offer their customers. In addition, downstream sales by our channel partners often succeed due to attractive device prices and monthly rate plans, which we do not control. In certain cases, we may promote our own devices through customer incentives, however, there can be no assurance that any such incentives would contribute to increased purchases of our products. Further, given the impact of attractive pricing on ultimate sales, we generally must offer increased promotional funding or price reductions for our more expensive products. This promotional funding or price reductions operate to reduce our margins and significantly impact our profitability.

New sales channel partners may take several months or more to achieve significant sales. Our channel partner sales structure could subject us to lawsuits, potential liability and reputational harm if, for example, any of our channel partners misrepresents the functionality of our products or services to their customers, or violate laws or our corporate policies.

If we fail to effectively manage our existing or future sales channel partners, our channel partners fail to promote our products effectively, we are unable to meet our obligations under our sales arrangements or future agreements that we may enter into with wireless carrier customers have terms that are more favorable to the customer, our business and results of operations would be harmed.

We will be materially dependent on the adoption of our solutions by both the industrial enterprise and public sector markets, and if end customers in those markets do not purchase our solutions, our revenues will be adversely impacted, and we may not be able to expand into other markets.

PTT’s revenue have been primarily in the industrial enterprise market, and we will be materially dependent on the adoption of our solutions by both the industrial enterprise and public sector markets. End customers in the public sector market may remain, for reasons outside our control, tied to LMR, solutions or other competitive alternatives to our devices. Sales of our products to these buyers may also be delayed or limited by these competitive conditions. If our products are not widely accepted by buyers in those markets, we may not be able to expand sales of our products into new markets, and our business, results of operations and financial condition may be adversely impacted.

We will participate in a competitive industry, which may become more competitive. Competitors with greater resources and significant experience in high-volume product manufacturing may be able to respond more quickly and cost-effectively than we can to new or emerging technologies and changes in customer requirements.

We will face significant competition in developing and selling our solutions. Our primary competitors in the non-rugged mobile device market include LG Corporation, Apple Inc. and Samsung Electronics Co. Ltd. Our primary competitors in the rugged mobile device market include Sonim Technologies Inc., Bullitt Mobile Ltd., and Kyocera Corporation. We also face competition from large system integrators and manufacturers of private and public wireless network equipment and devices. Competitors in this space include Harris Corporation, JVC KENWOOD Corporation, a leading LMR vendor, or MSI, and Tait International Limited.

We cannot assure you that we will be able to compete successfully against current or future competitors. Increased competition in mobile computing platforms, data capture products, or related accessories and software developments may result in price reductions, lower gross profit margins, and loss of market share, and could require increased spending on research and development, sales and marketing, and customer support. Some competitors may make strategic acquisitions or establish cooperative relationships with suppliers or companies that produce complementary products, which may create additional pressures on our competitive position in the marketplace.

Most of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources and experience than we do. In addition, because of the higher volume of components that many of our competitors purchase from their suppliers, they are able to keep their supply costs relatively low and, as a result, may be able to recognize higher margins on their product sales than we do. Many of our competitors may also have existing relationships with the channel partners who we use to sell our products, or with our potential customers. This competition may result in reduced prices, reduced margins and longer sales cycles for our products. Our competitors may also be able to more quickly and cost-effectively respond to new or emerging technologies and changes in customer requirements. The combination of brand strength, extensive distribution channels and financial resources of the larger vendors could cause us to lose market share and could reduce our margins on our products. If any of our larger competitors were to commit greater technical, sales, marketing and other resources to our markets, our ability to compete would be adversely impacted. If we are unable to successfully compete with our competitors, our sales would suffer and as a result our financial condition will be adversely impacted.

Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and injury to our reputation, which would adversely impact our business.

Complex software, as well as multiple components, displays, plastics and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in our products may result in a loss of sales, product malfunction, delay in market acceptance and potential injuries to our customers which can bring to injury in our reputation and increased warranty costs.

Additionally, our software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors, defects or bugs to date, we may discover significant errors, defects, or bugs in the future that we may not be able to correct or correct in a timely manner. It is possible that errors, defects or bugs will be found in our existing or future software and/or hardware products and related services with the potential for delays in, or loss of market acceptance of, our products and services, diversion of our resources, injury to our reputation, increased service and warranty expenses, and payment of damages.

Further, errors, defects or bugs in our solutions could be exploited by hackers or could otherwise result in an actual or perceived breach of our information systems. Alleviating any of these problems could require significant expense and could cause interruptions, delays or cessation of our product licensing, which would reduce demand for our products and result in a loss of sales, delay in market acceptance and injure our reputation and could adversely impact our business, results of operations and financial condition.

If our business does not grow as we expect, or if we fail to manage our growth effectively, our operating results and business would suffer.

Our ability to successfully grow our business depends on a number of factors including our ability to:

●	accelerate the adoption of our solutions by new end customers;

●	expand into new vertical markets;

●	develop and deliver new products and services;

●	increase awareness of the benefits that our solutions offer; and

●	expand our domestic and international footprint.

As usage of our solutions grows, we will need to continue to make investments to develop and implement new or updated solutions, software, technologies, security features and cloud-based infrastructure operations. In addition, we will need to appropriately scale our internal business systems and our services organization, including the suppliers of our products and customer support services, to serve our growing customer base. Any failure of, or delay in, these efforts could impair the performance of our solutions and reduce customer satisfaction.

Further, our growth could increase quickly and place a strain on our managerial, operational, financial and other resources, and our future operating results depend to a large extent on our ability to successfully manage our anticipated expansion and growth. To manage our growth successfully, we will need to continue to invest in sales and marketing, research and development, and general and administrative functions and other areas. We are likely to recognize the costs associated with these investments earlier than receiving some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect, which could adversely impact our operating results.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new solutions or upgrades to our existing solutions, satisfy customer requirements, maintain the quality and security of our solutions or execute on our business plan, any of which could harm our business, operating results and financial condition.

We may not be able to continue to develop solutions to address user needs effectively in an industry characterized by ongoing change and rapid technological advances.

To be successful, we must adapt to rapidly changing technological and application needs by continually improving our products, as well as introducing new products and services, to address user demands.

Our industry is characterized by:

●	evolving industry standards;

●	frequent new product and service introductions;

●	increasing demand for customized product and software solutions;

●	rapid competitive developments;

●	changing customer demands; and

●	evolving distribution channels.

Future success will depend on our ability to effectively and economically adapt in this evolving environment. We could incur substantial costs if we must modify our business to adapt to these changes, and may even be unable to adapt to these changes.

The markets for our devices and related accessories may not develop as quickly as we expect, or may not develop at all. Our dependence on our cellular carrier channel partners and their success in promoting PoC to their client base is key for the success of the business.

Our future success is substantially dependent upon continued adoption of devices and related accessories in the industrial enterprise and public sector markets, including the transition from LMR to PoC and LTE networks. These market developments and transitions may take longer than we expect or may not occur at all, and may not be as widespread as we expect. If the market does not develop as we expect, our business, operating results and financial condition would be significantly harmed.

Our future success is dependent on our ability to create independent brand awareness for our company and products with end customers, and our inability to achieve such brand awareness could limit our prospects.

We depend on wireless carriers to promote and distribute our products. While we intend to ramp up direct marketing and end-customer brand awareness initiatives in the future, our sales and marketing efforts have historically been predominantly focused on channel partners. To increase end-customer brand awareness, we intend to develop sales tools for key verticals within our target markets, increase usage of social media and expand product training efforts, among other things. As a result, we expect our sales and marketing expenses to increase in the future, primarily from increased sales personnel expenses, which will require us to cost-efficiently ramp up our sales and marketing capabilities and effectively target end customers. However, there can be no assurance that we will successfully increase our brand awareness or do so in a cost-efficient manner while maintaining market share within our existing sales channels. Our failure to establish stand-alone brand awareness with end customers of our products will leave us vulnerable to the marketing and selling success of others, including our channel partners, and these developments could have an adverse impact on our prospects. If we are unable to significantly increase the awareness of our brand and solutions with end customers in a cost-efficient manner, we will remain significantly dependent on our channel partners for sales of our products, and our business, financial condition and results of operations could be adversely impacted.

We are dependent on the continued services and performance of a concentrated group of senior management and other key personnel, the loss of any of whom could adversely impact our business.

Our future success depends in large part on the continued contributions of a concentrated group of senior management and other key personnel. In particular, the leadership of key management personnel, particularly our founder, controlling shareholder and chief executive officer (“CEO”) Marc Seelenfreund, is critical to the successful management of our company, the development of our solutions and our strategic direction. We also depend on the contributions of key technical personnel. Most of our senior management and key personnel are employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key personnel could significantly delay or prevent the achievement of our development and strategic objectives and harm our business.

We compete in a rapidly evolving market, and the failure to respond quickly and effectively to changing market requirements could cause our business and operating results to decline.

The mobile device market is characterized by rapidly changing technology, changing customer needs, evolving industry standards and frequent introductions of new products and services. In order to deliver a competitive mobile device, our solutions must be capable of operating in an increasingly complex network environment. As new wireless phones are introduced and standards in the mobile device market evolve, we may be required to modify our phones and services to make them compatible with these new products and standards. Likewise, if our competitors introduce new devices and services that compete with ours, we may be required to reposition our solutions or introduce new phones and solutions in response to such competitive pressure. We may not be successful in modifying our current devices or introducing new ones in a timely or appropriately responsive manner, or at all. If we fail to address these changes successfully, our business and operating results could be significantly harmed.

If we are unable to sell our solutions into new markets, our revenues may not grow.

Any new market into which we attempt to sell our solutions may not be receptive. Our ability to penetrate new markets depends on the quality of our solutions, the continued adoption of our public safety solution by first responders, the perceived value of our solutions as a risk management tool and our ability to design our solutions to meet the demands of our customers. If the markets for our solutions do not develop as we expect, our revenues may not grow.

Our ability to successfully face these challenges depends on several factors, including increasing the awareness of our solutions and their benefits, the effectiveness of our marketing programs, the costs of our solutions, our ability to attract, retain and effectively train sales and marketing personnel, and our ability to develop relationships with wireless carriers and other partners. If we are unsuccessful in developing and marketing our solutions into new markets, new markets for our solutions might not develop or might develop more slowly than we expect, either of which would harm our revenues and growth prospects.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely impacted.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements on a timely basis or at all, our business will be adversely impacted.

Volatility or lack of positive performance in our stock price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of Class A Shares or share options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the market price of our Class A Shares. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely impacted.

A security breach or other significant disruption of our IT systems or those of our partners, suppliers or manufacturers, caused by cyberattacks or other means, could have a negative impact on our operations, sales, and operating results.

All IT systems are potentially vulnerable to damage, unauthorized access or interruption from a variety of sources, including but not limited to, cyberattacks, cyber intrusions, computer viruses, security breaches, energy blackouts, natural disasters, terrorism, sabotage, war, insider trading and telecommunication failures. A cyberattack or other significant disruption involving our IT systems or those of our outsource partners, suppliers or manufacturers could result in the unauthorized release of proprietary, confidential or sensitive information of ours or result in virus and malware installation on our devices. Such unauthorized access to, or release of, this information or other security breaches could: (i) allow others to unfairly compete with us, (ii) compromise safety or security, (iii) subject us to claims for breach of contract, tort, and other civil claims, and (iv) damage our reputation. Any or all of the foregoing could have a negative impact on our business, financial condition and results of operations.

We experience lengthy sales cycles for our products and the delay of an expected large order could result in a significant unexpected revenue shortfall.

The purchase of our products is often an enterprise-wide decision for prospective customers, which requires us to engage in sales efforts over an extended period of time and provide a significant level of education to prospective customers regarding the uses and benefits of such devices. Prospective customers, especially the wireless carriers that sell our products, often undertake a prolonged evaluation process that may take from several months to several years in certain cases. Based on currently available management estimates, our average sales cycle is approximately 90 to 120 days. Consequently, if our forecasted sales from a specific customer are not realized, we may not be able to generate revenues from alternative sources in time to compensate for the shortfall. The loss or delay of an expected large order could also result in a significant unexpected revenue shortfall. Moreover, to the extent we enter into and deliver our products pursuant to significant contracts earlier than we expected, our operating results for subsequent periods may fall below expectations. We may spend substantial time, effort and money on our sales and marketing efforts without any assurance that our efforts will produce any sales. If we are unable to succeed in closing sales with new and existing customers, our business, operating results and financial condition will be harmed.

We have had a limited history, and we have no history, of high-volume commercial production of our devices, and we may face manufacturing capacity constraints.

We have had a limited history and experience, and we have no history or experience, in high-volume commercial production of our devices. Because of this lack of production history, we face challenges in predicting our business and evaluating its prospects, which may result in breakdowns of our ability to timely supply our devices to our customers. Moreover, we face manufacturing capacity constraints that present further risks to our business. If overall demand for our devices increases in the future, we will need to expand our manufacturing capacity in a cost-efficient manner. Failing to meet customer demand due to our failure to successfully address these risks and challenges could adversely impact our reputation and future sales, which would significantly harm our business, results of operations and financial condition.

As we work with multiple vendors for our components, if we fail to adequately forecast demand for our inventory and supply needs, we could incur additional costs or experience manufacturing delays, which could reduce our gross margin or cause us to delay or even lose sales.

Because our production volumes are based on a forecast of channel partner demand rather than purchase commitments from our major customers, there is a risk that our forecasts could be inaccurate and that we will be unable to sell our products at the volumes and prices we expect, which may result in excess inventory. We provide, and will continue to provide, forecasts of our demand to our third-party suppliers prior to the scheduled delivery of products to our channel partners. If we overestimate our requirements, our contract manufacturers may have excess component inventory, which could increase our costs. If we underestimate our requirements, our contract manufacturers may have inadequate component inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenues or even lost sales, or could incur unplanned overtime costs to meet our requirements, resulting in significant cost increases. For example, certain materials and components used to manufacture our products may reach end of life during any of our product’s life cycles, following which suppliers no longer provide such expired materials and components. This would require us to either source and qualify an alternative component, which could require a re-certification of the device by the wireless carriers and/or regulatory agencies, or forecast product demand for a final purchase of such materials and components that may reach end of life to ensure that we have sufficient product inventory through a product’s life cycle. If we overestimate forecasted demand, we would hold excess end-of-life materials and components resulting in increased costs. If we underestimate forecasted demand, we could experience delays in shipments and loss of revenues.

In addition, if we underestimate our requirements and the applicable supplier becomes insolvent or is no longer able to timely supply our needs in a cost-efficient manner or at all, we may be required to acquire components, which may need to be customized for our products, from alternative suppliers, including at significantly higher costs. If we cannot source alternative suppliers and/or alternative components, we may suffer delays in shipments or lost sales. Similarly, credit constraints at our suppliers could require us to accelerate payment of our accounts payable, impacting our cash flow. Further, lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, contract terms, customization needed for any particular component and demand for each component at a given time. Any such failure to accurately forecast demand and manufacturing and supply requirements, and any need to obtain alternative supply sources, could materially harm our business, results of operations and financial condition.

Our dependence on third-party suppliers for key components of our products could delay shipment of our products and reduce our sales.

We depend on certain suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components and reduced control over pricing and timing of delivery of components. In particular, we have little to no control over the prices at which our suppliers sell materials and components to us. Certain supplies of our components are available only from a single source or limited sources and we may not be able to diversify sources in a timely manner. We have experienced shortages in the past that have negatively impacted our results of operations and may experience such shortages in the future.

We also do not have long-term supply agreements with any of our suppliers. Our current contracts with certain suppliers may be cancelled or not extended by such suppliers and, therefore, do not afford us with sufficient protection against a reduction or interruption in supplies. Moreover, in the event any of these suppliers breach their contracts with us, our legal remedies associated with such a breach may be insufficient to compensate us for any damages we may suffer.

Any interruption of supply for any material components of our products, or inability to obtain required components from our third-party suppliers, could significantly delay the production and shipment of our products and harm our revenues, profitability and financial condition.

Our reliance upon sole or limited sources of supply for certain materials, components and services could cause production interruptions, delays and inefficiencies.

We single-source or rely on limited sources of supply for many components and production services that manufactures our products. The loss of our significant suppliers or the inability of any such supplier to meet performance and quality specifications, requested quantities or delivery schedules could cause our sales and profitability to decline and have a negative impact on our customer relations. In addition, a significant price increase from any of our significant suppliers could cause our profitability to decline if we cannot increase our prices to our customers. In order to ensure sufficient supply, we may determine that we need to provide financing to some of our single-source suppliers, which could increase our financial exposure to such suppliers.

Most of our products are manufactured or assembled fully or in part by third parties under contract. Business conditions and regulatory actions may lead to recalls of products assembled or manufactured by these companies, may result in delays in shipments of such products or may cause these contractors to abandon their contract manufacturing agreements. Any of these occurrences could have a negative impact on sales and profitability. Should these companies no longer provide for our manufacturing needs, either sufficiently or at all, we would have to seek alternative sources. Seeking out and securing such alternative sources to meet our manufacturing needs may take time and come at a significant cost to our business.

Our strategy to diversify manufacturing operations, including relocating certain production from China to the United States, involves significant risks.

We are in the process of diversifying our manufacturing footprint by transitioning certain product manufacturing from China to the United States and other locations, including Malaysia and Taiwan. This manufacturing transition strategy involves significant execution risks that could adversely affect our business, financial condition and results of operations. Manufacturing costs in the United States are generally higher than in China due to higher labor costs, raw material costs, regulatory compliance costs and other factors. We may not be able to fully offset these increased costs through pricing adjustments, operational efficiencies or other means, which could negatively impact our gross margins and profitability. Additionally, the process of qualifying new manufacturing partners, establishing new supply chains and ramping up production at new facilities may result in delays, quality control issues or supply shortages. During the transition period, we may experience disruptions in our ability to fulfill customer orders on a timely basis, which could harm our customer relationships and reputation.

Onboarding new manufacturing partners requires significant time and resources to ensure they meet our quality standards and regulatory requirements. New manufacturing facilities may initially produce products with higher defect rates or inconsistent quality compared to our established suppliers. Any quality issues could result in product recalls, warranty claims, reputational harm and loss of customer confidence. Certain of our products require certifications from wireless carriers and regulatory agencies, including the FCC, PTCRB and others. Transitioning manufacturing to new facilities may require us to re-certify our products, which can be time-consuming and costly. Delays in obtaining necessary certifications could prevent us from selling products manufactured at new facilities and harm our competitive position. We also have limited experience managing manufacturing operations across multiple geographic regions simultaneously. Our management team may be required to devote significant time and resources to overseeing the transition, which could divert attention from other important business priorities. If we fail to execute the manufacturing transition successfully, we could experience increased costs, production delays, quality issues and harm to our business.

Our decision to manufacture certain products in the United States may be influenced in part by government incentives, tax benefits or trade policies. Changes to such incentives, benefits or policies could reduce the economic advantages of domestic manufacturing and adversely affect our manufacturing strategy and results of operations.

Our products are subject to risks associated with sourcing and manufacturing.

We do not own or operate any of the manufacturing facilities for our products and rely on a concentrated number of independent suppliers to manufacture all of the products we sell. For our business to be successful, our suppliers must provide us with quality products in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Our ability to obtain a sufficient selection or volume of merchandise on a timely basis at competitive prices could suffer as a result of any deterioration or change in our supplier relationships or events that adversely affect our suppliers.

There can be no assurance we will be able to detect, prevent or fix all defects that may affect our products manufactured by our suppliers. Failure to detect, prevent or fix defects, or the occurrence of real or perceived quality or safety problems or material defects in our current and future products, could result in a variety of consequences, including a greater number of product returns than expected from customers and our wholesale partners, litigation, product recalls and credit, warranty or other claims, among others, which could harm our brand, results of operations and financial condition. Such problems could hurt our brand image, which is critical to maintaining and expanding our business. Any negative publicity or lawsuits filed against us related to the perceived quality and safety of our products could harm our brand and decrease demand for our products.

If one or more of our significant suppliers were to sever their relationship with us or significantly alter the terms of our relationship, including due to changes in applicable trade policies, we may not be able to obtain replacement products in a timely manner, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, if any of our primary suppliers fails to make timely shipments, do not meet our quality standards or otherwise fails to deliver us product in accordance with our plans, there could be a material adverse effect on our results of operations.

Our contractors and suppliers buy raw materials and are subject to wage rates that are oftentimes regulated by the governments of the countries in which our products are manufactured. The raw materials used to manufacture our products are subject to availability constraints and price volatility. There could be a significant disruption in the supply of raw materials from current sources or, in the event of a disruption, our suppliers might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price or at all. Our business is dependent upon the ability of our unaffiliated suppliers to locate, train, employ and retain adequate personnel. Our unaffiliated suppliers have experienced, and may continue to experience in the future, unexpected increases in work wages, whether government-mandated or otherwise. Our suppliers may increase their pricing if their raw materials became more expensive. Our suppliers may pass the increase in sourcing costs to us through price increases, thereby impacting our margins. Material changes in the pricing practices of our suppliers could negatively impact our profitability.

In addition, we cannot be certain that our unaffiliated suppliers will be able to fill our orders in a timely manner. If we experience significant increases in demand, or reductions in the availability of materials, or need to replace an existing supplier, there can be no assurance additional supplies of raw materials or additional manufacturing capacity will be available when required on terms acceptable to us, or at all, or that any supplier would allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to expand existing or find new manufacturing or sources of materials, we may encounter delays in production and added costs as a result of the time it takes to train suppliers in our methods, products, quality control standards and labor, health and safety standards. Any delays, interruption or increased costs in labor or wages, or the supply of materials or manufacture of our products, could have an adverse effect on our ability to meet wholesale partner and customer and consumer demand for our products and result in lower revenue and net income both in the short and long term.

Events that adversely impact our suppliers could impair our ability to obtain adequate and timely supplies. Such events include, among others, difficulties or problems associated with our suppliers’ business, the financial instability and labor problems of suppliers, merchandise quality and safety issues, natural or man-made disasters, inclement weather conditions, war, acts of terrorism and other political instability, economic conditions, transportation delays and shipment issues. Our suppliers may be forced to reduce their production, shut down their operations or file for bankruptcy. Our suppliers may consolidate, increasing their market power. The occurrence of one or more of these events could impact our ability to get products to our customers and/or wholesale partners, result in disruptions to our operations, increase our costs and decrease our profitability.

Global sourcing and foreign trade involve numerous factors and uncertainties beyond our control, including:

●	increased shipping costs;

●	the imposition of additional import or trade restrictions;

●	legal or economic restrictions on overseas suppliers’ ability to produce and deliver products;

●	increased custom duties and tariffs;

●	unforeseen delays in customs clearance of goods;

●	more restrictive quotas;

●	loss of a most favored nation trading status;

●	currency exchange rates;

●	transportation delays;

●	port of entry issues; and

●	foreign government regulations, political instability and economic uncertainties in the countries from which we or our suppliers source our products.

Our sourcing operations may also be hurt by health concerns regarding the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the outbreak of the coronavirus and its potential impact on our financial results) in countries in which our merchandise is produced. Moreover, negative press or reports about internationally manufactured products may sway public opinion, and thus customer confidence, away from our products. Furthermore, changes in U.S. trade policies, including new restrictions, tariffs or other changes could lead to additional costs, delays in shipments, embargos and other uncertainties that could negatively impact our relationships with our international suppliers and materially adversely affect our business. These and other issues affecting our international suppliers or internationally manufactured merchandise could have a material adverse effect on our business, results of operations and financial condition.

In addition, some of our suppliers may not have the capacity to supply us with sufficient merchandise to keep pace with our growth plans, especially if we need significantly greater amounts of inventory. In such cases, our ability to pursue our growth strategy will depend in part upon our ability to develop new supplier relationships.

The application development ecosystem supporting our devices and related accessories is new and evolving.

The application development ecosystem supporting our devices and related accessories is new and evolving. Specifically, the number of application developers in the ecosystem supporting our devices and accessories is small. If the market or the application development ecosystem does not develop, timely or at all, demand for our products may be limited, and our business and results of operations will be significantly harmed.

Failure of our suppliers, subcontractors, distributors, resellers, and representatives to use acceptable legal or ethical business practices, or to fail for any other reason, could negatively impact our business.

We do not control the labor and other business practices of our suppliers, subcontractors, distributors, resellers and third-party sales representatives, or TPSRs, and cannot provide assurance that they will operate in compliance with applicable rules, and regulations regarding working conditions, employment practices, environmental compliance, anti-corruption, and trademark a copyright and patent licensing. If one of our suppliers, subcontractors, distributors, resellers, or TPSRs violates labor or other laws or implements labor or other business practices that are regarded as unethical, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated, and our reputation could be damaged. If one of our suppliers or subcontractors fails to procure the necessary license rights to trademarks, copyrights or patents, legal action could be taken against us that could impact the salability of our products and expose us to financial obligations to a third party. Any of these events could have a negative impact on our sales and results of operations.

Moreover, any failure of our suppliers, subcontractors, distributors, resellers and TPSRs, for any reason, including bankruptcy or other business disruption, could disrupt our supply or distribution efforts and could have a negative impact on our sales and results of operations.

Significant breaches of data security or disruptions of information technology systems and the use of Internet, social media and mobile technologies could adversely affect our business and expose people’s personal information.

We are dependent on critical information technology systems, including Internet-based systems, to support our business processes. In addition, our employees rely on Internet and social media tools and mobile technologies as a means of communication and to gather information, which can include people’s personal information. We are also increasingly seeking to develop technology-based products to improve customers’ ability to communicate over long distances in a variety of ways, which could also result in us gathering personal information about customers and others electronically.

The size and complexity of our information technology systems, and, in some instances, their age, make them potentially vulnerable to external or internal security incidents, breakdowns, malicious intrusions, cybercrimes, including State-sponsored cybercrimes, malware, misplaced or lost data, programming or human errors, or other similar events. Like many companies, we have experienced certain of these events and expect to continue to experience them in the future and, as the external cyber-attack threat only keeps growing, we may not be able to prevent future breakdowns or breaches in our systems and we may not be able to prevent such events from having a material adverse effect on our business, financial condition, results of operations or reputation.

Any such event could negatively impact important business processes, such as the conduct of our research and development efforts, requests for consumer product approvals, the functioning of our manufacturing and supply chain processes, our compliance with legal obligations and our other key business activities, including our employees’ ability to communicate with one another and with third parties. Such potential information technology issues could also lead to the loss of important information such as trade secrets or other intellectual property and could accelerate the development or manufacturing of competing products by third parties. Furthermore, malfunctions in software or in devices that make significant use of information technology, including our telecommunications equipment, could lead to a risk of harm to customers or the people they serve.

In addition, our routine business operations, including through the use of information technologies such as the Internet, social media, and mobile technologies also increasingly involve our gathering personal information (including sensitive personal information) about vendors, customers, employees, collaborators and others. Breaches of our systems or those of our third-party contractors, or other failures to protect such information, could expose such people’s personal information to unauthorized persons. Any such event could give rise to significant potential liability and reputational harm, including potentially substantial monetary penalties. We also make significant efforts to ensure that any international transfers of personal data are done in compliance with applicable law. We are subject to certain privacy laws, including the EU’s recent General Data Protection Regulation, which includes operational and compliance requirements that are different than those previously in place and also includes significant penalties for non-compliance. Failure to comply with these laws could lead to significant liability. In addition, any additional restraints that may be placed on our ability to transfer such data could have a material adverse effect on our business, financial condition, results of operations and reputation.

We also use Internet, social media and mobile tools as a means to communicate with the public, including about our products or our corporate performance. However, such uses create risks, such as the loss of trade secrets or other intellectual property. In addition, there continue to be significant uncertainties as to the rules that apply to such communications. As a result, despite our efforts to comply with applicable rules, there is a significant risk that our use of Internet, social media and mobile technologies for such purposes may cause us to nonetheless be found in violation of them.

Our dependence upon information technology, including any breaches of data security, technology disruptions, privacy violations, or other uses of interconnected technologies could give rise to the loss of trade secrets or other intellectual property, to the public exposure of personal information, and to interruptions to our operations, and could result in enforcement actions or liability, including potential government fines, claims for damages, and shareholders’ litigation. Any such events could require us to expend significant resources beyond those we already invest to further modify or enhance our protective measures, to remediate any damage, and to enable the continuity of our business. Such events could have a material adverse effect on our business, financial condition, results of operations and reputation.

The nature of our business may result in undesirable press coverage or other negative publicity, which would adversely impact our brand identity, future sales and results of operations.

Our solutions are used to assist law enforcement and other public safety personnel in situations involving public safety. The incidents in which our solutions are deployed may involve injury, loss of life and other negative outcomes, and such events are likely to receive negative publicity. Such negative publicity could have an adverse impact on new sales or renewals or expansions of coverage areas by existing customers, which would adversely impact our financial results and business.

Changes in the availability of federal funding to support local public safety or other public sector efforts could impact our opportunities with public sector end customers.

Many of our public sector end customers rely to some extent on funds from the U.S. federal government in order to purchase and pay for our solutions. Any reduction in federal funding for local public safety or other public sector efforts could result in our end customers having less access to funds required to continue, renew, expand or pay for our solutions. For example, changes in policies with respect to “sanctuary cities” may result in a reduction in federal funds available to our current or potential end customers. Additionally, the recent U.S. government partial shutdown, and any future U.S. government shutdowns, could result in delayed public safety spending or re-allocation of funding into other areas of public safety. If federal funding is reduced or eliminated and our end customers cannot find alternative sources of funding to purchase our solutions, our business will be harmed.

Economic uncertainties or downturns, or political changes, could limit the availability of funds available to our customers and potential customers, which could significantly adversely impact our business.

Current or future economic uncertainties or downturns could adversely impact our business and operating results. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks in North America, Europe, the Asia Pacific region or elsewhere, could cause a decrease in funds available to our customers and potential customers and negatively affect the growth rate of our business.

These economic conditions may make it extremely difficult for our customers and us to forecast and plan future budgetary decisions or business activities accurately, and they could cause our customers to re-evaluate their decisions to purchase our solutions, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, our customers may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely impact our financial results.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry, or the impact of political changes. If the economic conditions of the general economy or industries in which we operate worsen from present levels, or if recent political changes result in less funding being available to purchase our solutions, our business, operating results and financial condition could be adversely impacted.

Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our operating results and financial condition.

Any of our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks, and power outages, which may render it difficult or impossible for us to operate our business for some period of time. Our facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our operations could negatively impact our business and operating results, and harm our reputation. In addition, we may not carry business insurance or may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a significant adverse impact on our business, operating results and financial condition. In addition, the facilities of significant vendors may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or significant adverse impact on our business.

We are exposed to risks associated with strategic acquisitions and investments.

We may consider strategic acquisitions of companies with complementary technologies or intellectual property in the future. Acquisitions hold special challenges in terms of successful integration of technologies, products, services and employees. We may not realize the anticipated benefits of these acquisitions or the benefits of any other acquisitions we have completed or may complete in the future, and we may not be able to incorporate any acquired services, products or technologies with our existing operations, or integrate personnel from the acquired businesses, in which case our business could be harmed.

Acquisitions and other strategic decisions involve numerous risks, including:

●	problems integrating and divesting the operations, technologies, personnel, services or products over geographically disparate locations;

●	unanticipated costs, taxes, litigation and other contingent liabilities;

●	continued liability for discontinued businesses and pre-closing activities of divested businesses or certain post-closing liabilities which we may agree to assume as part of the transaction in which a particular business is divested;

●	adverse impacts on existing business relationships with suppliers and customers;

●	cannibalization of revenues as customers may seek multi-product discounts;

●	risks associated with entering into markets in which we have no, or limited, prior experience;

●	incurrence of significant restructuring charges if acquired products or technologies are unsuccessful;

●	significant diversion of management’s attention from our core business and diversion of key employees’ time and resources;

●	licensing, indemnity or other conflicts between existing businesses and acquired businesses;

●	inability to retain key customers, distributors, suppliers, vendors and other business relations of the acquired business; and

●	potential loss of our key employees or the key employees of an acquired organization or as a result of discontinued businesses.

Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, service offerings, technologies or employees into our existing business and operations. Future acquisitions and divestitures may not be well-received by the investment community, which may cause the value of our stock to fall. We cannot ensure that we will be able to identify or complete any acquisition, divestiture or discontinued business in the future. Further, the terms of our indebtedness constrain our ability to make and finance additional acquisitions or divestitures.

If we acquire businesses, new products, service offerings or technologies in the future, we may incur significant acquisition-related costs. In addition, we may be required to amortize significant amounts of finite-lived intangible assets and we may record significant amounts of goodwill or indefinite-lived intangible assets that would be subject to testing for impairment. We have in the past and may in the future be required to write off all or part of the intangible assets or goodwill associated with these investments that could harm our operating results. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing shareholders’ ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our cash and investments. Acquisitions could also cause operating margins to fall depending on the businesses acquired.

Our strategic investments may involve joint development, joint marketing, or entry into new business ventures, or new technology licensing. Any joint development efforts may not result in the successful introduction of any new products or services by us or a third party, and any joint marketing efforts may not result in increased demand for our products or services. Further, any current or future strategic acquisitions and investments by us may not allow us to enter and compete effectively in new markets or enhance our business in our existing markets and we may have to impair the carrying amount of our investments.

We could be adversely impacted by changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters.

IFRS and related accounting pronouncements, implementation guidelines, and interpretations with regard to a wide range of matters that are relevant to our businesses, including, but not limited to, revenue recognition, asset impairment, inventories, customer rebates and other customer consideration, tax matters, and litigation and other contingent liabilities are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition. New accounting guidance may also require systems and other changes that could increase our operating costs and/or change our financial statements. For example, implementing future accounting guidance related to revenue, accounting for leases and other areas could require us to make significant changes to our accounting systems, impact existing debt agreements and result in adverse changes to our financial statements.

We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

Currently, we report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and U.S. GAAP, including differences related to revenue recognition, development cost capitalization, asset revaluation, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Our existing and expected debt agreements may limit our flexibility to operate our business or adversely affect our business and our liquidity position.

In connection with the effectiveness of the registration statement of which this prospectus is a part, we expect to disclose total aggregate indebtedness of $5,170,000, all of which is current debt, and further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Convertible Debentures”. In addition, we may incur additional indebtedness in the future and, if we are unable to raise sufficient debt on acceptable terms, we may be required to agree to less favorable terms than desired, such as higher interest rates or more restrictive covenants. Our existing and any future debt may require us to dedicate a portion of our cash flows to service interest and principal payments and, if interest rates rise, this amount may increase. Our indebtedness may also increase from time to time in the future for various reasons, including fluctuations in operating results, capital expenditures and potential acquisitions.

Any indebtedness we incur could:

●	make it difficult for us to satisfy our obligations, including making interest payments on our debt obligations;

●	require us to dedicate a portion of our cash flows to payments on our debt, reducing our ability to use our cash flows to fund capital expenditures or strategic transactions, working capital and other general operational requirements, or to pay dividends to our shareholders;

●	limit our flexibility to plan for and react to changes in our business;

●	negatively impact our credit rating and increase the cost of servicing our debt;

●	place us at a competitive disadvantage relative to some of our competitors that have less debt than us;

●	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates or a downturn in our business or the economy; and

●	place us at a competitive disadvantage relative to some of our competitors that have less debt than us;

The occurrence of any one of these events could have a material adverse effect on our business, financial condition or result of operations or cause a significant decrease in our liquidity and impair our ability to pay amounts due on our indebtedness.

The unfavorable outcome of any future litigation, arbitration or administrative action could have a significant adverse impact on our financial condition or results of operations.

From time to time, we could be a party to litigation, arbitration, or administrative actions. Our financial results and reputation could be negatively impacted by unfavorable outcomes to any future litigation or administrative actions, including those related to the Foreign Corrupt Practices Act, the U.K. Bribery Act, or other anti-corruption laws. There can be no assurances as to the favorable outcome of any litigation or administrative proceedings. In addition, it can be very costly to defend litigation or administrative proceedings and these costs could negatively impact our financial results.

Risks Related to Government Regulation and Intellectual Property

We are subject to anti-corruption, anti-bribery, anti-money laundering, economic sanctions, export control, and similar laws. Non-compliance with such laws can subject us to criminal or civil liability and harm our business, revenues, financial condition and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies and their employees and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international presence, we may engage with distributors and third-party intermediaries to market our solutions and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. In particular, the United States prohibits U.S. persons from engaging with individuals and entities identified as “Specially Designated Nationals,” such as terrorists and narcotics traffickers. These prohibitions are administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC. OFAC rules prohibit U.S. persons from engaging in, or facilitating a foreign person’s engagement in, transactions with or relating to the prohibited individual, entity or country, and require the blocking of assets in which the individual, entity or country has an interest. Blocked assets (e.g., property or bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Other countries in which we operate, including Canada and the United Kingdom, also maintain economic and financial sanctions regimes.

Some of our solutions, including software updates and third-party accessories, may be subject to U.S. export control laws, including the Export Administration Regulations; however, the vast majority of our products are non-U.S.-origin items, developed and manufactured outside of the United States, and therefore not subject to these laws. For third-party accessories, we rely on manufactures to supply the appropriate export control classification numbers that determine our obligations under these laws.

We cannot assure you that our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international presence, our risks under these laws, rules, and regulations may increase. Further, any change in the applicability or enforcement of these laws, rules, and regulations could adversely impact our business operations and financial results.

Detecting, investigating and resolving actual or alleged violations can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, anti-money laundering, or economic sanctions laws, rules, and regulations could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, revenues, financial condition, and results of operations would be significantly harmed. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, financial condition and results of operations.

We are subject to a wide range of product regulatory and safety, consumer, worker safety and environmental laws and regulations.

Our operations and the products we manufacture and/or sell are subject to a wide range of product regulatory and safety, consumer, worker safety and environmental laws and regulations. Compliance with such existing or future laws and regulations could subject us to future costs or liabilities, impact our production capabilities, constrict our ability to sell, expand or acquire facilities, restrict what solutions we can offer and generally impact our financial performance. Our products are designed for use in potentially explosive or hazardous environments. If our product design fails for any reason in such environments, we may be subject to product liabilities and future costs. In addition, some of these laws are environmental and relate to the use, disposal, remediation, emission and discharge of, and exposure to hazardous substances. These laws often impose liability and can require parties to fund remedial studies or actions regardless of fault. Environmental laws have tended to become more stringent over time and any new obligations under these laws could have a negative impact on our operations or financial performance.

Laws focused on the energy efficiency of electronic products and accessories, recycling of both electronic products and packaging, reducing or eliminating certain hazardous substances in electronic products, and the transportation of batteries continue to expand significantly. Laws pertaining to accessibility features of electronic products, standardization of connectors and power supplies, the transportation of lithium-ion batteries, and other aspects are also proliferating. There are also demanding and rapidly changing laws around the globe related to issues such as product safety, radio interference, radio frequency radiation exposure, medical related functionality, and consumer and social mandates pertaining to use of wireless or electronic equipment. These laws, and changes to these laws, could have a substantial impact on whether we can offer certain products, solutions, and services, and on what capabilities and characteristics our products or services can or must include.

These laws and regulations impact our products and could negatively impact our ability to manufacture and sell products competitively. In addition, we anticipate that we will see increased demand to meet voluntary criteria related to reduction or elimination of certain constituents from products, increasing energy efficiency and providing additional accessibility.

Changes in laws and regulations concerning the use of telecommunication bandwidth could increase our costs and adversely impact our business.

Our business depends on our ability to sell devices that use telecommunication bandwidth allocated to licensed and unlicensed wireless services, and that use of that bandwidth is subject to laws and regulations that are subject to change over time. Changes in the permitted uses of telecommunication bandwidth, reallocation of such bandwidth to different uses, and new or increased regulation of the capabilities, manufacture, importation, and use of devices that depend on such bandwidth could increase our costs, require costly modifications to our products before they are sold, or limit our ability to sell those products into our target markets. In addition, we are subject to regulatory requirements for certification and testing of our products before they can be marketed or sold. Those requirements may be onerous and expensive. Changes to those requirements could result in significant additional costs and could adversely impact our ability to bring new products to market in a timely fashion.

We are subject to a wide range of privacy and data security laws, regulations and other legal obligations.

Personal privacy and information security are significant issues in the United States, states in the United States, and the other jurisdictions in which we operate or make our products and applications available. The legislative and regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Our handling of data is subject to a variety of laws and regulations, including regulation by various federal government agencies, including the U.S. Federal Trade Commission (“FTC”), the States of California, Colorado, Connecticut, Utah and Virginia, and foreign countries, including the European Union. We may collect personally identifiable information (“PII”), and other data from our customers. We use this information to provide services to our customers and to support, expand and improve our business. We may also share customers’ PII with third parties as allowed by applicable law and agreements and authorized by the customer or as described in our privacy policy.

The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, transfer, use and storage of PII. In the United States, the FTC and many state attorneys general are applying federal and state consumer protection laws as imposing standards for the online collection, use and dissemination of data. Many foreign countries and governmental bodies, including Canada, the European Union and other relevant jurisdictions, have laws and regulations concerning the collection and use of PII obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol, or IP, addresses. Within the European Union, legislators have adopted the General Data Protection Regulation, or GDPR, effective May 2018 which may impose additional obligations and risk upon our business, and which may increase substantially the penalties to which we could be subject in the event of any non-compliance. We may incur substantial expense in complying with the obligations imposed by the governments of the foreign jurisdictions in which we do business or seek to do business and we may be required to make significant changes in our business operations, all of which may adversely impact our revenues and our business overall.

Although we are working to comply with those federal, state, and foreign laws and regulations, industry standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our products or applications. At state level, lawmakers continue to pass new laws concerning privacy and data security. Particularly notable in this regard is the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020. The CCPA will introduce significant new disclosure obligations and provide California consumers with significant new privacy rights. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse impact on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations, or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely impact our business.

We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations and other obligations may require us to incur additional costs and restrict our business operations. Such laws and regulations may require companies to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII for certain purposes. In addition, a foreign government could require that any PII collected in a country not be disseminated outside of that country, and we are not currently equipped to comply with such a requirement.

If we are unable to successfully protect our intellectual property, our competitive position may be harmed.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely on a combination of patent licenses, confidentiality procedures and contractual provisions to protect our proprietary rights. We also enter, and plan to continue to enter, into confidentiality, invention assignment or license agreements with our employees, consultants and other parties with whom we contract, and control access to and distribution of our software, documentation and other proprietary information. The steps we take to protect our intellectual property may be inadequate, and it is possible that some or all of our confidentiality agreements will not be honored and certain contractual provisions may not be enforceable. Existing trade secret, trademark and copyright laws offer only limited protection. Unauthorized parties may attempt to copy aspects of our products or obtain and use information which we regard as proprietary. Policing unauthorized use of our products is difficult, time consuming and costly, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, the effect of either of which would harm our competitive position in the market. Furthermore, disputes can arise with our strategic partners, customers or others concerning the ownership of intellectual property.

Others may claim that we infringe on their intellectual property rights, which may result in costly and time-consuming litigation and could delay or otherwise impair the development and commercialization of our products.

In recent years, there has been a significant increase in litigation in the United States involving patents and other intellectual property rights, and because our products are comprised of complex technology, we are often involved in or impacted by assertions, including both requests to take licenses and litigation, regarding infringement of patent and other intellectual property rights of third parties. Third parties have asserted, and in the future may assert, intellectual property infringement claims against us and against our channel partners, end customers and suppliers. Many of these assertions are brought by non-practicing entities whose principal business model is to secure patent licensing revenues from product manufacturing companies. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our intellectual property rights. Defending any such claims, with or without merit, including pursuant to indemnity obligations, could be time consuming, expensive, cause product shipment delays or require us to enter into a royalty or licensing agreement, any of which could delay the development and commercialization of our products or reduce our margins. If we are unable to obtain a required license, our ability to sell or use certain products may be impaired. In addition, if we fail to obtain a license, or if the terms of the license are burdensome to us, our operations could be significantly harmed.

Our use of open source software could subject us to possible litigation or otherwise impair the development of our products.

A portion of our technologies incorporates open source software, including open source operating systems such as Android, and we expect to continue to incorporate open source software into our platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and their application to the open source software integrated into our proprietary technology platform may be uncertain. If we fail to comply with these licenses, then pursuant to the terms of these licenses, we may be subject to certain requirements, including requirements that we make available the source code for our software that incorporates the open source software. We cannot assure you that we have not incorporated open source software in our software in a manner that is inconsistent with the terms of the applicable licenses or our current policies and procedures. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could incur significant legal expenses defending against such allegations. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our technology platform.

With respect to open source operating systems, if third parties cease continued development of such operating systems or restrict our access to such operating system, our business and financial results could be adversely impacted. We are dependent on third parties’ continued development of operating systems, software application ecosystem infrastructures, and such third parties’ approval of our implementations of their operating and system and associated applications. If such parties cease to continue development or support of such operating systems or restrict our access to such operating systems, we would be required to change our strategy for our devices. As a result, our financial results could be negatively impacted because a resulting shift away from the operating systems we currently use, and the associated applications ecosystem could be costly and difficult.

Our inability to obtain and maintain any third-party license required to develop new products and product enhancements could seriously harm our business, financial condition and results of operations.

From time to time, we are required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms, or at all. If we fail to renew any intellectual property license agreements on commercially reasonable terms, or any such license agreements otherwise expire or terminate, we may not be able to use the patents and technologies of these third parties in our products, which are critical to our success. We cannot assure you that we will be able to effectively control the level of licensing and royalty fees paid to third parties, and significant increase in such fees could have a significant and adverse impact on our future profitability. Seeking alternative patents and technologies may be difficult and time-consuming, and we may not be successful in finding alternative technologies or incorporating them into our products. Our inability to obtain any third-party license necessary to develop new products or product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost, which could seriously harm our business, financial condition and results of operations.

Risks relating to our International Operations

Changes to U.S. tariff and import/export regulations may have a negative effect on our business, financial condition and results of operations

The United States has recently enacted and proposed to enact significant new tariffs. Additionally, President Trump has directed various federal agencies to further evaluate key aspects of U.S. trade policy and there has been ongoing discussion, commentary and actions regarding potential significant changes to U.S. trade policies, treaties and tariffs. In 2025, the Trump administration indicated that the United States will impose retaliatory measures with respect to jurisdictions that have or are likely to put in place tax rules that are extraterritorial or disproportionately affect U.S. companies. The likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. As of the date of this prospectus, discussions remain ongoing in respect of certain trade restrictions and tariffs on imports from Canada, China and Mexico, as well as retaliatory tariffs enacted in response to such actions. In light of these events, there continues to exist significant uncertainty about the future relationship between the U.S. and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us. We have operations, customers and suppliers in the U.S., Canada and other countries and regularly import and export goods and services to and from those countries. An increase in tariffs could have a material impact on our costs and on the demand for our products and services.

We also conduct our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip, the closing of the Straits of Hormuz and Israel’s war against them, may affect our operations.

On October 7, 2023 a war broke out in Israel and many reservists were called up to the Israeli army. Several of our employees are or may be subject to military service in the IDF and have been and may be called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, which may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

The conflict situation in Israel could cause disruptions in our supply chain and international trade, including the timing of importing and exporting of our products, The conflict situation in Israel could also result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

It is currently not possible to predict the duration or severity of the ongoing conflict in the Middle East or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Since 2015, we operate a cellular technology company in Israel and a number of our officers, directors and employees are residents of Israel, and because of this our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008 and January 2009 there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel. During November 2012 and from July through August 2014, Israel was engaged in an armed conflict with a militia group and political party who controls the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel, as well as at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem. In October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon, may escalate in the future into a grater regional conflict.

Any hostilities involving Israel, or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. Parties and our employees/contractors with whom we may do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. The conflict situation in Israel could cause situations where our operational/functional or auditing bodies could not be able to function adequately, thus possibly leading to temporary suspensions or even cancellations of our product deliveries, our work-flow clearance or other certifications.

The conflict situation in Israel could cause disruptions in our supply chain and international trade, including the import of inputs and the export of our products, The conflict situation in Israel could also result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

There have been travel advisories imposed as related to travel to Israel, and restriction on travel, or delays and disruptions as related to imports and exports may be imposed in the future. Additionally, members of our management and employees are located and reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Several of our employees are or now may be subject to military service in the IDF and have been and may be called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, which may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Conditions in Israel could materially and adversely affect our business.

A number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as terrorist acts committed within Israel by hostile elements. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008 and January 2009 there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel. During November 2012 and from July through August 2014, Israel was engaged in an armed conflict with a militia group and political party who controls the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel, as well as at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. This pattern of activity erupts from time to time with varying degrees of intensity and for varying periods of time and typically ends with a cease fire until hostilities flare up again.

Since February 2011, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria, which shares a common border with Israel, and is affecting the political stability of those countries. Since April 2011, internal conflict in Syria has escalated and chemical weapons have been used in the region. Foreign actors have intervened and may continue to intervene in Syria. This instability and any intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries and may lead to additional conflicts in the region. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Iran also has a strong influence among extremist groups in the region, including Hamas in Gaza, Hezbollah in Lebanon and various rebel militia groups in Syria. These situations have escalated at various points in recent years and may escalate in the future to more violent events, which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

We have operations in China, which exposes us to risks inherent in doing business there.

We use multiple third-party suppliers and manufacturers based primarily in China. With the rapid development of the Chinese economy, the cost of labor has increased and may continue to increase in the future. Furthermore, pursuant to Chinese labor laws, employers in China are subject to various requirements when signing labor contracts, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Our results of operations will be materially and adversely affected if the labor costs of our third-party suppliers and manufacturers increase significantly. In addition, we and our manufacturers and suppliers may not be able to find a sufficient number of qualified workers due to the intensely competitive and fluid market for skilled labor in China.

Operating in China exposes us to political, legal and economic risks. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. Our ability to utilize parties that operate in China may be adversely affected by changes in U.S. and Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, currency controls, network security, employee benefits, hygiene supervision and other matters. In addition, we may not obtain or retain the requisite legal permits to continue utilizing third-parties that operate in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. In addition, Chinese trade regulations are in a state of flux, and we may potentially become subject to other forms of taxation, tariffs and duties in China. Furthermore, the third parties we rely on in China may disclose our confidential information or intellectual property to competitors or third parties, which could result in the illegal distribution and sale of counterfeit versions of our products. If any of these events occur, our business, financial condition and results of operations could be materially and adversely affected.

Operating outside of the United States presents specific risks to our business, and we have substantial operations outside of the United States.

Most of our employee base and operations are located outside the United States, primarily in Canada and Israel. Most of our software development, third-party contract manufacturing, and product assembly operations are conducted outside the United States.

Risks associated with operations outside the United States include:

●	effectively managing and overseeing operations that are distant and remote from corporate headquarters may be difficult and may impose increased operating costs;

●	fluctuating foreign currency rates could restrict sales, increase costs of purchasing, and impact collection of receivables outside of the United States;

●	volatility in foreign credit markets may affect the financial well-being of our customers and supplier

●	violations of anti-corruption laws, including the Foreign Corrupt Practices Act and the U.K. Bribery Act could result in large fines and penalties

●	violations of privacy and data security laws could result in large fines and penalties; and

●	tax disputes with foreign taxing authorities, and any resultant taxation in foreign jurisdictions associated with operations in such jurisdictions, including with respect to transfer pricing practices associated with such operations.

Foreign currency fluctuations may reduce our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in product pricing for international customers. These changes in foreign end-customer costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively impact the financial condition of some foreign customers and reduce or eliminate their future orders of our products. We also face adverse changes in, or uncertainty of, local business laws or practices, including the following:

●	foreign governments may impose burdensome tariffs, quotas, taxes, trade barriers, or capital flow restrictions;

●	restrictions on the export or import of technology may reduce or eliminate the ability to sell in or purchase from certain markets;

●	political and economic instability, including deterioration of political relations between the United States and other countries, may reduce demand for our solutions or put our non-U.S. assets at risk;

●	potentially limited intellectual property protection in certain countries may limit recourse against infringing on our solutions or cause us to refrain from selling in certain geographic territories;

●	staffing may be difficult along with higher turnover at international operations;

●	a government-controlled exchange rate and limitations on the convertibility of currencies, including the Chinese yuan;

●	transportation delays and customs related delays that may affect production and distribution of our products; and

●	integration and enforcement of laws vary significantly among jurisdictions and may change significantly over time.

Our failure to manage any of these risks successfully could harm our international operations and adversely impact our business, operating results and financial condition.

Risks Related to Our Securities and Ownership of our Class A Shares

Because of its significant share ownership, our principal shareholder will be able to exert control over us and our significant corporate decisions.

Following this offering, we will have two classes of shares outstanding: Class A Shares and Class B Shares. The rights of the holders of our Class A Shares and our Class B Shares are identical, except with respect to voting and conversion. Each Class A Share is entitled to one vote per share and is not convertible into any other class of share in our capital. Each Class B Share is entitled to five votes per share and is convertible into one Class A Share at any time. In addition, our Class B Shares will automatically convert into our Class A Shares upon certain transfers and other events, including upon the date when holders of all Class B Shares cease to hold Class B Shares representing, in the aggregate, at least 10% of the total number of Class A and Class B Shares outstanding. For special resolutions, which are required for certain important matters including mergers and changes to our governing documents and require the vote of two-thirds of the votes cast, at any time that Class B Shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B Shares will be weighted such that the Class B Shares shall represent, in the aggregate, 67% of the voting power of all shareholders. As a result of its ownership of Class B Shares, our principal shareholder will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. The Class B Shares may also enable our principal shareholder to satisfy applicable quorum requirements for shareholder meetings, including the 67% quorum requirement for meetings convened to consider or adopt a special resolution, and thereby control whether shareholder action may be taken. See “Description of Share Capital — Class A Shares” and “Description of Share Capital — Class B Shares.” The interests of our principal shareholder, who will own 100% of the issued and outstanding Class B Shares immediately following this offering, might not coincide with the interests of the other holders of our share capital. This concentration of ownership may harm the value of our Class A Shares by, among other things, delaying, deferring or preventing a change in control of our Company; impeding a merger, consolidation, takeover or other business combination involving our Company; or causing us to enter into transactions or agreements that are not in the best interests of all shareholders.

Our principal shareholder may retain voting control of the Company while significantly reducing his economic interest.

Following this offering, Marc Seelenfreund, through Seeligang Partners Ltd., will hold all of the outstanding Class B Shares, representing approximately 84.9% of the total voting power of the Company. Because the Class B Shares carry five votes per share, and because for special resolutions the voting power of the Class B Shares is weighted to represent 67% of the voting power of all shareholders so long as the Class B Shares represent at least 10% of the total shares outstanding, Mr. Seelenfreund will be able to retain voting control of the Company while potentially significantly reducing his economic interest by selling Class A Shares. This concentrated voting control could discourage transactions involving a change of control of the Company, including transactions in which holders of Class A Shares might otherwise receive a premium for their shares over the then-current market price.

Because we are conducting a direct listing rather than a traditional underwritten initial public offering, investors face additional risks.

This is not an underwritten initial public offering. Our direct listing differs from an underwritten initial public offering in several significant ways, including the following:

●	There are no underwriters in this transaction, and accordingly, prior to the opening of trading of our Class A Shares on the Nasdaq Capital Market, there will be no book-building process and no price at which underwriters initially sold shares to the public to help inform efficient price discovery for the opening trade. As a result, buy and sell orders submitted prior to and at the opening of trading of our Class A Shares will not have the benefit of a published price range or an underwritten offering price. In addition, no underwriter will assume risk in connection with the resale of shares by the selling shareholders, and there will be no underwriters’ option to purchase additional shares or other stabilization activities of the type often seen in an underwritten initial public offering. As a result, the market price of our Class A Shares may be more volatile, particularly during the period immediately following the commencement of trading.

●	There is not a fixed number of shares that will be sold in this direct listing. None of the selling shareholders is obligated to sell any specific number of shares, or any shares at all, pursuant to this prospectus. As a result, there can be no assurance that there will be sufficient sell-side interest to support an orderly opening trade or sufficient ongoing trading volume after listing. Conversely, a significant number of shareholders may seek to sell shares in a short period of time following listing, which could create an oversupply of shares and adversely affect the market price of our Class A Shares.

●	Other than any holders subject to contractual or legal transfer restrictions, our shareholders generally will not be subject to the type of lock-up arrangements typically imposed in a traditional underwritten initial public offering. In an underwritten initial public offering, it is customary for an issuer’s officers, directors and many existing shareholders to enter into contractual lock-up agreements with the underwriters to promote orderly trading after listing. In this direct listing, any of our shareholders whose shares are not otherwise restricted may be able to sell some or all of their shares immediately upon listing or at any time thereafter, subject to applicable securities laws. If a substantial number of shares are sold into the market in a short period of time, the market price of our Class A Shares could decline materially.

●	We will not conduct a traditional underwritten roadshow. Instead, we may engage in investor education activities and other permitted communications in connection with this direct listing. However, there can be no assurance that any such activities will have the same effect on investor education, price discovery or market demand as a traditional underwritten roadshow. As a result, there may be less efficient price discovery with respect to our Class A Shares, and the trading price of our Class A Shares following listing may be more volatile than in a traditional underwritten initial public offering.

●	Our Class A Shares will not begin trading on the Nasdaq Capital Market unless and until Nasdaq approves our initial listing application and we satisfy all applicable initial listing requirements at the time trading is to commence. Although we have applied to list our Class A Shares on the Nasdaq Capital Market, there can be no assurance that Nasdaq will approve our application or that we will satisfy all applicable initial listing requirements, including the applicable holder distribution requirements, at the time trading is to commence. If Nasdaq does not approve our application, or if we fail to satisfy the applicable listing requirements, this direct listing will not occur.

●	Limited precedent exists for direct listings of this type. Direct listings involving resale registration statements for existing shareholders, without a firm-commitment underwriter, have been less common than traditional underwritten initial public offerings. As a result, the price discovery process, opening auction, initial trading dynamics and aftermarket performance of our Class A Shares may involve greater uncertainty than in a traditional underwritten initial public offering.

These differences from an underwritten initial public offering could result in a more volatile market price for our Class A Shares, uncertain trading volume and reduced liquidity, any of which could adversely affect your ability to sell your shares at the time or price you desire.

Limitations on investors’ ability to trace their Class A Shares to this registration statement may preclude or limit claims under Sections 11 and 12 of the Securities Act.

This direct listing involves a resale registration statement and is not a traditional firm-commitment underwritten initial public offering. Registered Class A Shares covered by this prospectus may trade in the market at the same time as Class A Shares that are not registered pursuant to this registration statement, including shares that may become eligible for resale under Rule 144, Regulation S or other exemptions. As a result, purchasers in the public market may be unable to determine whether the Class A Shares they acquire are traceable to this registration statement. Recent court decisions, including the U.S. Supreme Court’s 2023 ruling in the Slack Technologies case, have confirmed that investors seeking to bring claims under the Securities Act for a misleading registration statement must prove that the shares they purchased were actually registered under that statement. If investors cannot trace their Class A Shares to this registration statement, they may be precluded from bringing claims under Sections 11 and 12 of the Securities Act. These limitations could reduce potential Securities Act remedies available to investors compared to a traditional underwritten initial public offering.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A Shares could decline.

We cannot predict whether future issuances of our Class A Shares or the availability of shares for resale in the open market will decrease the market price per Class A Share. We are not restricted from issuing additional Class A Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive Class A Shares. Sales of a substantial number of our Class A Shares in the public market or the perception that such sales might occur could materially adversely affect the market price of our Class A Shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of any future stock issuances reducing the market price of our Class A Shares and diluting their stock holdings in us.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Class A Shares.

In order to maintain the listing of our Class A Shares on the Nasdaq Capital Market, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding minimum bid price, minimum market value of publicly held shares, minimum shareholders’ equity, director independence and independent committee requirements, and certain corporate governance requirements. If we fail to satisfy one or more of these requirements, Nasdaq may issue a deficiency notice and, if we are unable to regain compliance within the applicable cure period, may initiate delisting proceedings. A delisting of our Class A Shares from Nasdaq could negatively impact us by, among other things, reducing the liquidity and market price of our Class A Shares, reducing the number of investors willing to hold or acquire our Class A Shares, limiting our ability to issue additional securities or obtain additional financing in the future, and decreasing analysts’ coverage of our Company. If our Class A Shares are delisted and we are unable to obtain listing on another national securities exchange, our Class A Shares could be quoted on an over-the-counter market. If this were to occur, we could face significant adverse consequences, including limited availability of market quotations for our Class A Shares, a determination that our Class A Shares are “penny stock” (which would require brokers trading in our Class A Shares to adhere to more stringent rules), and reduced interest from investors and analysts.

We currently do not expect to pay dividends in the foreseeable future after the effectiveness of the registration statement of which this prospectus is a part and you must rely on price appreciation of our Class A shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after the effectiveness of the registration statement of which this prospectus is a part to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our operating subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Neither our Class A Shares nor our Class B Shares have any guaranteed dividends and holders of our Class A Shares and holders of our Class B Shares have no recourse if dividends are not declared. Accordingly, the return on your investment in our Class A Shares will likely depend entirely upon any future price appreciation of our Class A Shares. There is no guarantee that our Class A Shares will appreciate in value after the offering or even maintain the price at which you purchased the Class A Shares. You may not realize a return on your investment in our Class A Shares and you may even lose your entire investment in our Class A Shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price for our securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our securities could decrease, which might cause our stock price and trading volume to decline.

We have no history of operating as an independent company, and our audited financial information is not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

Our audited financial information included in this prospectus is not necessarily indicative of our future results of operations, financial condition or cash flows, nor does it reflect what our results of operations, financial condition or cash flows would have been as an independent public company during the periods presented. In particular, the historical financial information included in this prospectus is not necessarily indicative of our future results of operations, financial condition or cash flows primarily because of the following factors, among others:

●	prior to the separation, our business has been operated by Core AI as part of its broader corporate organization, rather than as an independent company; Core AI or one of its affiliates provide support for various corporate functions for us, such as information technology, compensation and benefits, human resources, engineering, finance and internal audit;

●	our audited financial information reflect the direct, indirect and allocated costs for such services historically provided by Core AI. Our audited financial information does not reflect our obligations under the various transitional and other agreements we have entered into with Core AI in connection with the separation. At the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf, and these costs may differ significantly from the comparable expenses we have incurred in the past;

●	our working capital requirements and capital expenditures historically have been satisfied as part of Core AI’s corporate-wide cash management and centralized funding programs, and our cost of debt and other capital may significantly differ from the historical amounts reflected in our historical financial statements.

We based the adjustments included in this prospectus on available information and assumptions that we believe are reasonable; actual results, however, may vary. In addition, our audited financial information included in this prospectus may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our audited financial statements do not reflect what our results of operations, financial condition or cash flows would have been as an independent public company and are not necessarily indicative of our future financial condition or future results of operations.

Your percentage ownership in PTT may be diluted in the future.

In the future, your percentage ownership in PTT may be diluted because of equity issuances from acquisitions, capital markets transactions or otherwise, including equity awards that we will be granting to our directors, officers and employees and authorized capital we hold for purposes of our employee participation plans. Our employees will have rights to purchase or receive PTT Class A Shares after the distribution as a result of the grant of PTT equity awards, including restricted share units and performance share units, in each case, in order to preserve the aggregate value of the equity awards held by PTT employees immediately prior to the offering. As of the date of this prospectus, the exact number of PTT Class A Shares that will be subject to the converted and granted PTT awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in PTT could be diluted as a result. It is anticipated that the Compensation Committee of the PTT board of directors will grant additional equity awards to PTT employees and directors after the offering, from time to time, under PTT employee benefits plans. These additional awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our shares.

The conversion of our outstanding convertible debentures at a significant discount to the market price could result in substantial dilution to our shareholders.

We have entered into debentures with six holders, Dune Equity Holdings, LLC (f/k/a Agile Hudson Partners LLC); FirstFire Global Opportunities Fund, LLC; L1 Capital Global Opportunities Master Fund; Pinz Capital Special Opportunities Fund LP; SKN Finance Insurance Agency Ltd.; and Yalecrest Fund I LP. These debentures are convertible into Class A Shares at prices that may represent a significant discount to the then-prevailing market price. The Dune Equity (f/k/a Agile Hudson Partners LLC) debenture is convertible at the lower of (i) 65% of the lowest closing price during the ten trading days preceding conversion or (ii) $8.00 per share, subject to a $1.80 floor price. The SKN, FirstFire, Pinz Capital, L1 Capital and Yalecrest debentures are each convertible at the lower of (i) 82% of the lowest VWAP during the five trading days preceding conversion or (ii) $8.00 per share, subject to floor prices and default adjustments. and also have a floor price of $1.80 per share (subject to removal upon an event of default).

In the aggregate, these notes have a total principal amount of $5,170,000 and we have issued 634,000 Class A Shares as commitment shares in connection with these financings. In addition, we have issued an aggregate of 167,000 Class A shares as consideration for waiver agreements with Dune Equity Holdings LLC (117,000 shares) and FirstFire Global Opportunities Fund, LLC (50,000 shares),and 25,000 Class A Shares to SKN Finance Insurance Agency Ltd. for consulting services in connection with its financing. If all debentures are converted in full, the number of Class A Shares issued upon conversion would depend on the applicable conversion price at the time of conversion, which could materially dilute the interests of existing shareholders and adversely affect the trading price of our Class A Shares. Assuming conversion at the applicable floor price of $1.80 per share, the maximum number of Class A Shares issuable upon conversion of all outstanding debentures would be approximately 3,217,000 Class A Shares, based on the aggregate principal amount of $5,170,000 plus accrued interest of approximately $642,400. The issuance of Class A Shares upon conversion of the convertible notes at a significant discount to the then-prevailing market price may negatively impact the market price of our Class A Shares due to the increased supply of share available for sale and the signal it may send to the market regarding the value of our Class A Shares. The Dune Equity (f/k/a Agile Hudson Partners LLC) debentures is a senior secured obligation secured by substantially all assets of the Company and its subsidiaries. All six financing arrangements include covenants, share-reservation obligations, piggy-back registration rights, most-favored-nation provisions, right-of-participation provisions and default remedies that may constrain our financing flexibility and increase the dilutive impact of future financings.

The requirements of being a public company may strain our resources.

As a public company with Class A Shares listed on Nasdaq, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. In addition, the members of our senior management team have no experience managing a publicly traded company in the United States and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and responsibilities require significant attention from our senior management and management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.

The Exchange Act requires that our Company file annual and other material reports with respect to our businesses, financial condition, and results of operations. In addition, we must establish the corporate infrastructure necessary for operating a public company, which may divert our management’s attention from implementing our growth strategy, which could delay or slow the implementation of our business strategies, and in turn negatively impact our Company’s financial condition and results of operations.

Our internal controls over financial reporting currently may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. As noted, material weaknesses in our internal controls over financial reporting were identified in our consolidated financial statements for the years ended December 31, 2025, and December 31, 2024. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report on Form 20-F following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation through the implementation of new internal controls and procedures and hiring accounting or internal audit staff. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to certify as to the adequacy of our internal controls over financial reporting.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby be required to restate our financial statements or otherwise be subject to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. If we fail to meet our public reporting obligations, investors could lose confidence in us and the reliability of our financial statements, which could have a negative effect on the trading price of our Class A Shares. Confidence in the reliability of our financial statements also could suffer if we report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our Class A Shares.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that we will need to hire additional accounting, finance and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Industry and other market data used in this prospectus or in periodic reports that we may in the future file with the SEC may not prove to be representative of current and future market conditions or future results.

This prospectus includes or refers to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties that are publicly available regarding the market potential for our current products. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Our operating results and share price may be volatile, and the market price of our Class A Shares after the effectiveness of the registration statement of which this prospectus is a part may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You may not be able to resell your shares at or above the purchased price or at all. Our operating results and the trading price of our Class A Shares may fluctuate in response to various factors, including:

●	market conditions in the broader stock market;

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	introduction of new products or services by us or our competitors;

●	issuance of new or changed securities analysts’ reports or recommendations;

●	changes in debt ratings;

●	results of operations that vary from expectations of securities analysts and investors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	strategic actions by us or our competitors;

●	announcement by us, our competitors, or our vendors of significant contracts or acquisitions;

●	sales, or anticipated sales, of large blocks of our Class A Shares;

●	additions or departures of key personnel;

●	regulatory, legal, or political developments;

●	public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation and governmental investigations;

●	changing economic conditions;

●	changes in accounting principles; and

●	other events or factors, including those from natural disasters, pandemic, pet disease, war, acts of terrorism, or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our Class A Shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes brought securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Class A Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Class A Shares.

In addition to the risks addressed above, our Class A Shares may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Class A Shares may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Shares. In addition, investors in our Class A Shares may experience losses, which may be material, if the price of our Class A Shares declines after the effectiveness of the registration statement of which this prospectus is a part or if such investors purchase our Class A Shares prior to any price decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, as amended and restated from time to time, the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”) and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and other Commonwealth countries, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records (other than copies of our memorandum and articles of association, register of mortgages and charges, and any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company incorporated under the laws of the Cayman Islands. Our directors, director nominees and executive officers are, and after the effectiveness of the registration statement are expected to be, nationals or residents of multiple jurisdictions, including Israel, the United States and Canada. Based on information provided by management, Marc Seelenfreund and Ronen Shor reside in Israel; Lourdes Felix resides in the United States; Steven Ospalak, Campbell Becher, Gerald Bernstein, Sean Timsit and Glenn Kennedy reside in Canada; and Gidi Bracha resides in Israel. Our assets and the assets of our subsidiaries are also located in multiple jurisdictions, including the Cayman Islands, Canada, Israel, the United States and other jurisdictions in which we conduct operations or hold assets. As a result, it may be difficult for you as a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Canada, Israel, the United States or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no treaty between the United States and the Cayman Islands or Israel providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

There are anti-takeover provisions in our memorandum and articles of association that may cause conflicts of interest with our shareholders.

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

The Cayman Islands Economic Substance Law may affect our operations.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (As Revised), or the Cayman Economic Substance Act, in January 2019. We are required to comply with the Cayman Economic Substance Act and related regulations and guidelines. As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, which we will need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Cayman Economic Substance Act and the filing of an annual return with the Department of International Tax Co-Operation. We may need to allocate additional resources and make changes to its operations in order to comply with all requirements under the Cayman Economic Substance Act. Failure to satisfy these requirements may subject us to penalties under the Cayman Economic Substance Act.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. Pursuant to Nasdaq Rule 5615(a)(3), we intend to rely on this “foreign private issuer exemption” with respect to the following Nasdaq corporate governance requirements: (i) Nasdaq Rule 5620(c) regarding the minimum quorum requirement for shareholder meetings (instead following our Articles, which provide that a quorum for shareholder meetings requires one or more shareholders who together hold shares representing (A) in respect of special resolutions, at least 67% of the votes and (B) in respect of ordinary resolutions, a majority of the votes entitled to be cast); (ii) Nasdaq Rule 5635 regarding shareholder approval requirements for certain dilutive events, equity compensation plans and issuances to related parties (instead following Cayman Islands law, which does not mandate shareholder approval for such matters except as may be required by our Articles); and (iii) we may in the future elect to follow home country practices with regard to other matters, including matters relating to director independence, compensation committee requirements and nominating committee requirements. As a result of our reliance on these exemptions, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring 10% or greater shareholders to file public reports of their share ownership and trading activities and liability for all insiders, including directors and officers, who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Upon the effective date of the registration statement of which this prospectus is a part, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. For example, we may, and expect to, provide significantly reduced executive disclosure compared to U.S. domestic issuers, including not having a Compensation Discussion and Analysis section in our annual reports and likely providing aggregate rather than individual disclosure of executive compensation. As a result, you will likely not receive the same breadth or depth of information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if we to fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. For example, if more than 50% of our securities are held by U.S. residents and more than 50% of either our directors or executive officers are residents or citizens of the United States, we could lose our foreign private issuer status.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described in this prospectus.

Our directors and officers are now subject to Section 16(a) insider reporting requirements under U.S. securities laws.

The Holding Foreign Insiders Accountable Act, or HFIAA, which became effective on March 18, 2026, amended Section 16(a) of the Exchange Act to require directors and officers of foreign private issuers with equity securities registered under Section 12 of the Exchange Act, including our Company, to publicly report their beneficial ownership of, and transactions in, our equity securities on Forms 3, 4 and 5. Prior to the HFIAA, directors and officers of foreign private issuers were exempt from Section 16(a) reporting requirements. As a result of the HFIAA, our directors and officers must file an initial statement of beneficial ownership on Form 3 and must report any subsequent transactions in our securities on Form 4 generally within two business days of such transactions. This represents a significant change in compliance obligations for our directors and officers, with implications for internal processes and disclosure practices. Our directors and officers may face challenges in complying with these new reporting requirements, particularly given the short reporting deadlines required under Section 16(a). Failure to timely file required Section 16(a) reports could result in enforcement actions by the SEC, may adversely affect our reputation and the market price of our Class A Shares, and could expose our directors and officers to potential liability. In addition, compliance with Section 16(a) reporting requirements may increase our administrative costs and the costs borne by our directors and officers.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests and our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company.

If a United States person is treated as owning at least 10% of our Class A Shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our Class A Shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). If our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations, regardless of whether we are treated as a controlled foreign corporation (although recent regulations significantly limit the application of these rules). A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether the controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations may subject United States shareholders to significant monetary penalties and may prevent the statute of limitations with respect to their U.S. federal income tax return for the year for which reporting was due from starting. An individual who is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. U.S. investors should consult their advisors regarding the potential application of these rules to an investment in our Class A Shares.

There is a risk that we will be a passive foreign investment company (“PFIC”) for any taxable year, which could result in adverse U.S. federal income tax consequences for U.S. Holders of our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). Passive income includes dividends, interest, rents, royalties, and certain gains. Cash is a passive asset for these purposes.

For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this prospectus, we do not expect to be a PFIC for our current taxable year, but may be classified as a PFIC in future tax years. The proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, because we will hold a substantial amount of cash following the effective date of the registration statement of which this prospectus is a part, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder held our Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the effective date of the registration statement of which this prospectus is a part, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the effective date of the registration statement; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our Class A Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our Class A Shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Class A Shares.

If we do not satisfy Nasdaq’s initial listing requirements, including the minimum round lot holder distribution requirements, our Class A Shares will not be listed on Nasdaq and this direct listing will not occur.

Our ability to complete this direct listing depends on Nasdaq approving our initial listing application and our satisfaction of all applicable initial listing requirements at the time trading is to commence. Those requirements include minimum distribution requirements, including the requirement that we have a sufficient number of round lot holders holding unrestricted securities with the required minimum value under Nasdaq rules. If we do not satisfy those requirements, Nasdaq may not approve our listing, our Class A Shares may not begin trading on Nasdaq, and investors may have no public trading market for our Class A Shares. In that event, this direct listing would not occur, liquidity for our Class A Shares would be materially limited, and the value of our Class A Shares could be adversely affected.

Unlike a firm-commitment underwritten initial public offering, no underwriter has agreed to purchase any of our Class A Shares for resale to the public, and none of the selling shareholders is obligated to sell any shares pursuant to this prospectus. As a result, there can be no assurance that sufficient sell orders, buy orders, or trading interest will exist to permit an orderly opening trade or to create or sustain an active public trading market for our Class A Shares following listing. If adequate pre-opening interest does not exist, the commencement of trading could be delayed, and an active trading market may never develop.

If our Class A Shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our Class A Shares is less than $5.00, our Class A Shares could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Class A Shares, and therefore shareholders may have difficulty selling their shares.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the Cayman Islands. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	the size and growth potential of the markets for our products, and our ability to serve those markets;

●	the rate and degree of market acceptance of our products;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to obtain funding for our operations and effectively utilize the capital raised therefrom;

●	our ability to attract collaborators and strategic partnerships;

●	our ability to meet the continued listing requirements and standards of the Nasdaq Capital Market, or Nasdaq;

●	our ability to meet our financial operating objectives;

●	the availability of, and our ability to attract, qualified employees for our business operations;

●	general business and economic conditions;

●	our ability to meet our financial obligations as they become due;

●	positive cash flows and financial viability of our operations and any new business opportunities;

●	our ability to secure intellectual property rights over our proprietary products or enter into license agreements to secure the legal use of certain patents and intellectual property;

●	our ability to be successful in new markets;

●	our ability to avoid infringement of intellectual property rights;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●	the effects of the global COVID-19 pandemic and the war in Ukraine.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SALE PRICE HISTORY OF OUR CAPITAL STOCK

Prior to this direct listing, there has been no public market for our Class A Shares. The following summary describes recent private transactions in our securities and is provided for informational purposes only. These transactions were privately negotiated, involved different facts and circumstances, and may not be indicative of the opening public price of our Class A Shares on Nasdaq or the subsequent trading price of our Class A Shares.

On December 29, 2025, Core AI, Siyata PTT and Seeligang Partners Ltd., a company controlled by Mr. Seelenfreund, entered into the SPA, pursuant to which Core AI agreed to sell to Seeligang Partners Ltd. ninety percent (90%) of the issued and outstanding Class A Shares, with Core AI retaining a ten percent (10%) equity interest. The consideration consisted of $100,000 in cash and three annual earn-out payments, each equal to the greater of $200,000 and two percent (2%) of the Company’s gross revenue for the applicable earn-out period. As of December 31, 2025, the Company recorded the fair value of the future purchase consideration at $2,549,859, resulting in aggregate cash and fair-value consideration of approximately $2,649,859, or approximately $0.29 per share based on the 9,000,090 Class A Shares sold in that transaction.

On January 17, 2026, we entered into a securities purchase agreement with Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC) and issued a debenture in the aggregate principal amount of up to $2,220,000, with a purchase price of up to $2,020,000, an original issue discount of up to $200,000 and a one-time interest charge equal to 12% of the principal amount. The debenture is convertible after the Class A Shares are listed on a trading market at the lower of (i) 65% of the lowest closing price of the Class A Shares during the ten trading days immediately preceding the conversion date and (ii) $8.00 per share, subject to the $1.80 floor price and other adjustments described in the note. In connection with financing, the Company issued 499,000 Class A Shares as commitment shares to Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC) and entered into a security agreement granting Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC) a security interest in substantially all assets of the Company and its subsidiaries, subject to existing secured debt obligations identified in the security agreement.

On March 16, 2026, the Company entered into stock purchase agreements with various investors for the sale of an aggregate 69,000 Class A Shares for total consideration of $483,000 after fees and expenses, representing a price of $7.00 per share.

On April 14, 2026, the Company issued advisory warrants to Digital Offering LLC. The advisory warrants represent 2.0% of our fully diluted share capital as of April 16, 2026, have an exercise price of $0.001 per share, are initially exercisable as of April 14, 2026, and expire on April 14, 2031.

On May 14, 2026, we issued a debenture to FirstFire Global Opportunities Fund, LLC in the principal amount of $1,100,000, with a purchase price of $1,000,000 and a one-time interest charge equal to 12% of the principal amount. The debenture is convertible at any time after our Class A Shares are initially listed or quoted for trading on a principal market at the lower of (i) 82% of the lowest VWAP of the Class A Shares during the five trading days immediately preceding the conversion date or (ii) $8.00 per share, subject to a floor price and default adjustments, and we issued 50,000 Class A Shares to FirstFire Global Opportunities Fund, LLC as commitment shares.

On July 9, 2026, the Company issued a debenture to Pinz Capital Special Opportunities Fund, LP in the principal amount of $220,000, with a purchase price of $200,000 and a one-time interest charge equal to 12% of the principal amount. The debenture is convertible at any time after our Class A Shares are initially listed or quoted for trading on a principal market at the lower of (i) 82% of the lowest VWAP of the Class A Shares during the five trading days immediately preceding the conversion date or (ii) $8.00 per share, subject to a floor price and default adjustments, and we issued 10,000 Class A Shares to Pinz Capital Special Opportunities Fund, LP as commitment shares.

On July 13, 2026, the Company issued a debenture to L1 Capital Global Opportunities Master Fund in the principal amount of $550,000, with a purchase price of $500,000 and a one-time interest charge equal to 12% of the principal amount. The note is convertible at any time after our Class A Shares are initially listed or quoted for trading on a principal market at the lower of (i) 82% of the lowest VWAP of the Class A Shares during the five trading days immediately preceding the conversion date or (ii) $8.00 per share, subject to a floor price of $1.80 and default adjustments, and we issued 25,000 Class A Shares to L1 Capital Global Opportunities Master Fund as commitment shares.

On July 17, 2026, the Company issued a debenture to Yalecrest Fund I LP in the principal amount of $550,000, with a purchase price of $500,000 and a one-time interest charge equal to 12% of the principal amount. The note is convertible at any time after our Class A Shares are initially listed or quoted for trading on a principal market at the lower of (i) 82% of the lowest VWAP of the Class A Shares during the five trading days immediately preceding the conversion date or (ii) $8.00 per share, subject to a floor price of $1.80 and default adjustments, and we issued 25,000 Class A Shares to Yalecrest Fund I LP as commitment shares.

On July 21, 2026, the Company entered into stock purchase agreements with various investors for the sale of an aggregate 23,000 Class A Shares for total consideration of $161,000 after fees and expenses, representing a price of $7.00 per share.

On July 27, 2026, the Company entered into a Waiver Agreement with FirstFire Global Opportunities Fund, LLC, pursuant to which FirstFire agreed to waive its rights under debenture with respect to proceeds received from certain subsequent financings. As consideration for the waiver, the Company issued 50,000 Class A Shares to FirstFire Global Opportunities Fund, LLC.

On July 27, 2026, the Company and JRB Consulting LLC, one of its financial advisory service providers, agreed to amend their service agreement to provide for the immediate issuance of 450,000 Class A Shares.

On July 27, 2026, the Company and Sichenzia Ross Ference Carmel LLP, one of its legal service providers, agreed to amend their service agreement to provide for the immediate issuance of 250,000 Class A Shares.

On July 28, 2026, the Company entered into an agreement with 1049 Capital LLC, one of its financial advisory service providers. As compensation under the agreement, the Company issued 160,000 Class A Shares to 1049 Capital LLC.

On July 28, 2026, the Company entered into an engagement lLetter with SKN Finance Insurance Agency Ltd. Pursuant to the Engagement Letter, the Company agreed to issue 25,000 Class A ordinary shares to SKN Finance Insurance Agency Ltd.in consideration for its consulting services.

On August 4, 2026, the Company issued a debenture to SKN Finance Insurance Ltd. in the principal amount of $550,000, bearing a one-time interest charge of 12% and convertible after our Class A Shares are listed on a trading market at the lower of (i) 82% of the lowest VWAP during the five trading days immediately preceding the conversion date or (ii) $8.00 per share, subject to the floor price of $1.80, default adjustments and other adjustments described in the debenture. In connection with SKN Finance Insurance Ltd. Note, the Company received $500,000 in purchase price and issued 25,000 Class A Shares as commitment shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class A Shares by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

Subject to the provisions of the Cayman Companies Act and our memorandum and articles of association, the Directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. The directors, when paying dividends to shareholders, may make such payment in cash.

Unless provided by the rights attached to a share, no dividend shall bear interest against the Company.

Past Dividends

Since the formation of PTT, which became effective as of the date of the registration of PTT in the Cayman Islands General Registry on November 30, 2022, PTT has not paid any dividends. See also “Risk Factors—Risks Related to This Offering and Ownership of Our Class A Shares—We do not expect to declare or pay dividends in the foreseeable future.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a Cayman Islands exempted company limited by shares incorporated under the laws of the Cayman Islands in accordance with the Cayman Companies Act and registered with the Cayman Islands General Registry under registration number 396061. PTT was formed by Core AI, our former parent entity, in connection with our separation from Core AI, for an unlimited duration, effective as of the date of the registration of PTT in the Cayman Islands Registrar of Companies on November 30, 2022.

The Company develops, markets and sells a portfolio of rugged handheld PoC smartphone devices. These rugged B2B environments are focused on enterprise customers, first responders, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, and mobile workers in multiple industries.

PTT’s executive offices are located at 1751 Richardson Suite 2207 Montreal, Quebec Canada H3K-1G6 and our registered office is currently located at the offices of CO Services Cayman Limited, P.O. Box 10008, Pavilion East, Cricket Square, Grand Cayman KY1-1001, Cayman Islands. Our telephone number is +1-514-500-1181. Our principal website is www.siyata.net. The information contained on our website is not a part of this prospectus.

Emerging Growth Company

Upon the effective date of the registration statement of which this prospectus is a part, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the effective date of the registration statement; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our Class A Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Products

The Company develops, markets and sells a portfolio of rugged handheld Push-to-Talk over Cellular, or PoC devices. These rugged business-to-business, or B2B environments are focused on enterprise customers, first responders, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, and mobile workers in multiple industries.

In 2022, we unveiled our next generation rugged device, the SD7. The SD7 is our first mission critical push-to-talk, or MCPTT, device and is also the first rugged handset that we announced in North America in the fourth quarter of 2021, and is shipping in North America, Europe, Middle East and Australia. The wireless carriers who have certified and are selling SD7 Handset include AT&T, FirstNet, Verizon, T-Mobile, Bell Mobility, Telstra, and KPN. The SD7 Rugged PTT Handset targets first responders and enterprise customers who have previously used traditional legacy two-way Land Mobile Radios, or LMR, but who would prefer a solution that provides wide-area coverage like a cellular device, and also one that provides the same core functionality of Push-to-Talk, or PTT, that they used with their previous older technology. To date we have sold over 100,000 SD7 units and related accessories to all the major US carriers and their dealers.

SD7 Ultra 5G Handset

We have also announced the SD7Ultra 5G Mission Critical Handset. The SD7 Ultra is also targeting customers who currently use LMR two-way radios, who wish to switch to a wide-area, next generation cellular network for their communications. The SD7 Ultra includes many upgrades over the SD7 handset including:

●	support for 5G public and private networks;

●	a second rotary knob on the top of the handset to turn the handset on, and to select the volume level;

●	the SOS button was moved to the top of the handset;

●	the top display is now color;

●	a front wide-area camera, which could be used as a body camera;

●	3 programmable buttons;

●	an e-SIM as well as a physical SIM slot; and

●	an approval rating for use in hazardous non-incendive “C1D2” environments.

The SD7 Ultra is expected to begin shipping commercially in the first half of 2026.

SD7 ULTRA 5G HANDSET

SD9 Handset

Siyata has entered into a $1.6 million NRE agreement with a major cellular carrier to develop a dual mode PTT-LMR (“Land Mobile Radio”) Mission Critical device. In return for this payment, the wireless carrier will receive product exclusivity within their country market. Siyata believes that dual-mode handsets that can support both PTT over Cellular networks, and PTT over LMR networks are important for customer organizations who currently own their own LMR ‘narrowband’ network, but who slowly wish to switch to a Cellular 5G ‘broadband’ public or private network, and who wish to maintain connectivity between workers who use the old network with those who use the new network. Dual-mode handsets are also important if the coverage area between the old LMR network and the new 5G network is different. A dual-mode handset will keep workers in communication in either network coverage area, which is especially important for first responders, and for other mission-critical workers. Siyata expects to launch this device in the third quarter of 2026.

We also offer purpose built in-vehicle communication devices. In 2022, we launched the VK7, a first-of-its-kind, patent-pending vehicle kit with an integrated 10-watt speaker, a simple slide-in connection sleeve for the SD7 Handset, and an external antenna connection for connecting an antenna to allow for an in-vehicle experience for the user that is similar to that from a traditional LMR device. The VK7 has been uniquely designed to be used with the SD7 Handset, while connecting directly into the vehicle’s power and can also connect to our cellular amplifier for better cellular connectivity. The patent for the VK7 Vehicle Kit provides temperature control by heating the VK7 in cold environments, and cooling the VK7 in hot environments. The VK7 can also be equipped with an external remote speaker microphone, or RSM, to ensure compliance with hands-free communication legislation.

VK7 Vehicle Kit

Siyata will also create an equivalent of the VK7 Vehicle Kit for our new SD7 Ultra 5G handset, once again for customers who want the simplicity to slide the handset into the vehicle kit when they enter their fleet vehicle.

Siyata is also partnering with RAM Mounts, a leading global provider of in-vehicle mounts and solutions to create a bundle kit for fleet vehicles. The bundle kit will include a cradle to hold the handset, a CLA and power cord to keep the handset charged, a wired remote speaker mic (“RSM”) to facilitate PTT conversations, and a bracket to hold the RSM.

Siyata is also diversifying the manufacturing of its product portfolio. We are now manufacturing in China, Malaysia, Taiwan, and in the USA.

The aforementioned portfolio of solutions offers the benefits of PoC without any of the difficulties managing the current generation of rugged smart/feature phones and is ideally suited as a perfect upgrade from LMR. Used for generations, LMR has a significant number of limitations, including network incompatibility, limited coverage areas, and restricted functionality that leave a huge need for a unified network and platform. Siyata PTT’s innovative PoC product lines are helping to service the generational shift from LMR to PoC. According to Allied Market Research, the LMR market is growing at a 5.9% compound annual growth rate, while the PoC market is growing at 13.6% CAGR to a projected $7 Billion by the year 2027.

Customers and Channels

Prior to SD7 launch, we secured North American wireless carrier approvals of the SD7 Handset for use on their networks from AT&T, FirstNet, Verizon, T-Mobile, and Bell Mobility. Internationally, Telstra from Australia and KPN from the Netherlands also approved SD7 for use on their network. These wireless carriers also sell the innovative VK7 Vehicle Kit that works with the SD7 Handset. These were major milestones for the Company following our years of experience perfecting in-vehicle cellular based technology, vehicle installations, software integration with various PTT solutions and intensive carrier certifications.

Our resellers include cellular network operators and their dealers, as well as selected wireless distributors in the U.S., Canada, Europe, Australia, and the Middle East.

The Master Sales Agreements are entered into between the Company directly with Quality One Wireless, who represent specific multi-national telecom carriers, and the Company is bound by strict confidentiality obligations. These Master Sales Agreements address logistics, financial and other channel terms. These arrangements generally do not include firm minimum purchase commitments and therefore there is no end date to these agreements. Once purchase orders are issued by the third party logistics providers, the Company, generally must fulfill them within specified delivery windows, subject to limited exceptions. If product performance failures exceed specified thresholds, channel partners may have remedies such as ceasing sales, canceling open purchase orders and imposing monetary penalties. The third party logistics providers also retain discretion over which stocked products to offer or promote to their customers and are not obligated to prioritize the Company’s devices. As there are no firm commitments to purchase by the carriers, and/or their third party logistics providers, there are no distinct ending dates to these Master Sales Agreements.

Top tier telecom partners generally sign Memoranda of Understanding with the Company that outline product specifications, functionality and other non-financial terms. These Memoranda also direct the Company as to who is the third party logistics supplier to that specific carrier. These Memoranda do not have term expiry dates as the carriers are not making any firm purchase commitments to the Company. The Company is bound by strict confidentiality obligations in each of these Memoranda of Understanding.

As we expand our portfolio in 2026 to also include the SD7 Ultra, the SD9, and eventually other handsets, we can leverage these same reseller relationships by offering them a whole portfolio of handsets, not just one single handset. According to the OMDIA 2025 Licensed Mobile Radio Analysis, global LMR mobile and portable shipments were approximately 7.7 million units in 2024 and are expected to grow to approximately 8.7 million units in 2029. The same analysis estimated global LMR revenue from mobiles, portables and infrastructure at approximately $5.6 billion in 2024. These data points indicate a sizeable market opportunity for our resellers to convince end-customers to buy Siyata PTT handsets that work on a cellular network, providing much better range at a lower price compared to the cost of average LMR radios. The wireless carriers all have direct sales teams who have relationships with their government and enterprise accounts, who are great candidates to purchase Siyata products. We also believe value-added resellers of private 5G networks are a growing opportunity to sell our handsets to their customers who include mining companies, seaports, airports, hospital campuses, and large stadiums.

Based on the same OMDIA analysis, North America represented approximately 52% of global LMR revenue in 2024, or approximately $2.9 billion. Our rugged handsets target enterprise task and public sector users in North America, including construction, transport and logistics, manufacturing, energy and utility, public safety and federal government users. For purposes of this prospectus, “enterprise customers” means organizations that require mission-critical solutions, enterprise-grade security and compliance, dedicated support, customized implementations, and the ability to deploy products across large numbers of users, locations or business functions. The North American Tier 1 cellular carriers that we are working with have large scale distribution and sales channels. These Tier 1 cellular carriers have a keen interest in selling the VK7 Vehicle Kit with the SD7 Handset and the UV350 In-Vehicle Device as they allow for new SIM card activations and increased ARPU from existing customers with corporate and first responder fleets while targeting new customers with a unique, dedicated PTT solution.

Results Of Operations

Comparison of the Year Ended December 31, 2025 and 2024

The following is an analysis of PTT’s operating results for the year ended December 31, 2025 and includes a comparison against the year ended December 31, 2024.

Operations

This operating and financial review should be read together with the section captioned “Business” and the combined financial statements of the PTT Business and the related notes to those statements included elsewhere in this prospectus. Our reference to the combined financial statements includes the relevant combined financial statements for the periods presented throughout the rest of this section. Among other things, those financial statements include more detailed information regarding the basis of preparation for the following information. The combined financial statements of the PTT Business have been prepared in accordance with IFRS. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements. Please see “Cautionary Note About Forward-Looking Statements” in this prospectus.

Revenues for the year ended December 31, 2025 were $11,146,862, as compared to $11,629,572 for the year ended December 31, 2024. Revenues from cellular boosters and related accessories were $563,126 for 2025, compared to $1,197,000 for 2024, and revenues from rugged devices and related accessories were $10,583,736 for 2025, compared to $10,432,572 for 2024. The decrease year over year of $482,710 was primarily due to a $633,874 decrease in booster sales resulting from lower sales volume in the booster division in 2025, partially offset by a $151,164 increase in rugged device sales year over year. The Company has been pivoting the booster business to be exclusively an accessory product line to in-vehicle devices since January 2025. The direct to consumer booster line of products will be phased out as the remaining inventory of Siyata branded consumer booster product becomes de-minimis, which is expected to occur by the end of 2026.

On September 18, 2024, Siyata North America Inc. entered into a termination agreement with Uniden America Inc. The agreement had permitted Siyata North America Inc. to use the “Uniden” brand in the cellular booster market and to sell existing Uniden-branded inventory through December 31, 2025. As of January 1, 2026, the Company may no longer use the Uniden brand and therefore made a strategic decision to exit that legacy branded portion of the booster business while continuing to sell Siyata-branded booster accessories and to clear remaining inventory on hand. This transition is expected to continue to reduce consumer booster-related revenue and liquidity contributions as the legacy inventory diminishes as the Company is completely exiting the sale of consumer booster and accessories once the Siyata branded consumer booster inventory becomes de-minimis.

Cost of sales for the year ended December 31, 2025, was $9,328,487 compared to $9,487,165 for the year ended December 31, 2024. The gross margin dollars for the year ending December 31, 2025 was $1,818,375 compared to $2,142,407 for the year ended December 31, 2024. a negative variance in gross margin of $324,032. This decrease in gross margin relates to the $634,000 decrease in sales of the boosters year over year at higher margins than the rugged devices offset by a $1,993,000 decrease in sales in EMEA by 67% which historically has lower margin sales.

Amortization and depreciation costs for the year ending December 31, 2025 were $1,667,938 compared to $1,679,839 for the year ended December 31, 2024, a positive variance of $11,901 related to a decrease in amortization of the IFRS16 assets.

Development expenses for the year ending December 31, 2025, were $1,866,810 compared to $625,023 for the year ending December 31, 2024. This negative variance of $1,241,787 was due to the discontinued capitalization of costs related to the SD7+ that did not meet the criteria for capitalization in 2025.

Selling and marketing costs for the year ending December 31, 2025 was $5,051,965 compared to $4,150,919 for the year ending December 31, 2024. This increase of $901,046 (21.7%) was mainly due to the increase in commissions for the year due to a change in the commission structure and new hires of $454,112 plus the increase in travel and conferences of $519,608, offset by the decrease in advertising and marketing of $72,674.

General and administrative costs for the year ended December 31, 2025 was $3,616,216 compared to $2,386,402 for the year ended December 31, 2024. This increase of $1,229,814 (51.5%) was mainly due to an increase in G&A salaries of $368,291 in 2025 over 2024, due to change in control severance payments accrued in 2025, a $221,725 increase in professional fees related to the merger and divestment activities in 2025, a $342,173 increase in office and general and specifically in 2025 due to the payment of multiple D&O non-recurring insurance costs in 2025 due to the merger and divestment, an increase in administrative travel of $17,807 due to new product pre-launches and investigation of new manufacturing facilities and an increase of $279,818 in consulting and directors fees due to prior years’ director’s fees were partially allocated to the previous parent whereas as of Q4 2025, the full amount of fees were allocated to the Company expenses.

Inventory Impairment costs for the year ended December 31, 2025, was $520,587 compared to $230,312 for the year ended December 31, 2024. This increase of $290,275 (+126%) is due mainly to the impairment of the booster inventory.

Bad debts of costs for the year ended December 31, 2025, was $43,723 compared to $6,926 for the year ended December 31, 2024. This increase of $36,797 is mostly due to one customer that went bankrupt in the first six months of 2025.

Impairment of intangible assets in 2025 was $NIL compared to $279,828 in 2024, as a result of management’s valuation report on intangible assets that noted certain product discounted cash flow was less than its amortized cost.

Share-based compensation costs for the year ended December 31, 2025 was $NIL compared to $90,928 for the year ended December 31, 2024. This decrease is due to the executive’s share of Core AI share based compensation allocated to the Company has decreased significantly due to not issuing any new stock options nor RSU since 2022, resulting in a decrease in amortization of options vesting in the year compared to prior years.

Finance expenses for the year ended December 31, 2025 was $1,357,399 compared to $2,888,300 for the year ended December 31, 2024. A decrease of $1,530,901 was primarily due to the reduction in financing costs resulting from the issuance of equity line of credit financing instead of traditional debt financing through lending institutions other than the factoring line of credit.

Transaction costs for the year ended December 31, 2025, was $2,745,803 in 2025, versus nil in 2024, relates to costs specific to the merger and demerger in the year including severance payments, insurance payments, and allocation of expenses incurred by Core AI that the Company absorbed.

Foreign exchange loss for the year ended December 31, 2025 was $92,383 compared to $6,297 for the year ended December 31, 2024. This increase of $86,086 is due mainly to foreign exchange fluctuations.

Net Loss and comprehensive loss for the year

As a result of the activities discussed above, the Company experienced a Net loss and comprehensive loss for the year ended December 31, 2025 of $15,144,450 as compared to a net loss of $10,202,367 for the year ended December 31, 2024, a negative variance of $4,942,083.

Adjusted EBITDA

For the year ending December 31, 2025, the adjusted EBITDA is ($9,280,927) versus ($5,537,003) for the year ended December 31, 2024, a negative variance of $3,743,924. Adjusted EBITDA is defined as the net operating loss excluding financing fees, transaction costs, depreciation and amortization and share-based compensation expense. It is a non-IFRS calculation that should be compared to our audited financial information included elsewhere in this prospectus.

Liquidity And Capital Resources

The Company’s objective in managing liquidity risk is to maintain sufficient liquidity in order to meet operational and investing requirements at any point in time. The Company has historically financed its operations primarily through a combination of demand loans and the sale of share capital by way of private placements.

Comparison of December 31, 2025 versus December 31, 2024

At December 31, 2025, the Company had a cash balance of $501,102 (Dec 31, 2024: $150,869). The Company had a shareholders’ equity of $7,354,681 (Dec 31, 2024: $6,824,064) and working capital of negative $986,805 (December 31, 2024: negative $2,044,488).

Net cash flows related to operating activities used in the year ended December 31, 2025, and December 31, 2024, respectively, were negative ($11,754,679) and negative ($6,025,585), respectively. The increase in cash used of $5,729,094 was primarily due to a $4,959,464 increase in the net losses after noncash addbacks and the decrease in the change in working capital items of $769,630.

Net cash flows used in investing activities for the year ended December 31, 2025, and December 31, 2024, respectively, were negative ($3,042,914) and negative ($2,057,515), respectively. This negative variance of $985,399 relates primarily to the increase in intangible asset additions over the prior year by $1,026,219 and offset by the increase in fixed asset additions in the prior year of $798, and the decrease in the long term receivable of $40,022.

Net cash flows used in financing activities for the year ended December 31, 2025, and December 31, 2024, respectively, were $15,147,826 and $7,371,954, respectively. This positive variance of $7,775,872 relates primarily to the increase of net parent investment and capital raises of $17,955,145 versus $5,907,297 in 2024, a positive variance of $12,047,848 offset by the decrease in loans to financial institutions of $2,340,663, decrease in the sale of future receipts of $1,908,971 and the increase in lease payments of $22,342 year over year.

The future success of the Company is dependent on the continued success of its vehicle mounted communications products and its mobile rugged phones together with the ability to finance the necessary working capital, at agreeable terms, to support the growth of the business.

Subsequent to December 31, 2025, the Company has obtained additional debt financing, including the January 2026 Dune Equity (f/k/a Agile Hudson Partners LLC) financing, the May 14, 2026 FirstFire financing, the July 9, 2026 Pinz Capital financing, the July 13, 2026 L1 Capital Global Opportunities Master Fund LP financing, the July 17 Yalecrest Fund I LP financing, and the August 4 SKN Finance Insurance Ltd financing. The Dune Equity (f/k/a Agile Hudson Partners LLC) financing provided for a senior secured debenture in the aggregate principal amount of up to $2,220,000, with a purchase price of up to $2,020,000, funded in two tranches of $1,010,000, and is secured by a security interest in substantially all assets of the Company and its subsidiaries, subject to existing secured debt obligations identified in the security agreement. The FirstFire financing provided a $1,000,000 purchase price for a $1,100,000 senior secured debenture. The Pinz Capital financing provided a $200,000 purchase price for a $220,000 senior secured debenture. The L1 Capital financing provided a $500,000 purchase price for a $550,000 senior secured debenture. These financings have provided additional working capital but also increased our indebtedness, debt-service obligations and potential dilution from convertible securities and commitment shares.

On August 17, 2026, Clear RF LLC, a wholly owned subsidiary of the Company, entered into a purchase order financing agreement with American Industrial Technologies LLC in the principal amount of $3,000,000. The financing bears interest at a rate of 2.5% per month (30% per annum) and matures on December 15, 2026. The financing is secured by a first-priority lien on substantially all of the assets of Clear RF LLC, including its intellectual property. The Company and Siyata North America Inc. have each provided a guaranty of the financing, and the Company’s guaranty is secured by a lien on all of the Company’s personal property. The proceeds of the financing are designated for the purchase of components necessary to fulfill purchase orders for the Company’s SD7 Ultra and SD9 device product lines. The financing is repayable in full by December 15, 2026.

The Company’s combined audited financial statements have been prepared in accordance with IFRS under the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than the process of forced liquidation. The combined audited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Cash Flow

The following table presents our cash flows for the periods presented.

	2025	2024
Operating activities
Net loss for the year	(15,144,450)	(10,202,367)
Adjustments
Amortization and depreciation	1,667,938	1,679,839
Bad debt expense	43,723	6,926
Interest expense, net of repayments	82,101	29,459
Impairment of inventory	520,587	230,312
Impairment of intangibles	-	279,828
Income on inventory due to water damage	-	-
Foreign exchange	(24,804)	(10,366)
Share based payments	-	90,928

Net Change in non-cash working capital	1,100,226	1,869,856
Net cash used in operating activities	(11,754,679)	(6,025,585)

Investing activities
Payment on long-term receivable	4,973	(35,049)
Intangible asset additions	(3,030,307)	(2,004,088)
Equipment additions	(17,580)	(18,378)
Net cash used in investing activities	(3,042,914)	(2,057,515)

Financing activities
Lease payments	(346,122)	(323,780)
Loans to Financial Institutions	(772,762)	1,567,901
Net Parent Investment	17,955,145	5,907,297
Sale of future receipts	(1,688,435)	220,536
Net cash from financing activities	15,147,826	7,371,954

Effect of foreign exchange on cash	-	-
Change in cash and restricted cash for the period	350,233	(711,146)
Cash and restricted cash, beginning of the period	150,869	862,015

Convertible Debentures

The Company has six (6) total outstanding convertible debentures in the aggregate principal amount of $5,170,000. These debentures are held by the following Selling Stockholders: Dune Equity Holdings, LLC (f/k/a Agile Hudson Partners LLC); FirstFire Global Opportunities Fund, LLC; L1 Capital Global Opportunities Master Fund; Pinz Capital Special Opportunities Fund LP; SKN Finance Insurance Agency Ltd.; and Yalecrest Fund I LP.

Each of these debentures carries interest at a fixed rate of twelve percent (12%) and each will mature within the next 12 months.

Other Contractual Obligations

Lease Commitments

Our aggregate lease commitments as of the date of this prospectus are $28,000 per month. Our leases are for properties located in Montreal, Province of Quebec, Canada and Or Yehuda, Israel.

Effects Of Currency Fluctuations

We prepare our combined financial statements in U.S. dollars. As a result, fluctuations in the exchange rates between the U.S. dollar and other currencies can have a significant effect on both PTT results of operations as well as on the reported value of our assets, liabilities and cash flows. This in turn may significantly affect reported earnings (both positively and negatively) and the comparability of period-to-period results of operations.

For purposes of our combined balance sheets, we translate assets and liabilities denominated in other currencies into U.S. dollars at the prevailing market exchange rates as of the relevant balance sheet date. For purposes of PTT combined income statements and statements of cash flows, revenue, expense and cash flow items in local currencies are translated into U.S. dollars at average exchange rates prevailing during the relevant period. As a result, even if the amounts or values of these items remain unchanged in the respective local currency, changes in exchange rates have an impact on the amounts or values of these items in our combined financial statements.

There is also a risk that certain countries could devalue their currency. If this occurs, then it could impact the effective prices we would be able to charge for our products and also have an adverse impact on both our combined income statement and balance sheet. PTT is exposed to a potential adverse devaluation risk on its intercompany funding and total investment in certain subsidiaries operating in countries with exchange controls.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our current investment policy is to invest available cash in bank deposits with banks that have a credit rating of at least A-minus. Accordingly, a substantial majority of our cash and cash equivalents is held in deposits that bear interest. Given the current low rates of interest we receive, we will not be adversely affected if such rates are reduced. Our market risk exposure is primarily a result of CAD$/US$ exchange rates as well as NIS/US$ exchange rates, which are discussed in detail in the following paragraph.

Foreign Currency Exchange Risk

We operate primarily in Canada, U.S. and Israel, and approximately 10% and 36% of our expenses are denominated in CAD$ and NIS, respectively. We are therefore exposed to market risk, which represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We are subject to fluctuations in foreign currency rates in connection with these arrangements. Changes of 5% and 10% in the CAD$/US$ exchange rate would have increased/decreased our operating expenses by approximately 4% and 8%, respectively, in 2025, while such changes to the NIS/US$ exchange rate would have increased/decreased our operating expenses by approximately 1% and 2%, respectively, in 2025.

By purchasing components for our suite of products in US$ from Asian suppliers and with the majority of our sales in US$, we partially hedge our foreign currency exchange rate risk to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Off Balance Sheet Arrangements

We have no uncombined special purpose financing or partnership entities or other off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors.

Research And Development, Patents And Licenses, Etc.

Research and development spending for the PTT Business that will be registered on a combined basis of PTT totaled $3,030,307, $2,004,087 and $2,271,000 for the years 2025, 2024 and 2023, respectively. As described in the “Risk Factors” section and elsewhere in this prospectus, we are subject to varying degrees of governmental regulation in the countries in which we operate, which makes the process of developing new products and obtaining necessary regulatory marketing authorization lengthy, expensive and uncertain. For further information on PTT research and development policies and additional product information, as well as a description of the regulatory approval process, see “Business.”

Critical Accounting Estimates

The preparation of the combined financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates:

Critical accounting estimates

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Information about critical estimates in applying accounting policies that have the most significant effect on the amounts recognized in the combined financial statements are, but not limited to the following:

●	Income taxes - Tax provisions are based on enacted or substantively enacted laws. Changes in those laws could affect amounts recognized in profit or loss both in the period of change, which would include any impact on cumulative provisions, and future periods. Deferred tax assets, if any, are recognized to the extent it is considered probable that those assets will be recoverable. This involves an assessment of when those deferred tax assets are likely to reverse.

●	Fair value of share options and warrants - Determining the fair value of warrants and share options requires judgments related to the choice of a pricing model, the estimation of stock price volatility, the expected forfeiture rate and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could have a significant impact on the Company’s future operating results or on other components of shareholders’ equity.

●	Capitalization of development costs and their amortization rate – Development costs are capitalized in accordance with the accounting policy. To determine the amounts earmarked for capitalization, management estimates the cash flows which are expected to be derived from the asset for which the development is carried out and the expected benefit period.

●	Inventory - Inventory is valued at the lower of cost and net realizable value. Cost of inventory includes cost of purchase (purchase price, import duties, transport, handling, and other costs directly attributable to the acquisition of inventories), cost of conversion, and other costs incurred in bringing the inventories to their present location and condition. Net realizable value for inventories is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Provisions are made in profit or loss of the current period on any difference between book value and net realizable value.

●	Estimated product returns - Revenue from product sales is recognized net of estimated sales discounts, credits, returns, rebates and allowances. The return allowance is determined based on an analysis of the historical rate of returns, industry return data, and current market conditions, which is applied directly against sales.

●

Impairment of non-financial assets - The Company assesses impairment at each reporting date by evaluating conditions specific to the Company that may lead to asset impairment. The recoverable amount of an asset or a cash-generating unit is determined using the greater of fair value less costs to sell and value in use, which requires the use of judgments, estimates and assumptions. The evaluation of recoverability involves a high degree of subjectivity and is sensitive to changes in projected revenue growth, gross margin, customer retention, sales pipeline, signed contractual backlog, discount rates, royalty rates, financing assumptions and timing of commercialization milestones. In connection with the 2025 impairment analysis, the Company considered management’s four-year forecast, a 21% weighted average cost of capital, or WACC, a 10.75% royalty rate and customer-funded development activity supporting certain products.

For the year ended December 31, 2025 there was only two intangible asset products that relate to products in use. These two products had a combined carrying cost of $347,559. Management used the income approach using the relief from royalty method to evaluate if an impairment is required on these two products. Based on this method, the fair value was determined to be $1,393,072, which is a $952,018 or 272% excess of fair value over the depreciated cost. These two products will be fully amortized by the end of 2026 and will not require further impairment testing after that date. The projected revenues utilized for these two products were based upon actual sales history and anticipated future orders. The gross margin was determined based on historical costs extrapolated based on current conditions in the market place. In the event that any of the parameters have a large discrepancy from actual, eg the WACC (assumed at 21%) or the Royalty relief rate (assumed to be 10.75%) would differ, the fair value calculations would most likely not yield an impairment of these two products due to the large excess of fair value over depreciated cost.

The replacement cost approach method was used for the Ultra, SD9, SD18 and the Bridge product lines. The Replacement Cost Method yielded a fair value of $10,362,139 with a carrying cost of $9,658,663. Thus there is a $693,676 (7.2%) excess of fair value over carrying cost and therefore no impairment required. The assumptions in this valuation methodology are the salary expense, engineering costs, travel costs, quality control testing costs and the costs for the accreditations required for telecom products such as PTCRB, FOTA, CE, that would be required to reproduce the product by an outside third party. In 2026, the Company will be required to use the income approach on any of the products that have completed the development stage and at that juncture the fair value will differ greatly from the replacement cost approach, The expected income approach should yield significantly higher fair values than its carrying costs even with the expected fluctuations in subjective parameters based on the Company sales projections and current sales backlog.

●	Useful life of intangible assets – The Company estimates the useful life used to amortize intangible assets which relates to the expected future performance of the assets acquired based on management estimate of the sales forecast.

●	Future purchase consideration - In a business combination, the Company recognizes a contingent consideration at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IAS 39 Financial Instruments: Recognition and Measurement, is measured at fair value with changes in fair value recognized either in profit or loss, or as a change to other comprehensive income (“OCI”). If the contingent consideration is not within the scope of IAS 39, it is measured at fair value in accordance with the appropriate IFRS. Contingent consideration that is classified as equity is not re-measured and subsequent settlement is accounted for within equity.

●	Contingent consideration from an asset acquisition is recognized when: the conditions associated with the contingency are met; the Company has a present legal or constructive obligation that can be estimated reliably; and it is probably that an outflow of economic benefits will be required to settle the obligation.

Critical accounting judgments

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the combined financial statements are, but are not limited to, the following:

●	Deferred income taxes – judgments are made by management to determine the likelihood of whether deferred income tax assets at the end of the reporting period will be realized from future taxable earnings. To the extent that assumptions regarding future profitability change, there can be an increase or decrease in the amounts recognized in respect of deferred tax assets as well as the amounts recognized in profit or loss in the period in which the change occurs.

●	Functional currency - The functional currency for the Company and each of the Company’s subsidiaries is the currency of the primary economic environment in which the respective entity operates. The Company has determined the functional currency of each entity to be the Canadian dollar with the exception of Siyata Israel which has the functional currency of the US dollar. Such determination involves certain judgments to identify the primary economic environment. The Company reconsiders the functional currency of its subsidiaries if there is a change in events and/or conditions that determine the primary economic environment.

●	Going concern – As disclosed in Note 1 to the combined financial statements.

Recent Accounting Pronouncements

None than specifically apply to the Company as evaluated by management.

BUSINESS

Our Company

We are a global developer and seller of PTT communications devices that work on cellular networks. Our PTT devices include rugged handsets and in-vehicle devices, both of which are used by first responders and enterprise workers. Our PTT rugged handsets are specifically targeted at police, fire, ambulances, hospitals, schools, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, resorts, and mobile workers in multiple industries. Our in-vehicle devices are targeted at organizations with commercial fleet vehicles such as trucks, vans, buses, emergency service vehicles and government vehicles.

Our resellers include cellular network operators and their dealers, as well as selected wireless distributors in the U.S., Canada, Europe, Australia, and the Middle East.

Our Corporate History and Structure

We are a Cayman Islands exempted company limited by shares incorporated under the laws of the Cayman Islands in accordance with the Cayman Companies Act and registered with the Cayman Islands General Registry under registration number 396061. PTT was formed by Core AI in connection with our separation from Core AI, for an unlimited duration, effective as of the date of the registration of PTT in the Cayman Islands Register on November 30, 2022. We are the holding company for Siyata Mobile Israel Ltd., an Israeli corporation, which engages in research and development for the ruggedized handsets and in-vehicle equipment and is located at 8 Ariel Sharon, Ohr Yehuda, Israel, and for Siyata North America Inc., a Quebec Corporation located in Montreal, Canada which engages in marketing and distribution of our ruggedized handsets and in-vehicle equipment.

We are a holding company of 100% of the outstanding shares of Siyata Mobile Canada Inc., a Canadian company located in Montreal, Quebec which is a holding company of 100% of the shares of Siyata Mobile Israel Ltd.

We are also a holding company of 100% of the shares of Clear RF Nevada Inc., a Nevada holding corporation, that holds 100% of the units of the Clear RF LLC partnership.

On February 26, 2025, as amended on August 25, 2025, Core AI entered into a merger agreement with Core Gaming, Inc., a Delaware corporation, and Siyata Core Acquisition U.S., Inc., a Delaware Corporation and wholly-owned subsidiary of Core AI. On October 3, 2025, Core AI, closed the merger contemplated by this agreement, pursuant to which Core AI merged with and into the merger subsidiary, with Core continuing as the surviving entity and a wholly owned subsidiary of Core AI. Pursuant to the terms of the agreement, in exchange for the outstanding shares of Core’s common stock, Core AI issued an aggregate of 67,302,300 of its Class A Shares, no par value per share, to the former shareholders of Core.

Further to this merger agreement, on December 29, 2025, Core AI, Siyata PTT, and Marc Seelenfreund, entered into an SPA, pursuant to which Core AI agreed to sell to Mr. Seelenfreund, and Mr. Seelenfreund agreed to purchase from Core AI, ninety percent (90%) of the Class A Shares, free and clear of any encumbrances, with Core AI retaining a ten percent (10%) equity interest in the Company following consummation of the transactions contemplated by the SPA. Because the transaction was effected as a sale of Class A Shares to a third-party purchaser, Core AI shareholders did not receive any Company securities in the transaction and no distribution mechanics applicable to a pro rata distribution are relevant to the completed transaction.

PTT’s executive offices are located at 1751 Richardson Suite 2207 Montreal, Quebec Canada H3K-1G6 and our registered office is currently located at the offices of CO Services Cayman Limited, P.O. Box 10008, Pavilion East, Cricket Square, Grand Cayman KY1-1001, Cayman Islands. Our telephone number is +514-500-1181. Our principal website is www.siyata.net

Our Business

We are a global developer and seller of PTT communications devices that work on cellular networks. Our PTT devices include rugged handsets and in-vehicle devices, both of which are used by first responders and enterprise workers. Our PTT rugged handsets are specifically targeted at police, fire, ambulances, hospitals, schools, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, resorts, and mobile workers in multiple industries. Our in-vehicle devices are targeted at organizations with commercial fleet vehicles such as trucks, vans, buses, emergency service vehicles and government vehicles.

Unlike existing LMR technology that operates over radio signals, our products operate over standard 4G and 5G cellular networks. Our products have received FCC approval as a cellular device, Innovation, Science and Economic Development Canada’s certification (ISED), certification of PCS Type Certification Review Board, or PTCRB, and CE and Emark certification. In addition to these approvals and certifications, the products have been certified or approved for manufacturing or sale by several North American wireless carriers, or our “channel partners” including AT&T, FirstNet, Verizon, T-Mobile, Bell Mobility, a leading global land mobile radio vendor, and by several international wireless carriers in Europe, Australia and the Middle East. We have a signed distribution agreement with all of our previously mentioned carrier wireless partners, and all of these wireless carriers have approved the sale of our products on their network. We are able to maintain a relatively small sales team because we leverage the large established sales teams from these wireless carriers who already have relationships with the end customers for which our products are ideally suited. We believe that our products’ hardware and software development, our reputation and approvals from industry leaders represent a significant barrier to entry for potential direct competitive devices in North America.

The Problem

Businesses and organizations that rely on PTT communications to carry out critical business functions and operations have historically used two-way LMR to communicate between workers in the field, drivers of fleet vehicles, and headquarters. LMR communication devices have historically encountered several challenges, which include each of the below factors.

●	Cost

These LMR devices are typically expensive and generally consisting of older and outdated technology (which may also cause its users to incur additional costs).

●	Range of Communication

LMR devices are also limited in their range of communication, as local radio bandwidth is limited. As a result, most devices are restricted to communications in one metro area with limited connectivity with neighboring areas, agencies or companies, thereby hindering headquarters’ ability to communicate with their vehicles. For instance, on occasion, vehicles communicating through LMR will often encounter a communication “dead zone”, thus hindering these vehicles’ ability to communicate during times of emergencies.

●	Limited Features

LMR devices are usually single-purpose devices, allowing for communications through “push-to-talk,” or PTT, broadcasting with limited additional features.

Our Products and Services

Products

The Company develops, markets and sells a portfolio of rugged handheld PoC devices. These rugged B2B environments are focused on enterprise customers, first responders, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, and mobile workers in multiple industries.

In 2022, we unveiled our next generation rugged device, the SD7. The SD7 is our first Mission Critical Push-to-Talk “MCPTT” device and is also the first rugged handset that we announced in North America in the fourth quarter of 2021, and is shipping in North America, Europe, Middle East and Australia. The wireless carriers who have certified and are selling SD7 Handset include AT&T, FirstNet, Verizon, T-Mobile, Bell Mobility, Telstra, and KPN. The SD7 Rugged PTT Handset targets first responders and enterprise customers who have previously used traditional legacy two-way LMR but who would prefer a solution that provides wide-area coverage like a cellular device, and also one that provides the same core functionality of PTT that they used with their previous older technology. To date we have sold over 100,000 SD7 units and related accessories to all the major U.S. cellular carriers and their dealer networks.

SD7 Ultra 5G Handset

We have also announced the SD7 Ultra 5G Mission Critical Handset. The SD7 Ultra is also targeting customers who currently use LMR two-way radios, who wish to switch to a wide-area, next generation cellular network for their communications. The SD7 Ultra includes many upgrades over the SD7 handset including:

●	support for 5G public and private networks;

●	a second rotary knob on the top of the handset to turn the handset on, and to select the volume level;

●	the SOS button was moved to the top of the handset;

●	the top display is now color;

●	a front wide-area camera, which could be used as a body camera;

●	3 programmable buttons;

●	an e-SIM as well as a physical SIM slot; and

●	an approval rating for use in hazardous non-incendive “C1D2” environments.

The SD7 Ultra is expected to begin shipping commercially in the first half of 2026.

SD7 ULTRA 5G HANDSET

SD9 Handset

Siyata has entered into a $1.6 million NRE agreement with a major cellular carrier to develop a dual mode PTT-LMR Mission Critical device. In return for this payment, the wireless carrier will receive product exclusivity within their country market. Siyata believes that dual-mode handsets that can support both PTT over Cellular networks, and PTT over LMR networks are important for customer organizations who currently own their own LMR ‘narrowband’ network, but who slowly wish to switch to a Cellular 5G ‘broadband’ public or private network, and who wish to maintain connectivity between workers who use the old network with those who use the new network. Dual-mode handsets are also important if the coverage area between the old LMR network and the new 5G network is different. A dual-mode handset will keep workers in communication in either network coverage area, which is especially important for first responders, and for other mission-critical workers. Siyata expects to launch this device in Q3, 2026.

VK7 Handset

We also offer purpose built in-vehicle communication devices. In 2022, we launched the VK7, a first-of-its-kind, patent-pending vehicle kit with an integrated 10-watt speaker, a simple slide-in connection sleeve for the SD7 Handset, and an external antenna connection for connecting an antenna to allow for an in-vehicle experience for the user that is similar to that from a traditional LMR device. The VK7 has been uniquely designed to be used with the SD7 Handset, while connecting directly into the vehicle’s power and can also connect to our cellular amplifier for better cellular connectivity. The patent for the VK7 Vehicle Kit provides temperature control by heating the VK7 in cold environments, and cooling the VK7 in hot environments. The VK7 can also be equipped with an external remote speaker microphone (“RSM”) to ensure compliance with hands-free communication legislation.

VK7 Vehicle Kit

Siyata will also create an equivalent of the VK7 Vehicle Kit for our new SD7 Ultra 5G handset, once again for customers who want the simplicity to slide the handset into the vehicle kit when they enter their fleet vehicle.

Siyata is also partnering with RAM Mounts, a leading global provider of in-vehicle mounts and solutions to create a bundle kit for fleet vehicles. The bundle kit will include a cradle to hold the handset, a CLA and power cord to keep the handset charged, a wired RSM to facilitate PTT conversations, and a bracket to hold the RSM.

Siyata is also diversifying the manufacturing of its product portfolio. We are now manufacturing in China, Malaysia, Taiwan, and in the USA.

The aforementioned portfolio of solutions offers the benefits of PoC without any of the difficulties managing the current generation of rugged smart/feature phones and is ideally suited as a perfect upgrade from LMR. Used for generations, LMR has a significant number of limitations, including network incompatibility, limited coverage areas, and restricted functionality that leave a huge need for a unified network and platform. Siyata PTT’s innovative PoC product lines are helping to service the generational shift from LMR to PoC. According to VDC Research, the LMR market is growing at a 5.9% compound annual growth rate, while the PoC market is growing at 13.6% CAGR to a projected $7 billion by the year 2027.

Customers and Channels

Prior to SD7 launch, we secured North American wireless carrier approvals of the SD7 Handset for use on their networks from AT&T, FirstNet, Verizon, T-Mobile, and Bell Mobility. Internationally, Telstra from Australia and KPN from the Netherlands also approved SD7 for use on their network. These wireless carriers also sell the innovative VK7 Vehicle Kit that works with the SD7 Handset. These were major milestones for the Company following our years of experience perfecting in-vehicle cellular based technology, vehicle installations, software integration with various PTT solutions and intensive carrier certifications.

Our resellers includes cellular network operators and their dealers, as well as selected wireless distributors in the U.S., Canada, Europe, Australia, and the Middle East.

As we expand our portfolio in 2026 to also include the SD7 Ultra, the SD9, and eventually other handsets, we can leverage these same reseller relationships by offering them a whole portfolio of handsets, not just one single handset. According to the OMDIA 2025 Licensed Mobile Radio Analysis, global LMR mobile and portable shipments were approximately 7.7 million units in 2024 and are expected to grow to approximately 8.7 million units in 2029. The same analysis estimated global LMR revenue from mobiles, portables and infrastructure at approximately $5.6 billion in 2024. These data points indicate a sizeable market opportunity for our resellers to convince end-customers to buy Siyata PTT handsets that work on a cellular network, providing much better range at a lower price compared to the cost of average LMR radios. The large wireless carriers all have direct sales teams who have relationships with their large government and enterprise accounts, who are great candidates to purchase Siyata products. We also see value-added resellers of private 5G networks as a growing opportunity to sell our handsets to their customers who include mining companies, seaports, airports, hospital campuses, and large stadiums.

Based on the same OMDIA analysis, North America represented approximately 52% of global LMR revenue in 2024, or approximately $2.9 billion. Our rugged handsets target enterprise task and public sector users in North America, including construction, transport and logistics, manufacturing, energy and utility, public safety and federal government users. For purposes of this prospectus, “enterprise customers” means organizations that require mission-critical solutions, enterprise-grade security and compliance, dedicated support, customized implementations, and the ability to deploy products across large numbers of users, locations or business functions. The North American Tier 1 cellular carriers that we are working with have large scale distribution and sales channels. These Tier 1 cellular carriers have a keen interest in selling the VK7 Vehicle Kit with the SD7 Handset as they allow for new SIM card activations and increased ARPU from existing customers with corporate and first responder fleets while targeting new customers with a unique, dedicated PTT solution.

Our Pricing

We sell our products to wireless carriers and distributors who then resell the products to their customers. For wireless carriers, they are free to price our devices how they choose. In most cases for significant sales opportunities the carriers are willing to subsidize the cost of the device, or bundle the device price with the SIM card and PTT service in order to secure the new activations with the associated monthly Average Revenue Per User, or ARPU.

Even our unsubsidized full Manufacturers Suggested Retail Prices (MSRP’s) are competitive compared to other LMR hardware solutions, but when our device price is subsidized or bundled, the capital and operational expense benefits to customers compared to other solutions are even greater.

Competition

Rugged Handsets Category

Our direct competitors include DNA X (NASDAQ: SONM), and one ruggedized model from Samsung. These competitors also target sales of PoC solutions through wireless carriers in North America and internationally. None of these competitors offer a unique Cellular Radio solution like our SD7 or Ultra Handsets which focuses on a simple upgrade from two-way radios, nor do they offer an equivalent to our VK7 Vehicle Kit. These direct competitors focus on more expensive ruggedized Smartphones. There is a global LMR vendor that also has a 4G device similar to ours which works only with their PTT application and is sold exclusively via their enterprise channels and not in partnership with the cellular carriers.

Indirectly, we compete with low-cost PoC devices designed and developed by various Chinese companies including Telo, Ruggear, Inrico, and others. These products are not approved for sale by North America wireless carriers due to lower overall device specifications which do not meet requirements of North American wireless carriers. These devices are mostly sold in international markets to highly price sensitive customers.

Indirectly, we also compete with traditional two-way LMR radios, also known as “portables” that are carried or worn on a belt and used for PTT communications. These are sold by a small number of large LMR vendors who sell directly to large first responder organizations and to enterprise customers. They also sell through dealers and distributors to small and medium-sized commercial customers. These products are generally not sold through wireless carriers in North America or internationally. The government and enterprise customers that they target are now often considering the alternative of Push-to-Talk over Cellular since customers do not need to purchase repeaters and towers nor any government licensing for the LMR frequencies that they use. Also, Push-to-Talk over Cellular provides much wider-area coverage, and these PoC solutions tend to be less expensive than traditional LMR radios both to purchase the PoC hardware such as Siyata Handsets, as well as to subscribe to monthly PoC service from a wireless carrier.

In-Vehicle Category

None of our competitors offer a vehicle kit like the Siyata VK7 Vehicle Kit which transforms the SD7 Handset into a robust In-Vehicle solution with loud audio, and simple PTT communication while in their vehicle.

Our Competitive Advantage

●	Advanced R&D and Design Capabilities. The core team of our research and development (“R&D”) team currently consists of project design, product design, software engineering, mechanical engineering, and electromechanical engineering, respectively.

●	Competitive Strengths. We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

	●	Our innovative technology and integration approach with minimal known competition that enables wireless carriers to gain new customers by replacing and disrupting the LMR industry.

	●	Our reputation and recognition achieved from our previous success in this space.

	●	Our relationships and device approvals with leading North American wireless networks.

●	Built for First Responders. Our advanced handsets are built for extreme working conditions and feature:

	●	Tough & Rugged. Our rugged devices meet the industry standards for ruggedness and water resistance.

	●	Large PTT Button. With a large dedicated PTT Button, we believe that access to our PTT feature is simplified, as opposed to having to hold down a virtual button on the screen. This also makes for an easy transition for workers who have used LMR radios with a PTT button. In fact, the whole functionality of SD7 is designed to be similar to LMR radios to simplify the transition.

	●	Loud and Clear. Its powerful speakers ensure loud, clear audio sound quality.

	●	SOS Button. Workers can alert supervisors of emergency situations that occur on the job.

	●	National Network. The handsets operate over the high bandwidth 4G and 5G networks, providing consistent connectivity across the nation and internationally. No special infrastructure is required to be maintained for the handsets to operate.

	●	Highly Experienced and Visionary Management Team. Our core management team has decades of experience in the telecommunications industry and is mainly responsible for strategic planning of new projects, daily operations, and sales of the Company’s various products and services.

Our Growth Strategy

●	Optimizing the Existing Product Portfolio and Designing Next Generation Products. Our R&D team will continue to design improvements and features for the PTT devices as well as new handsets and in-vehicle devices for the vertical markets we are selling into currently and intend to sell into in the future. This is especially relevant with our first dual-mode mission critical handset in 2026 which supports PTT on both cellular networks and on LMR networks. We will be priced attractively relative to any other dual-mode device in the market, and we believe that our wireless carrier partner is well positioned to be successful with this handset.

●	Further Penetrating Current Markets and Entering New Vertical Markets. Siyata will continue to focus on the wireless carriers in North America and will continue to expand our relationships in Europe, Australia, and the Middle East.

●	Expanding Market Position. Our management team is focusing on growing our market share and improving our financial performance. We believe this can be achieved in several ways: (i) continuing to research, develop and make or contract for, new products; (ii) increasing customer coverage in different regional markets by setting up subsidiaries and branches; and (iii) expanding our business scope.

●	Implementing Growth Strategies. We intend to further grow our business by pursuing the following strategies:

	●	Ramp up sales with our North American and global cellular carrier partners.

	●	Entering new customer bases and markets.

	●	Implementing effective resources management to improve operational efficiency and boost core competency.

	●	Designing new products and improving our existing products for our current and future customer base.

Industry

Communication, productivity and safety among task workers are the central requirements in business-critical and mission-critical environments. Organizations with remote and disparate workers—from police and firefighters to construction, oil rigs and manufacturing workers—require extremely durable communication solutions that provide reliable and secure voice, data and workflow applications.

There is a demand within our targeted vertical markets to be connected with the First Responder Network Authority (FirstNet). FirstNet is a nationwide high-speed broadband wireless network providing a single interoperable platform for law enforcement, firefighters, paramedics and other public safety officials in every state, county, locality and tribal area. AT&T has developed a 4G / 5G network for organizations or agencies in times of emergencies to communicate and coordinate response efforts. AT&T’s FirstNet network is reserved for “primary” first responder users such as police, fire, and ambulance, and it includes “extended primary” users such as utilities, snowplows, and yellow school buses, who are occasionally summoned for emergencies. The United States Government is increasingly encouraging first-responder organizations and agencies to transition to a FirstNet-based communications network to facilitate communications and coordination during emergencies.

Verizon and T-Mobile also offer 4G / 5G networks with a slice of their network partitioned for first responders and other mission critical customers so that they too can offer these customers high priority network access, and even preempting non-critical customer network access to ensure that first responders and mission critical customers can complete their mission critical communications in times of emergencies. Siyata’s products, therefore, are key tools that the wireless carriers use to capture new mission critical customers onto their 4G / 5G networks, who today are mostly still using LMR radios on LMR radio networks.

According to the Smithsonian Institute, there approximately 500,000 yellow school buses in the United States. School buses primarily communicate through the existing legacy technology of two-way LMR radios. Many county school districts own both their own fleet of buses and their own radio towers with two-way radio service coverage that is restricted to within their county. However, occasionally, when school buses transport students outside their county for field trips and sports events, the drivers are unable to communicate with their dispatchers. The SD7 Handset with its partner product the VK7 Vehicle Kit addresses this problem since it uses the nationwide cellular networks. Moving from a solely LMR network to a cellular-based network also precludes the necessity for counties and school districts to maintain older radio towers.

Our Strategy

Our primary focus is to increase sales of our SD7 & Ultra Handsets and our Vehicle Kits in North America. Our strategy also is to launch our first dual-mode handset in Q3, 2026. Our strategy is to continue to partner with North American wireless carriers in order to interface with new potential customers and expand our customer base. Our sales are B2B and we will sell the hardware to the wireless carrier (or their distributors), who will in turn sell the hardware to the actual end-customers.

We have already established distribution relationships with the largest North American carriers and are also generating revenue from selected countries outside of North America. We will continue to be strategic in selecting geographic markets with strong demand for our existing solutions. We will identify key distributors in those new markets who can assist us with establishing a market presence.

We are also willing to consider strategic moves such as acquiring a complementary company if the right opportunity presents itself.

Intellectual Property

We own five patents of which four are registered and one is pending. We own six design patents for our handsets and vehicle kits, of which four are registered and two are pending. We own two registered trademarks, for “Siyata”, and for “The New Way to Two-Way”. We do not currently consider any individual patent, design patent or trademark, or our patent and trademark portfolio as a whole, to be material to our long-term business model, although we seek and maintain intellectual property protection to differentiate our products and to help prevent other vendors from entering our market with similar products.

Seasonality

We do not experience any effects of seasonality in our business. Our products are designed to function at full capacity under all weather conditions and therefore, we do not experience any shifts in our sales patterns.

Organizational Structure

Our subsidiaries as of the date of this prospectus are as follows:

Name of Subsidiary	Principal Activities	Place of Incorporation	Ownership
Siyata Mobile Israel Ltd.	Research and development	Israel	100%
Siyata North America Inc.	Administration, Marketing and Sales	Canada	100%
Clear RF Nevada Inc.	Sales	USA	100% (as it is owned 100% by Siyata North America Inc.)
Clear RF, LLC	Sales	USA	100% (as it is owned 100% by Clear RF Nevada Inc.)
Siyata Mobile Canada Inc.	Marketing and sales	Canada	100%

Property, Plant and Equipment

Our warehouse and Canadian sales headquarters are located at 1751 Richardson Street, Suite #2207, Montreal, Quebec H3K-1G6, Canada, with approximately 5,616 square feet of space. We entered into a lease agreement for its property for a 24-month term, beginning on January 1, 2025 and expiring on December 31, 2026. Under this lease, we pay net rent in year one of the two year term of $6.00 per square foot per annum, approximately $33,696 per annum, payable in monthly equal installments. In year two of the term, the net rent is $8.00 per square foot, approximately $44,928 per annum.

Our other office and warehouse facilities are a rented facility of 613 square meters with monthly rent of $22,000 per month indexed to the CPI index. The lease began in August 2021 and ends in August 2026.

All other warehouse spaces utilized are third party logistic providers.

We believe that our existing facilities are adequate to meet current requirements and that suitable additional or substitute space will be available as needed to accommodate any further physical expansion of operations and for any additional offices.

We believe that our existing facilities and those of our affiliate entities are adequate to meet current requirements and that suitable additional or substitute space will be available as needed to accommodate any further physical expansion of operations and for any additional offices.

Environmental Matters. We are subject to laws and regulations concerning the environment, safety matters, regulation of chemicals and product safety in the countries where we manufacture and sell our products or otherwise operate our business. As a result, we have established internal policies and standards that aid our operations in systematically identifying relevant hazards, assessing and mitigating risks and communicating risk information. These internal policies and standards are in place to ensure our operations comply with relevant environmental, health and safety laws and regulations, and that periodic audits of our operations are conducted. The potential risks we identify are integrated into our business planning, including investments in reducing safety and health risks to our associates and reducing our impact on the environment. We have also dedicated resources to monitor legislative and regulatory developments and emerging issues to anticipate future requirements and undertake policy advocacy when strategically relevant.

Employees

As of the date of this prospectus, we have 28 full-time employees and no part-time employees. 14 of our employees are employees of Siyata Mobile Israel Ltd. and are located in Israel, including personnel performing operations, product development, quality control and administration functions. The subsidiary information provided by the Company indicates that Siyata North America Inc has a total of 14 employees broken down as four Canadian employees in accounting and operations, two Canadian salespeople and eight U.S. salespeople.

None of our employees are represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relations with all of our employees. However, in Israel, we are subject to certain Israeli labor laws, regulations and national labor court precedent rulings, as well as certain provisions of collective bargaining agreements applicable to us by virtue of extension orders issued in accordance with relevant labor laws by the Israeli Ministry of Economy and which apply such agreement provisions to our employees even though they are not part of a union that has signed a collective bargaining agreement.

Our Key Agreements

On December 29, 2025, Core AI, Siyata PTT, and Seeligang Partners Ltd., a company controlled by Mr. Marc Seelenfreund (the “Buyer”), entered into the SPA. Pursuant to the SPA, Core AI agreed to sell to the Buyer, and the Buyer agreed to purchase from Core AI, ninety percent (90%) of the issued and outstanding Class A Shares, free and clear of any encumbrances, with Core AI retaining a ten percent (10%) equity interest in the Company following consummation of the transactions contemplated by the SPA.

The aggregate consideration payable to Core AI under the SPA consists of two components: (i) first, the Buyer is required to pay Core AI $100,000 in cash by wire transfer of immediately available funds sixty (60) days from the date of the SPA, and (ii) second, the Company is required to pay Core AI three separate annual earn-out payments (each, an “Earn-Out Payment,” and collectively, the “Earn-Out Consideration”). Each Earn-Out Payment is equal to the greater of (i) $200,000 and (ii) one percent (1%) of the Company’s “Gross Revenue” (as defined in the SPA) generated during the applicable earn-out period, as stated in the Company’s annual audited financial statements.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Marc Seelenfreund	57	Chief Executive Officer and Director
Gerald Bernstein	63	Chief Financial Officer
Ronen Shor	44	Director Nominee (1)
Lourdes Felix	57	Independent Director Nominee (1)
Campbell Becher	44	Independent Director Nominee (1)
Stephen Ospalak	58	Independent Director Nominee (1)

(1)	To be appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Marc Seelenfreund is the founder and director of PTT since December 29, 2025. Mr. Seelenfreund has been our chief executive officer since January 1, 2026, pursuant to a consulting agreement between the Company and BSD Capital Ltd., an entity controlled by Mr. Seelenfreund, under which he devotes his full-time attention and capacity to providing executive sercies to the Company. Mr. Seelenfreund previously served as Founder and Chief Executive Officer of Siyata Mobile Inc. (now known as Core AI Holdings, Inc.) since July 2015. From August 2004 to July 2015, he served as Chief Executive Officer of Accel Telecom Inc., a key importer and integrator of advanced telecom equipment into the Israeli telecom market. Mr. Seelenfreund received a law degree from Bar Ilan University and is Chairman of Ono Academic College.

Gerald Bernstein will serve as our Chief Financial Officer upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Bernstein has served as Chief Financial Officer of Siyata Mobile Inc. (now known as Core AI Holdings, Inc.) since July 2016. From July 2015 to June 2016, Mr. Bernstein served as Vice President, Finance of Pazazz Printing Inc., a printing and fulfillment service. From July 2013 to February 2015, Mr. Bernstein served as Vice President, Finance of Amcor Holdings Inc., an international real estate development and management company. From September 2003 to July 2015, Mr. Bernstein was a self-employed certified public accountant consultant, working on various mandates in mortgage financing, tax planning, turnaround, process re-engineering and private equity due diligence. Mr. Bernstein holds a Bachelor of Commerce degree and a Graduate Diploma in Public Accountancy from McGill University and has been a member of the Canadian Institute of Chartered Professional Accountants since 1987.

Ronen Shor serves as the Chief Executive Officer of Accel Solutions Group since 2016. Prior to that, he served as its Deputy Chief Executive Officer from 2004 to 2016, during which time he also co-founded Accel Solutions and led R&D for multiple telecommunications and cyber security products. Mr. Shor also served as Deputy CEO of Siyata Mobile Inc. from 2010 to 2017. In addition, Mr. Shor currently serves as Chairman of the Board of BBT.live, a provider of secure connectivity solutions over public infrastructure. Mr. Shor’s extensive experience in the telecommunications and cyber security industries, including his leadership roles in telecommunications product development and his service as an executive at a publicly traded telecommunications and cyber security company, qualifies him to serve as a director of the Company. Mr. Shor holds a B.S. in electronic engineering and computer science from Tel Aviv University and an M.B.A. (cum laude) from Tel Aviv University. He is also a named inventor on a U.S. patent relating to measurement of parameters of radio-frequency transmission devices. We believe that Mr. Shor is well qualified to serve on our Board of Directors based on his extensive experience in corporate governance and executive management.

Lourdes Felix is a corporate finance executive offering over fifteen years of combined experience in public accounting and in the private sector in building, leading, and advising corporations through complex restructurings. Ms. Felix has also been the Chairwoman of the Audit Committee of La Rosa Holdings Corp (Nasdaq: LRHC) since May 2024, athe Chairwoman of the Audit Committee and a director of Agents Corp (formerly Avalon GloboCare Corp. Nasdaq: CHGA) since February 2026 and January 2023, respectively.  Ms. Felix has been instrumental in assisting in capital procurement and implementing an audit committee. She is thoroughly experienced in guiding troubled companies to greater efficiency and profitability. Ms. Felix has acquired expertise in securities laws and knowledge of SOX requirements. She has worked with private and public SEC reporting companies. Ms. Felix was previously the controller for a mid-size public accounting firm for over seven years and was responsible for the operations and financial management of regional offices. Her experience includes a wide variety of industries including advertising, marketing, non-profit organizations, medical practices, mortgage banking, manufacturing and SEC reporting companies. She has assisted companies with documented contributions leading to improved financial performance, heightened productivity, and enhanced internal controls. Ms. Felix has been a Director of BioCorRx Inc. since March 7, 2013. Ms. Felix was appointed Chief Executive Officer of BioCorRx on November 9, 2020 and became Chief Financial Officer of BioCorRx on October 1, 2012. Ms. Felix was President of BioCorRx from February 26, 2020 until she resigned upon her appointment as CEO on November 9, 2020. Ms. Felix is very active in the Hispanic community and speaks fluent Spanish. Ms. Felix holds a Bachelor of Science degree in Business Management and Accounting from University of Phoenix. We believe that Ms. Felix is well qualified to serve on our Board of Directors based on her more than 30 years of experience in corporate finance, capital markets, public accounting, and the regulated life sciences industry.

Campbell Becher has served as the Chief Executive Officer of IberAmerican Lithium since September 2023. Mr. Becher has served as president of Orchid Capital Partners Corp. since 2014. Mr. Becher has more than 20 years of experience in investment banking, including the founding of Byron Capital Markets, an investment bank focused on the electric metals sector, where he served as Chief Executive Officer from 2008 to 2014 and led its sponsorship of the Electric Metals Conference for several years and sponsored the Industrial Minerals World Lithium Conference. Mr. Becher currently serves as a board member at Strategic Minerals Europe Corp. and previously served as a Managing Director at Haywood Securities Inc and a board member at Royal Helium Ltd. Mr. Becher attended both Lakehead University and Brock University studying Business Administration. Mr. Becher was appointed as an independent director of Siyata Mobile Inc. (now known as Core AI Holdings, Inc.) effective September 1, 2024 and resigned on October 3, 2025 upon the reverse takeover that occurred on that day. Mr. Becher has been nominated to serve as an independent director of Siyata PTT, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. We believe that Mr. Becher is well qualified to serve on our Board of Directors based on his extensive experience in the capital markets and corporate governance.

Stephen Ospalak is a senior executive with over 25 years of global leadership experience in the telecommunications and technology sectors, currently serving as SVP, Marketing& Operations at BMG Inc. He has held multiple interim executive roles, including CEO of AiTelecom (Mérida, Mexico), where he led full enterprise operations across human capital, finance, sales, marketing, and product. As Global Integration Officer at Virgin Management Inc. (London, UK), he drove global alignment, operational efficiency, and cost optimization—strengthening intercompany performance while advancing strategic initiatives across FTTH and HSPA/LTE platforms. He also served as Canadian VP and Board Advisor to Brightstar (SoftBank) and as SVP Operations at Iusacell (Mexico City; now part of AT&T). Mr. Ospalak was Vice President, Products & Services at TELUS Communications Inc., where he led a global organization managing a $2B annual portfolio across mobile and CPE product ecosystems. He oversaw full lifecycle execution—from strategy, design, and procurement to deployment and operations—across LTE, HSPA, FTTH, Wi-Fi, POTS, and ADSL technologies, while also contributing to TELUS Ventures various independent investment companies. He also brings extensive board governance experience, having served as an independent non-executive director at Siyata Mobile Inc. from 2015 to 2024, where he was Chair of the Compensation Committee, Chair of the Governance Committee, and a member of the Audit Committee. Mr. Ospalak holds a Bachelor of Science from the University of Toronto and an Honours Bachelor of Commerce from the University of Windsor, and has completed executive leadership studies at INSEAD. We believe that Mr. Ospalak is well qualified to serve on our Board of Directors in light of his extensive experience in the telecommunications industry and business management.

Family Relationships; Other Arrangements

None of our directors or executive officers have a family relationship. None of our Directors or executive officers were selected pursuant to any arrangement or understanding with major shareholders, customers, suppliers or others.

Executive Employment Agreements and Consulting Agreements

Marc Seelenfreund, Chief Executive Officer

Effective January 1, 2026, the Company entered into a consulting agreement (the “CEO Consulting Agreement”) with BSD Capital Ltd., a company wholly owned by Mr. Seelenfreund, pursuant to which Marc Seelenfreund serves as the Company’s Chief Executive Officer and President. The consulting agreement was approved by the Board of Directors. The agreement has an initial term of two years and will automatically renew for successive two-year terms unless terminated in accordance with its terms. Pursuant to the CEO Consulting Agreement, BSD Capital Ltd. is entitled to cash compensation of $45,000 per month and a monthly car allowance of $2,500. BSD Capital Ltd. is also entitled to a quarterly bonus equal to 5% of the EBITDA of the Company and its consolidated entities, with an annual true-up following completion of the Company’s year-end financial statements. If 5% of annual EBITDA exceeds the aggregate quarterly amounts previously paid or payable for such year, the Company will pay BSD Capital Ltd. the difference, and no clawback applies if the annual amount is lower than the aggregate quarterly amounts previously paid or payable. In the event of a change in control(defined in the agreement as the acquisition by any person or group of 20% or more of the outstanding voting securities of the Company), BSD Capital Ltd. may elect to receive an accelerated payment equal to 36 months of monthly consulting compensation and car allowance, and all outstanding equity awards held by Mr. Seelenfreund shall immediately vest and become exercisable . BSD Capital Ltd. may terminate the agreement upon 12 months’ prior written notice, and the Company may terminate the agreement upon 36 months’ prior written notice.

Gerald Bernstein, Chief Financial Officer

The Company will enter into either an employment agreement or a consulting agreement with Gerald Bernstein, or his consulting corporation, pursuant to which Mr. Bernstein will serve as the Company’s Chief Financial Officer upon the effectiveness of the registration statement of which this prospectus forms a part. His compensation is expected to be $18,750 per month and a monthly expenses of $1,000.

Glenn Kennedy, VP Sales, International

Effective January 1, 2026, the Company, Gleen Kennedy Sales Agency, a consulting company owned by Glenn Kenndy, and Mr. Glenn Kennedy entered into a consulting agreement, pursuant to which Mr. Kennedy serves as the Company’s Vice President, International Sale. The consulting agreement was approved by the Company’s Board of Directors. The agreement has an initial term of two years and does not renew automatically, unless terminated in accordance with its terms. Pursuant to the agreement, Mr. Kennedy is entitled to cash compensation of $CDN200,000 per annum. In addition, Mr. Kenndy is eligible to receive sales-based commissions on certain Company products, with commission rates varying depending on the applicable products, customers and geographic markets. Such commissions are payable monthly following the Company’s receipt of payment from customers for the applicable product sales.

Compensation

For purposes of this prospectus, we are providing compensation disclosure for the fiscal year ended December 31, 2025 with respect to our named executive officers. Because our business was previously owned by Core AI Holdings, Inc., prior to the separation transaction completed in December 2025, the historical compensation of our named executive officers for fiscal 2025 was determined under compensation arrangements in effect prior to, and in connection with, that separation. The consulting agreements described below effective on January 1, 2026, and are described separately as current compensatory arrangements.

Executive Compensation

For the purpose of this prospectus:

“CEO” means an individual who served as chief executive officer of the Company, or acted in a similar capacity, for any part of the most recently completed financial year;

“CFO” means an individual who served as chief financial officer of the Company, or acted in a similar capacity, for any part of the most recently completed financial year;

“Director” means an individual who acted as a director of the Company, or acted in a similar capacity, for any part of the most recently completed financial year;

“equity incentive plan” means an incentive plan, or portion of an incentive plan, under which awards are granted and that falls within the scope of IFRS 2 Share-Based Payments;

“NEO” or “named executive officer” means each of the following individuals:

(a)	each CEO who served in that capacity for any part of the most recently completed fiscal year;

(b)	each CFO who served in that capacity for any part of the most recently completed fiscal year;

(c)	each of the three most highly compensated executive officers of the Company, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000, as determined in accordance with subsection 1.3(6) of National Instrument 51-102 – Continuous Disclosure Obligations, for that financial year; and

(d)	each individual who would be a NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at the end of that financial year.

“option-based award” means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features.

Statement of Executive Compensation

We do not currently maintain a formal executive compensation program or policy. Instead, the compensation of our NEOs and directors is determined annually by our board of directors after consideration of a number of factors, including each individual’s duties and responsibilities, individual and Company performance, and compensation paid by comparable companies, as described further under “—Oversight and Description of Director and NEO Compensation” below. The amount of compensation paid, and benefits in kind granted, to our directors and executive officers for services in all capacities to us and our subsidiaries during the fiscal year ended December 31, 2025 is set forth in the Summary Compensation Table below. Information regarding pension, retirement, or similar benefits is set forth under “—Pension Plan Benefits”.

Summary Compensation Table

The following table sets forth certain information with respect to compensation, in USD$, for the year ended December 31, 2025, earned by or paid to the Company’s chief executive officer and principal executive officer, principal financial officer, and executive officers.

	Salary (US$)	Bonus (US$)		Option Awards(1) (US$)		Total (US$)
Gerald Bernstein Chief Financial Officer	$152,549		$0		$0	$152,549
Marc Seelenfreund(2) Chief Executive Officer	$529,607	$		$		$529,607
Glenn Kennedy VP International Sales	$189,618		-	$		$189,618
Gidi Bracha, Chief Technology Officer	$203,000		-			203,000
Sean Timsit
VP Logistics	$145,412		-	$		$145,412
Total	$1,220,185	$		$		$1,220,185

The Company has not issued any option awards subject to an incentive plan as of the year ended December 31, 2025.

Stock Option Plan

The Company may adopt a stock option plan (the “Option Plan”) pursuant to which the board of directors may grant options (the “Options”) to purchase Class A Shares of the Company to NEOs, directors and employees of the Company or affiliated corporations and to consultants retained by the Company.

The purpose of the Option Plan will be to attract, retain, and motivate NEOs, directors, employees and other service providers by providing them with the opportunity, through options, to acquire an interest in the Company and benefit from the Company’s growth. Under the Option Plan, the maximum number of Class A Shares reserved for issuance, including Options currently outstanding, shall be equal to 20% of the Class A Shares outstanding from time to time (the “20% Maximum”). The 20% Maximum is an “evergreen” provision, meaning that, following the exercise, termination, cancellation or expiration of any Options, a number of Class A Shares equivalent to the number of options so exercised, terminated, cancelled, or expired would automatically become reserved and available for issuance in respect of future Option grants.

The number of Class A Shares which may be the subject of Options on a yearly basis to any one person will not exceed 5% percent of the number of issued and outstanding Class A shares at the time of the grant. Options may be granted to any employee, officer, director, consultant, affiliate, or subsidiary of the Company exercisable at a price which is not less than the market price of Class A shares of the Company on the date of the grant. The directors of the Company may, by resolution, determine the time period during which any option may be exercised (the “Exercise Period”), provided that the Exercise Period does not contravene any rule or regulation of such exchange on which the Class A shares may be listed. All Options will terminate on the earliest to occur of (a) the expiry of their term; (b) the date of termination of an optionee’s employment, office or position as director, if terminated for just cause; (c) 90 days (or such other period of time as permitted by any rule or regulation of such exchange on which the Class A shares may be listed) following the date of termination of an optionee’s position as a director or NEO, if terminated for any reason other than the optionee’s disability or death; (d) 30 days following the date of termination of an optionee’s position as a consultant engaged in investor relations activities, if terminated for any reason other than the optionee’s disability, death, or just cause; and (e) the date of any sale, transfer or assignment of the Option.

Options are non-assignable and are subject to early termination in the event of the death of a participant or in the event a participant ceases to be a NEO, director, employee, consultant, affiliate, or subsidiary of the Company, as the case may be. Subject to the foregoing restrictions, and certain other restrictions set out in the Option Plan, the board of directors is authorized to provide for the granting of Options and the exercise and method of exercise of options granted under the Option Plan.

Equity Incentive Plan

Stock-Based Incentive Plan

Our employees will have rights to purchase or receive Class A Shares following the effectiveness of the registration statement of which this prospectus forms a part, pursuant to equity awards granted by the Company, including restricted share units (“RSUs”) and performance share units (“PSUs”), in order to preserve the aggregate value of the equity awards held by such employees immediately prior to this offering.

Following the completion of this offering, we anticipate that our Compensation Committee will, from time to time, grant additional RSUs, PSUs and other share-based awards to our employees and directors under one or more employee benefits plans that we intend to adopt. These awards are intended to attract, retain and motivate our employees and directors and to align their interests with those of our shareholders by providing them with the opportunity to acquire an interest in the Company and benefit from its growth. We have not yet finalized the specific terms of any such plan, including the number of Class A Shares to be reserved for issuance, eligibility criteria, vesting conditions or administration provisions, each of which will be determined by our board of directors.

Any Class A Shares issued upon the conversion or vesting of RSUs, PSUs or other awards granted under our employee benefits plans will have a dilutive effect on the ownership interests of our existing shareholders and on our earnings per share, which could adversely affect the market price of our Class A Shares. See “Risk Factors—Your percentage ownership in PTT may be diluted in the future.

Employment, Consulting, and Management Agreements

Management functions of the Company are performed by its directors and named executive officers. The Company is party to the consulting agreement described above with Marc Seelenfreund, its Chief Executive Officer and President, and Gerald Bernstein, is expected to enter into an employment or consulting agreement with the Company in connection with his appointment as Chief Financial Officer upon the effectiveness of the registration statement of which this prospectus forms a part.

Oversight and Description of Director and NEO Compensation

Compensation of Directors

Compensation of directors of the Company is reviewed annually and determined by the board of directors. The level of compensation for directors is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and nature, and the availability of financial resources.

In the view of the board of directors, there is, and has been, no need for the Company to design or implement a formal compensation program for directors. While the board of directors considers Option grants to directors under the Option Plan from time to time, the board of directors does not employ a prescribed methodology when determining the grant or allocation of Options. Other than the Option Plan, as discussed above, the Company does not offer any long-term incentive plans, share compensation plans or any other such benefit programs for directors.

Compensation of NEOs

Compensation of NEOs is reviewed annually and determined by the board of directors. The level of compensation for NEOs is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and nature, and the availability of financial resources. In the view of the board of directors, there is, and has been, no need for the Company to design or implement a formal compensation program for NEOs.

Elements of NEO Compensation

As discussed above, the Company provides an Option Plan to motivate NEOs by providing them with the opportunity, through Options, to acquire an interest in the Company and benefit from the Company’s growth. The Board does not employ a prescribed methodology when determining the grant or allocation of Options to NEOs. Other than the Option Plan, the Company does not offer any long-term incentive plans, share compensation plans, retirement plans, pension plans, or any other such benefit programs for NEOs.

Pension Plan Benefits

No pension, retirement, or deferred compensation plans, including defined contribution plans, have been instituted by the Company and none are proposed at this time.

Termination and Change of Control Benefits

Please see “Employment, Consulting, and Management Agreements” above.

Director Compensation

The following table sets forth information regarding compensation earned, in USD$, during the year ended December 31, 2025, by the Company’s director who served as the director during such year.

Mr. Seelenfreund as a consultant during the year ended December 31, 2025 are both set forth in the table below.

	Salary	Bonus	Option Awards	Total
Name	(USD$)	(USD$)	(USD$)	(USD$)
Marc Seelenfreund	$529,607	$-	$-	$529,607
Total	$529,607	$-	$-	$529,607

Securities Authorized For Issuance Under Equity Compensation Plans

We do not have any outstanding stock option and or RSU incentives issued since its inception.

Interest Of Informed Persons In Material Transactions

For purposes of the following discussion, “Informed Person” means:

(a)	a Director or Officer;

(b)	a director or executive officer of a person or company that is itself an Informed Person or a Subsidiary;

(c)	any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company, other than the voting securities held by the person or company as underwriter in the course of a distribution; and

(d)	the Company itself if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

Except as disclosed below, elsewhere herein or in the Notes to the Company’s financial statements for the financial year ended December 31, 2025, none of:

(a)	the Informed Persons of the Company;

(b)	the proposed nominees for election as a Director; or

(c)	any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in a proposed transaction which has materially affected or would materially affect the Company or any subsidiary of the Company.

Board Practices

General

In connection with the listing, we intend to appoint a majority independent board of directors.

Composition of the PTT Board

Directors, including the Chairman of the PTT Board, will be elected annually and individually as a matter of Cayman Island law by the shareholders at each Annual General Meeting of shareholders. Directors whose term of office has expired will be immediately eligible for re-election.

Board of Directors Structure

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors is expected to consist of five directors, three of whom we consider to be “independent” within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules and who meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Our articles of association provide that the board of directors must be composed of at least one member unless otherwise determined by ordinary resolution of our shareholders. Our directors serve until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual general meeting of shareholders at which time such director is eligible for re-election.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Mr. Seelenfreund has been involved in all determinations regarding executive officer compensation since the inception of the Company. He will continue to make such decisions until the Compensation Committee becomes operable after the listing.

Committees of the Board of Directors

We will establish three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will act, after the listing, pursuant to a charter governing the authority and responsibility of each committee. We have determined that Stephen Ospalak, Lourdes Felix and Campbell Becher will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Stephen Ospalak, Campbell Becher and Lourdes Felix. Lourdes Felix will be the chairperson of our audit committee. Our board also has determined that Lourdes Felix qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Although the Company is a foreign private issuer and may elect to follow its home country practices in lieu of certain Nasdaq requirements, the Company has voluntarily elected to comply with the Nasdaq requirements applicable to the composition and responsibilities of its compensation committee. The Company reserves the right to rely on such home country practices in the future. Our compensation committee will consist of Lourdes Felix, Stephen Ospalak and Campbell Becher. Lourdes Felix will be the chairperson of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

Although the Company is a foreign private issuer and may elect to follow its home country practices in lieu of certain Nasdaq requirements, the Company has voluntarily elected to comply with the Nasdaq requirements applicable to the composition and responsibilities of its nominating and corporate governance committee. The Company reserves the right to rely on such home country practices in the future. Our nominating and corporate governance committee will consist of Stephen Ospalak, Campbell Becher and Lourdes Felix. Campbell Becher will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Ethics

We are committed to high standards of ethical conduct and professionalism. We have adopt a Code of Ethics that confirms our commitment to ethical behavior in the conduct of all PTT activities. The Code of Ethics applies to all our directors, all our officers (including our Chief Executive Officer and Chief Financial Officer) and employees sets forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of PTT and customer property and providing a proper and professional work environment. We expect our Directors and employees to follow these corporate governance practices immediately following the distribution.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A Shares as of the date of this prospectus for (i) each of our named executive officers, directors, and director nominees; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our Class A Shares.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any Class A Shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of each class of Class A Shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Siyata PTT., 1751 Rue Richardson, Suite 2207, Montreal, QC, Canada H3K 1G6.

	Class A Shares Beneficially Owned			Class A Shares Beneficially Owned			Class B Shares Beneficially Owned			Class B Shares Beneficially Owned
	Prior to this Offering (1)			After this Offering (2)			Prior to this Offering (1)			After this Offering (2)
		Percent	Total		Percent	Total		Percent	Total		Percent	Total
	#	Class A	Class A	#	Class A	Class A	#	Class B	Class AB	#	Class B	Class B
Name of	Class A	Common	Voting	Class A	Common	Voting	Class B	Common	Voting	Class B	Common	Voting
Beneficial	Common	Shares	Power (3)	Common	Shares	Power (3)	Common	Shares	Power (3)	Common	Shares	Power (3)
Owner	Shares	(%)	(%)	Shares	(%)	(%)	Shares	(%)	(%)	Shares	(%)	(%)
Executive Officers and Directors
Marc Seelenfreund-Officer + Director	1,000,000	17.66%	2.62%	0	0	0.00%	6,515,090	100%	87.81%	6,515,090	100%	84.77%
Gerald Bernstein-Officer	-	-	-
Campbell Becher-Director	-	-	-
Lourdes Felix	-	-	-
Ronen Shor	-	-	-
All directors and executive officers as a group (4 persons) (8)
5% Shareholders
Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC)	616,000	10.88%	5.1%	0	0	0%	0	0%	5.1	0	0%	0%
Core AI Holdings, Inc.	1,000,010	17.66%	2.6%	0	0	0%	0	0%	2.6%	0	0%	0%
Moshe Kozlovitch	990,000	17.48%	2.6%	0	0	0%	0	0%	2.6%	0	0%	0%
JRB Consulting LLC	450,000	7.95%	1.2%	0	0	0%	0	0%	1.2%	0	0%	0%
Edward Wang	495,000	8.74%	1.3%	0	0	0%	0	0%	1.3%	0	0%	0%
Black Walnut Advisory LLC	400,000	7.06%	1.0%	0	0	0%	0	0%	1.0%	0	0%	0%

*	Less than 1%

(1)	Based on 5,663,010 Class A Shares, 100% of Class A Shares of which are held in the United States by 425 shareholders, issued and outstanding as of the date of this prospectus.

(2)	Based on 6,515,090 Class B Shares, 100% of Class B Shares of which are held in the United States by one shareholder, issued and outstanding as of the date of this prospectus. .

(3)	Upon completion of the offering, each Class A Shares will carry one vote per share and each Class B Shares will carry five votes per share.

(4)	Includes (i) 1,000,000 Class A shares and 6,515,090 Class B shares held by Marc Seelenfreund; (ii) no Class A Shares or Class B Shares beneficially owned by any other director or executive officer of the Company as a group, in each case as of the date of this prospectus.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management,” the following is a description of transactions since January 1, 2024, to which we have been a party, in which the amount involved exceeds or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We also describe below certain other transactions with our directors, executive officers and shareholders.

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal shareholders and their affiliates are approved by our audit committee, once it has been formed and its members appointed, and a majority of the members of our board of directors, including a majority of the independent and disinterested directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Corporate Restructuring

In December 2025, we, Core AI and Seeligang Partners Ltd., a company controlled by our founder, Marc Seelenfreund, completed a separation transaction pursuant to an SPA dated December 29, 2025, under which Core AI sold 90% of the Company’s equity to Seeligang Partners Ltd. and retained a 10% equity interest. Because Core AI is the Company’s former parent and remains a continuing shareholder, arrangements with Core AI are disclosed as related party transactions, including Core AI’s retained equity position, its current status as a selling shareholder, and its right to receive consideration under the SPA. The SPA additionally provides for $100,000 cash payable 60 days after signing, and three annual earn-out payments for calendar years 2026–2028 equal to the greater of $200,000 or 2% of gross revenue for the applicable period (as reflected in audited IFRS financial statements), payable 95 days after the applicable anniversary of closing.

Ronan Shor

In November 2019, Signifi Mobile Inc., our subsidiary, entered into a non-exclusive distribution agreement with Accel Solutions Ltd. Mr. Ronan Shor, a director nominee, has served as the Chief Executive Officer of Accel Solutions Group since 2020. As a result, amounts paid or payable and other transactions under that distribution agreement are related party transactions.

Related Person Transaction Policy

Prior to the effective date of the registration statement of which this prospectus is a part, we intend to enter into a new related person transaction policy. Pursuant to such related person transaction policy, any related person transaction must be approved or ratified by our board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related person, our board of directors or the designated committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. Our board of directors or the designated committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time, and the Cayman Companies Act of the Cayman Islands, which we refer to as the Cayman Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 400,000,000 Class A Shares of a par value of US$0.0001 each, 90,000,000 Class B Shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001 each. As of the date of this prospectus, 5,663,010 Class A Shares and 6,515,090 Class B Shares are issued and outstanding.

Immediately prior to the effective date of the registration statement of which this prospectus is a part, we will have 5,663,010 Class A Shares and 6,515,090 Class B Shares issued and outstanding. All of our shares issued and outstanding prior to the effective date of the registration statement are and will be fully paid, and all of our shares to be issued in this offering will be issued as fully paid.

Memorandum And Articles Of Association

The following is a summary of certain provisions of our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time (“Articles”), and of Cayman Islands corporate law, particularly, the Cayman Companies Act, in each case expected to be in effect immediately following the effective date of the registration statement. This is not a summary of all the significant provisions of the Articles or of Cayman Islands law and does not purport to be complete. This description is qualified in its entirety by reference to the Articles which are an exhibit to this prospectus, and to Cayman Islands law. Changes to our Articles, some of which may be material, may be made prior to the effective date of the registration statement.

Company Purpose

Our business purpose, is to acquire, hold, manage, sell direct and indirect participations in enterprises of any kind, in particular in the area of telecommunications and digital technology and related areas globally. PTT may establish enterprises of any kind in the United States, Canada, Israel or other places (except the Cayman Islands), hold equity interest in these enterprises, and conduct their management. Furthermore, PTT may acquire, mortgage, operate or sell real estate and intellectual property rights anywhere in the world (except the Cayman Islands). PTT may provide loans, guarantees and other kinds of financing and security for the PTT group companies as well as borrow and invest money on the money and capital markets. PTT may engage in all other types of activities or transactions and may take all measures that appear appropriate to promote the purpose of PTT or that are related to the same. In pursuing its purpose, PTT strives to create sustainable value.

Incorporation

We were incorporated as an exempted company with limited liability in the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Cayman Companies Act. A Cayman Islands exempted company with limited liability:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The following are summaries of material provisions of our post-listing memorandum and articles of association and the Cayman Companies Act insofar as they relate to the material terms of our Class A shares.

Class A Shares

General

All of our issued and outstanding Class A Shares are fully paid and non-assessable. Our Class A Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Class A Shares will not receive a certificate in respect of such Class A Share. Our shareholders may freely hold and vote their Class A shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our Articles regarding redemption and purchase of our shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A share. No share may be issued at a discount to par value except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this prospectus, there are 5,663,010 Class A Shares and 6,515,090 Class B shares issued and outstanding, all of which are fully paid and non-assessable.

Dividends

Subject to the provisions of the Cayman Companies Act and our Articles , the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors, when paying dividends to shareholders, may make such payment in cash. Any dividends we declare on our shares will be in respect of both our Class A Shares and Class B Shares, and will be distributed such that a holder of one of our Class B Shares will receive the same amount of the dividends that are received by a holder of one of our Class A Shares. We will not declare any dividend with respect to the Class A Shares without declaring a dividend on the Class B Shares, and vice versa.

Unless provided by the rights attached to a share, no dividend shall bear interest against the Company.

Voting Rights

Subject to any special rights or restrictions as to voting attached to any shares, on a show of hands every holder of Class A Shares who is present in person and every person representing a holder of Class A Shares by proxy shall have one vote. On a poll, every holder of Class A Shares who is present in person or by duly authorized representative and every person representing a holder of Class A Shares by proxy shall have one vote for each Class A Share of which he or the person represented is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given personally, by duly authorized representative or by proxy.

Class B Shares

The authorized share capital is 90,000,000 Class “B” shares with a par value of $0.0001 per share.

There are 6,515,090 Class “B” shares issued and outstanding.

Dividends

Subject to the provisions of the Cayman Companies Act and our Articles, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors, when paying dividends to shareholders, may make such payment in cash. Any dividends we declare on our shares will be in respect of both our Class A Shares and Class B Shares, and will be distributed such that a holder of one of our Class B Shares will receive the same amount of the dividends that are received by a holder of one of our Class A Shares. We will not declare any dividend with respect to the Class A Shares without declaring a dividend on the Class B Shares, and vice versa. Unless provided by the rights attached to a share, no dividend shall bear interest against the Company.

Voting Rights

The rights of the holders of our Class A Shares and our Class B Shares are identical, except with respect to voting and conversion. On a show of hands, every holder of Class B Shares who is present in person and every person representing a holder of Class B Shares by proxy shall have one vote. On a poll, every holder of Class B Shares who is present in person or by duly authorized representative and every person representing a holder of Class B Shares by proxy shall have five votes for each Class B Share of which he or the person represented is the holder. A quorum required for a meeting of shareholders consists of (a) with respect to any meeting convened to consider or adopt a special resolution, holders with at least 67% of the votes eligible to be cast at any such general meeting of the Company and (b) with respect to any meeting to consider any other resolution or take any other action, holders with at least a majority of the votes eligible to be cast at any such general meeting of the Company. A special resolution will be required for important matters such as a merger or consolidation of the Company, change of name or making changes to our amended and restated memorandum and articles of association or the voluntary winding up of the Company. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the shares. At any time that the holders of the Class B Shares together hold Class B Shares representing at least 10% of the total number of Class A and Class B Shares outstanding, the voting power permitted to be exercised by the holders of the Class B Shares will be weighted such that the Class B Shares shall represent, in the aggregate, 67% of the voting power of all shareholders entitled to receive notice of, attend and vote at any meeting convened to consider a special resolution.

Conversion

Each Class B Share is convertible into one Class A Share at any time at the option of the holder of such Class B Share. Each Class B Share shall be automatically and immediately converted into one Class A Share upon any transfer thereof to a person or entity that is not an affiliate of the holder of such Class B Share. Further, our Class B Shares will automatically convert into our Class A Shares upon the date when holders of all Class B Shares cease to hold Class B Shares representing, in the aggregate, at least 10% of the total number of Class A and Class B Shares outstanding.

Variation of Rights Attaching to Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of all of the holders of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by duly authorized representative or proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent or in priority to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(i)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(ii)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(iii)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(iv)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(v)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital in any way.

Calls on Shares and Liens

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any unpaid premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 8 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on every partly-paid or unpaid share for all monies called or payable to us in respect of that share. Our liens on such shares extend to dividends payable thereon.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the Articles) and, within 14 clear days of the date on which the notice is deemed to be given under the Articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of three years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Forfeiture of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A certificate in writing under the hand of any of our directors or officers stating that a share has been duly forfeited on the date stated in the certificate shall be conclusive evidence that the particular shares have been forfeited on the stated date.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act, our memorandum and articles of association, applicable rules of the Nasdaq and any rights for the time being conferred on the shareholders holding a particular class of shares, we may:

(i)	issue shares that are to be redeemed or liable to be redeemed, at our option or the option of the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(ii)	with the consent in writing of all of the issued shares of a particular class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(iii)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Cayman Companies Act and our memorandum and articles of association, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

We anticipate our shares will be held via DTC or directly through VStock Transfer LLC in the United States. As a result, shareholders may effect the transfer of their shares through their custodian banks or brokers, as applicable, provided that such transfers comply with applicable rules of the Nasdaq.

A shareholder holding certificated Class A Shares may also transfer those shares by an instrument of transfer in writing in any usual form or in another form approved by the Directors or prescribed by the Nasdaq. Certain transfers of Class B Shares to non-affiliates of the holder of such Class B Shares will also result in the conversion of such Class B Shares to Class A Shares. See “—Class B Shares—Conversion” above.

Inspection of Books and Records

Holders of our Class A Shares have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; however our Articles require that we hold an annual general meeting at least once in each calendar year and that the maximum period between annual general meetings shall be no more than fifteen (15) months. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 25 percent of the par value of the then issued and outstanding shares which, as at that date, carry the rights to vote at such general meeting, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt by the Company of the written requisition, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

At least five clear days’ notice (exclusive of the day on which notice is served or deemed to be served and the day for which notice is given) of general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify (among other things) the place, the day and the hour of the meeting and the general nature of the business to be conducted at the meeting. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person, through their authorized representative or by proxy one or more shareholders who, together, hold at least (i) in respect of a meeting to consider a special resolution, sixty seven percent (67%) of the votes, and (ii) in respect of a meeting to consider an ordinary resolution, a majority of the votes, in each case, eligible to be cast at such general meeting.

If within 30 minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week in the jurisdiction in which the meeting was to have been held at the same time and place or to such other day, time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholders present shall be a quorum.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, on, or immediately after the declaration of the result of the show of hands) demanded by the chairman of the meeting or by any five other shareholders or shareholders collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorized representative or proxy) and holding at least ten percent (i) of the total voting rights of all shareholders having the right to attend and vote at the meeting, or (ii) in par value of the shares giving a right to attend and vote at the meeting. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded, it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under our Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited unless otherwise determined by our shareholders by ordinary resolution.

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three year terms. Subject to the terms of any preference shares, any or all of the directors may be removed from office at any time by an ordinary resolution, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director subject to any maximum number of directors included in the Articles or set by the shareholders by way of ordinary resolution.

The directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed there shall be no shareholding qualification for directors.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Articles, the office of a director shall be vacated forthwith if:

(i)	he is prohibited by the law of the Cayman Islands from acting as a director;

(ii)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(iii)	he resigns his office by notice to us;

(iv)	he only held office as a director for a fixed term and such term expires;

(v)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(vi)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(vii)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the NASDAQ corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the NASDAQ corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. However, to the extent allowed by the Cayman Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as least one committee member is a director; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the separation, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles of association.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest, provided that the nature of the interest in such contract, transaction arrangement or proposal shall be disclosed by him at or prior to its consideration and any vote on that matter.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles of association and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of our assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

(i)	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm: (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

(ii)	the date on which the name of any person was entered on the register as a shareholder; and

(iii)	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a person who has agreed to become a shareholder and who is registered in the register of members is deemed, as a matter of the Cayman Companies Act, to be a shareholder. Furthermore, as a matter of the Cayman Companies Act, the registration of any person in the register of members as holder of any shares shall be prima facie evidence of such person having legal title to the shares as set against its name in the register of members. Upon the completion of the offering, the register of members will be immediately updated to record and give effect to the issuance of shares. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between certain provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

This discussion does not purport to be a complete statement of the rights of holders of our Class A shares under applicable Cayman Islands law or the rights of holders of common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation in accordance with the statutory dissent procedures provided under the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(i)	the statutory provisions as to the required majority vote have been met;

(ii)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(iii)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(iv)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to bring an action on behalf of the Company (i.e. a derivative action) if it can demonstrate a prima facie case and the act complained of:

(i)	exceeds the powers of the Company or is illegal;

(ii)	constitutes a “fraud on the minority” (which, in most cases, will involve expropriation of the Company’s assets by the majority shareholders);

(iii)	is an irregularity in the passing of a resolution that requires a special majority; or

(iv)	infringes an individual shareholder’s personal rights such as the right to vote, pre-emption rights etc.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that, to the extent permitted by law, we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s actual fraud or wilful default, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company —a duty to act bona fide in what the director considers to be the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 25 percent of the par value of the then issued and outstanding shares which, as at that date, carry the rights to vote at such general meeting, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one days’ after the date of receipt of the written requisition, those shareholders who requested the meeting (or any of them who, together, hold at least half of the voting rights of all of them) may convene the general meeting themselves within three months after the end of such period of twenty-one days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director shall be vacated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (f) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (g) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act, the Company may be wound up by a special resolution of our shareholders or, if the Company is unable to pay its debts as they fall due, by an ordinary resolution of our shareholders. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights Attaching to Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPL”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPL. In our use of personal data, we will be characterized under the DPL as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPL. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By virtue of your investment in the company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

●	where this is necessary for the performance of our rights and obligations under any purchase agreements;

●	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter terrorist financing, prevention of proliferation financing, financial sanctions and FATCA/CRS requirements); and/or

●	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Rights of Individual Data Subjects

Individual data subjects have certain data protection rights, including the right to:

●	be informed about the purposes for which your personal data are processed;

●	access your personal data;

●	stop direct marketing;

●	restrict the processing of your personal data;

●	have incomplete or inaccurate personal data corrected;

●	ask us to stop processing your personal data;

●	be informed of a personal data breach (unless the breach is unlikely to be prejudicial to you);

●	complain to the Data Protection Ombudsman; and

●	require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Listing

We have applied to list our Class A Shares on the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC, under the symbol “PTT.” The commencement of trading in our Class A Shares is conditioned upon Nasdaq’s approval of our initial listing application and our satisfaction of all applicable Nasdaq initial listing requirements at the time trading is to commence, including the applicable holder distribution requirements. As of August 25, 2026, based on our review of shareholder records, information provided by our transfer agent and other ownership information made available to us, we had 425 round lot holders of our Class A Shares, of whom at least 225 each held unrestricted Class A Shares with a market value of at least $2,500. Nasdaq retains discretion with respect to the application and interpretation of its listing rules, and there can be no assurance that our Class A Shares will begin trading on Nasdaq.

Transfer Agent and Registrar

The transfer agent and registrar of our Class A shares is VStock Transfer, LLC 181 Lafayette Place, Woodmere, New York 11598 whose telephone number is 1-212-828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this direct listing, there has been no public market for our Class A Shares in the United States, and we cannot predict the effect, if any, that market sales of our Class A Shares, or the availability of our Class A Shares for sale, will have on the price of our Class A Shares prevailing from time to time. Although we intend to apply to list the Class A Shares on Nasdaq Capital Market, we cannot assure you that a regular trading market for the Class A Shares will develop. Sales of a substantial number of our Class A Shares in the public market following our listing on Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our Class A Shares and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. We will have no input if and when any registered shareholders may, or may not, elect to sell their shares or the prices at which any such sales may occur. Because this direct listing is not a firm-commitment underwritten offering and the selling shareholders are not obligated to sell any shares, there can be no assurance that a sufficient number of shares will be offered for sale at the commencement of trading or that an active or orderly public market for our Class A Shares will develop.

Immediately upon the effectiveness of the registration statement of which this prospectus is a part, we will have 5,663,010 Class A Shares issued and outstanding, based on the number of shares of our capital stock outstanding as of the date of this prospectus. Following the effectiveness of the registration statement of which this prospectus forms a part, our Class A Shares may, subject to certain lock-up arrangements, be sold either by the registered shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 of the Securities Act. Our Class A Shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act, including, but not limited to, the shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares for a period of at least one year will be able to sell their shares of Class A Shares under Rule 144. We currently anticipate that all shares not immediately saleable under Rule 144 and that are able to be resold pursuant to our lock-up arrangements will be registered pursuant to the registration statement of which this prospectus forms a part. We intend to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which all Class A Shares registered pursuant to the registration statement have been sold, (ii) the date on which such Class A Shares may be sold without registration pursuant to Rule 144 under the Securities Act without volume or manner-of-sale limitations and without the requirement for current public information, or (iii) the date on which the Company withdraws the registration statement.

Rule 144

In general, a person who has beneficially owned restricted securities for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of securities then outstanding; or

●	1% of the average weekly trading volume of our securities during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

MATERIAL UNITED STATES AND CAYMAN ISLANDS INCOME TAX CONSIDERATIONS

The following is a general summary of certain material Cayman Islands and U.S. federal income tax considerations. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder or prospective shareholder. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary does not summarize all possible tax consequences relating to an investment in the Class A Shares, such as the tax consequences under U.S. federal, state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Carey Olsen, our Cayman Islands counsel; to the extent that the discussion relates to matters of U.S. federal tax law, it represents the opinion of Sichenzia Ross Ference Carmel LLP .

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax.

No stamp duty is payable in respect of the issue of the Class A Shares. An instrument of transfer in respect of an Class A Share is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in a form substantially similar to the following on March 23, 2026:

“The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (As Revised), the following undertaking is hereby given to the Company:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	On or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of 30 years from the 23rd day of March, 2026.”

Certain Material U.S. Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A Shares by U.S. Holders (as defined below) that purchase our Class A Shares pursuant to the effective date of the registration statement of which this prospectus is a part and hold such Class A Shares as capital assets as defined under the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, the Treasury regulations issued pursuant to the Code (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service (“IRS”), would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships, regulated investment companies, dealers in stock, securities or currencies, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire securities as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or constructively 10.0% or more of our company’s shares, persons that are resident in or hold securities in connection with a permanent establishment outside the United States or persons that generally mark their securities to market for U.S. federal income tax purposes).

This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this summary, the term “U.S. Holder” means a beneficial owner of our Class A Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, (a) if a court within the United States is able to exercise primary supervision over its administration and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (b) if a valid election is in effect for the trust to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A Shares, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of our Class A Shares.

Prospective investors should consult their tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of our Class A Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends

Subject to the PFIC discussion below, a U.S. Holder will be required to include in gross income the gross amount of any distribution paid on the Class A Shares (including any amount of taxes withheld by our company) out of our company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of our company’s current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Class A Shares and thereafter as a gain from the sale of the Class A Shares, but only if our company calculates our earnings and profits in accordance with U.S. federal income tax principles. As our company does not at this time intend to make such calculations, a U.S. Holder should expect to treat the entire amount of any distribution received as a dividend.

In case of a U.S. Holder that is a corporation, dividends paid on the Class A Shares will be subject to regular corporate rates and will generally not be eligible for the “dividends received” deduction available to corporate shareholders.

With respect to U.S. Holders who are an individual, trust or estate, dividends may be taxed at the lower capital gains rate applicable to qualified dividend income provided we are a “qualified foreign corporation” (and certain holding period requirements and other conditions are met). A non-U.S. corporation generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. which includes an exchange of information program; or, (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States, and in both instances the non-U.S. corporation is not a PFIC and was not a PFIC during its preceding taxable year. The United States does not have a tax treaty with the Cayman Islands. Our Class A Shares are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Shares, including the effects of any change in law after the date of this prospectus.

Dividends on our Class A Shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

In addition to United States federal income taxation, U.S. Holders may be subject to state and local taxes upon their receipt of dividends.

Taxation of Sale, Exchange or Other Disposition of Class A Shares

Subject to the PFIC discussion below, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of Class A Shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or disposition and the U.S. Holder’s adjusted tax basis in such Class A Shares. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Class A Shares exceeds one year. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. The gain or loss will generally be treated as U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on the disposition of Class A Shares, including the availability of the foreign tax credit under an investor’s own particular circumstances.

Receipt of Foreign Currency

A U.S. Holder that receives non-U.S. currency on a disposition of Class A Shares will realize an amount equal to the U.S. dollar value of the foreign currency received on the date of disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date) whether or not converted into U.S. dollars at that time. Very generally, the U.S. Holder will recognize currency gain or loss if the U.S. dollar value of the currency received on the settlement date differs from the amount realized with respect to the Class A Shares. Any currency gain or loss on the settlement date or on any subsequent disposition of the foreign currency generally will be U.S. source ordinary income or loss.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of Class A Shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisers regarding the applicability of this tax to its income and gains in respect of Class A Shares.

Passive Foreign Investment Company Consequences

In general, a non-U.S. corporation will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2025, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service, or IRS. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the taxable year ending December 31, 2025, will not be challenged by the IRS and, if challenged, upheld in appropriate proceedings. In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our Class A Shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are or become a PFIC during any year in which a U.S. Holder owns our Class A Shares, there are three separate tax regimes that could apply to such U.S. Holder under the PFIC rules, which are (i) the excess distribution regime (which is the default regime), (ii) the mark-to-market regime, and (iii) the qualified electing fund (“QEF”) regime. A U.S. Holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation is a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder.

Excess Distribution Regime. If a U.S. Holder does not make a mark-to-market election, as described below, or a QEF election, such U.S. Holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition of our Class A Shares, and (ii) any “excess distribution” such U.S. Holder receives in respect of our Class A Shares (generally, any distributions in excess of 125% of the average of the annual distributions on the Class A Shares during the preceding three years or its holding period, whichever is shorter). Generally, under this excess distribution regime:

●	the gain or excess distribution will be allocated rateably over the period during which the U.S. Holder held our Class A Shares;

●	the amount allocated to the current taxable year will be treated as ordinary income; and

●	the amount allocated to prior tax years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. Holder’s Class A Shares cannot be treated as capital gains, even if it holds the shares as capital assets. Further, no portion of any distribution on our Class A Shares will be treated as qualified dividend income (discussed below).

Mark-to-Market Regime. Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and certain other conditions are met. Our Class A Shares will be marketable stock for this purpose so long as they remain listed on the Nasdaq Capital Market and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter (or on 1/6 of the days remaining in the quarter in which the offering of our Class A Shares occurs, and on at least 15 days during each remaining quarter of the calendar year). Pursuant to such an election, U.S. Holders would include in each tax year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the tax year. U.S. Holders may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of our Class A Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the tax year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election.

A mark-to-market election will not apply to our Class A Shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our Class A Shares. We advise U.S. holders to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election.

QEF regime. The tax consequences that would apply if we are or become a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

If we were classified as a PFIC in any year with respect to which a U.S. Holder holds our Class A Shares, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder holds our Class A Shares (unless a purging election is made), regardless of whether we continue to meet the tests described above for treatment as a PFIC in such succeeding years. Under one form of purging election, a “deemed sale” election, a U.S. Holder may be able to elect to be treated as having disposed of our Class A Shares at their fair market value as of the last day of the last tax year in which we are classified as a PFIC, triggering gain that would be subject to tax under the excess distribution regime discussed above but terminating treatment of our Class A Shares as stock of a PFIC with respect to such U.S. Holder. As a result of the purging election, the U.S. Holder would have a new basis and holding period in our Class A Shares for purposes of the PFIC rules. U.S. Holders should discuss the potential availability of a deemed sale election and other purging elections with their own tax advisors.

If we are a PFIC, a U.S. Holder of Class A Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s tax years being open to audit by the IRS until such forms are properly filed.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our Class A Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Class A Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of shares of a PFIC.

Foreign Financial Asset Reporting

Citizens or individual residents of the United States holding “specified foreign financial assets” (which generally include shares and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain U.S. dollar thresholds are required to report information relating to such assets, which could include Class A Shares, by filing a completed Internal Revenue Service Form 8938 (Statement of Specified Foreign Financial Assets) with their tax returns. Significant penalties may apply for the failure to satisfy this reporting obligation. U.S. Holders are urged to consult their tax advisers regarding the foregoing reporting obligation with regard to their ownership of Class A Shares.

Information Reporting and Backup Withholding

Distributions with respect to Class A Shares and proceeds from the sale, exchange, or other taxable disposition of Class A Shares may be subject to information reporting to the Internal Revenue Service and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and properly establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF CLASS A SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Our assets and the assets of our subsidiaries are located in multiple jurisdictions, including the Cayman Islands, Canada, Israel, the United States and other jurisdictions in which we conduct operations or hold assets. In addition, our directors, director nominees and executive officers are, and after the effectiveness of the registration statement are expected to be, nationals or residents of multiple jurisdictions, including United States, Canada and Israel, and one or more of these persons may be located in the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

Based on information provided by management, our directors and executive officers are resident in multiple jurisdictions: Marc Seelenfreund and Ronen Shor reside in Israel; Lourdes Felix resides in the United States; Steven Ospalak, Campbell Becher, Gerald Bernstein, Sean Timsit and Glenn Kennedy reside in Canada; and Gidi Bracha resides in Israel. Our assets and the assets of our subsidiaries are located in multiple jurisdictions, including the Cayman Islands, Canada, Israel, the United States and other jurisdictions in which we conduct operations or hold assets. As a result, investors may experience difficulty effecting service of process within the United States upon us or certain of our directors and officers, and may also experience difficulty enforcing U.S. judgments against us, our directors and officers or our assets outside the United States.

Carey Olsen, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Carey Olsen has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., and the executive offices of Cogency Global Inc. are located at located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

SELLING SHAREHOLDERS

We are registering Class A Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling shareholders, including the natural persons who control each corporation that is a selling shareholder, have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the selling shareholders, no selling shareholder, other than Digital Offering LLC, is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any Class A Shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding Class A Shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any Class A Shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Class A Shares by each of the selling shareholders. The second column lists the number of Class A Shares beneficially owned by each selling shareholder. The third column lists the Class A Shares being offered by this prospectus by the selling shareholders, including 1,000,000 Class A Shares held by Seeligang Partners Ltd. For Digital Offering LLC, the Class A Shares being offered include up to 260,317 Class A Shares issuable upon exercise of its advisory warrants, based on fully diluted shares outstanding as of April 14, 2026. In addition, pursuant to a Securities Deed dated April 14, 2026, we agreed to issue 18,000 Class A Shares to Octagon Media Corp, a Wyoming company, upon the effectiveness of the registration statement of which this prospectus is a part, as consideration for capital markets advisory services provided to the Company. Octagon Media Corp is not separately listed in the table below but the 18,000 Class A Shares issuable to Octagon Media Corp upon effectiveness are included in the total shares registered for resale under this prospectus.

The selling shareholders can offer all, some or none of their Class A Shares. See “Plan of Distribution.” We therefore have no way of determining the number of Class A Shares each selling Shareholder will hold after this offering. Therefore, the fourth and fifth columns assume that each selling shareholder will sell all Class A Shares covered by this prospectus. As seen below, of 425 total shareholders, 416 hold less than 5%, and 413 hold less than 1%.

For each selling shareholder that is not a natural person, the natural person(s) who have sole or shared voting or investment control over the Class A Shares held by such selling shareholder are identified below:

	Class A Shares		Number of	Class A Shares
	Beneficially Owned		Shares Being	Beneficially Owned
	Prior to this Offering		Offered in	After this Offering
Name of Selling Shareholder	Shares	Percent(1)	this Offering	Shares	Percent(2)
Seeligang Partners Ltd.(3)	1,000,000	17.09%	1,000,000	0	0%
Core AI Holdings, Inc.(4)	1,000,010	17.09%	1,000,010	0	0%
MR Gamma Partners Ltd.(5)	990,000	16.92%	990,000	0	0%
Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC)(6)	616,000	10.53%	616,000	0	0%
Newmany Industrial Co. Ltd(7)	495,000	8.46%	495,000	0	0%
JRB Consulting LLC(8)	450,000	7.69%	450,000	0	0%
Black Walnut Advisory LLC(9)	400,000	6.84%	400,000	0	0%
Sichenzia Ross Ference Carmel LLP(10)	250,000	4.30%	250,000	0	0%
1049 Capital LLC(11)	160,000	2.73%	160,000	0	0%
Firstfire Global Opportunities Fund, LLC (12)	100,000	1.71%	100,000	0	0%
300 round lot shareholders	69,000	1.18%	69,000	0	0%
720 Advisors LLC (13)*	27,000	0.46%	27,000	0	0%
SKN Finance Insurance Agency Ltd. (14)	50,000	0.85%	50,000	0	0%
L1 Capital Global Opportunities Master Fund (15)	25,000	0.43%	25,000	0	0%
Yalecrest Fund I LP (16)	25,000	0.43%	25,000	0	0%
Jeannine Mannari*	25,000	0.43%	25,000
100 round lot shareholders	23,000	0.39%	23,000	0	0%
Seth Farbman*	18,000	0.31%	18,000	0	0%
Ari Schacter*	18,000	0.31%	18,000	0	0%
Brett Maas*	18,000	0.31%	18,000	0	0%
Octagon Media Corp. (17)*	18,000	0.31%	18,000	0	0%
Michael Bluestein*	18,000	0.31%	18,000	0	0%
Mikhail Freeman*	18,000	0.31%	18,000	0	0%
Scott Kindsvater*	10,000	0.17%	10,000	0	0%
Stephen Twitty*	10,000	0.17%	10,000	0	0%
Pinz Capital Special Opportunities Fund LP(18)	10,000	0.17%	10,000	0	0%
Brian Cavalli*	9,000	0.15%	9,000	0	0%
Total	5,852,010	100.00%	5,852,010

Digital Offering LLC (19)	260,317		260,317	0	0%

* Class A Shares to be issued upon the effectiveness of the registration statement of which this prospectus is a part.

(1)	Applicable percentage ownership is based on 5,852,010 shares of Class A Share deemed to be outstanding as of the date of this prospectus.

(2)	Applicable percentage ownership is based on 5,852,010 shares of Class A Share which will be deemed to be outstanding following this offering.

(3)	Seeligang Partners Ltd. is controlled by Marc Seelenfreund, the Company’s founder and Chief Executive Officer, who has voting and investment control over the Class A Shares held by Seeligang Partners Ltd.

(4)	Pursuant to the Stock Purchase Agreement dated December 29, 2025, by and among Core AI, Siyata PTT and Seeligang Partners Ltd., a company controlled by Mr. Marc Seelenfreund, Core AI sold 90% of the Company’s equity to Seeligang Partners Ltd. and retained a 10% equity interest in the Company. Under the SPA, Core AI is entitled to receive (i) $100,000 in cash consideration and (ii) three annual earn-out payments for calendar years 2026-2028, each equal to the greater of $200,000 or 1% of the Company’s gross revenue for the applicable period. See “Our History” and “Related Party Transactions—Corporate Restructuring” for additional information regarding the SPA and the Company’s ongoing relationship with Core AI.

(5)	MR Gamma Partners Ltd. Is fully controlled by Moshe Koslowic has sole voting and investment control over the Class A Shares held.

(6)	Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC) has multiple individuals who collectively control this entity and collectively determine investment control over these Class A shares held.

(7)	Newmany Industrial Co., Ltd. is owned and controlled by Edward Wang who has sole voting and investment control over the Class A Shares held. Newmany Industrial Co., Ltd. is one of our key component sourcing suppliers and collaborates with us on research and development projects.

(8)	JRB Consulting LLC is owned and controlled by Greg Jaclin who has sole voting and investment control over the Class A Shares held. JRB Consulting, LLC has been engaged to provide financial advisory services to the Company.

(9)	Black Walnut Advisory LLC is owned and controlled by Shay Kronfeld who has sole voting and investment control over these Class A Shares held. Black Walnut Advisory LLC has been engaged to provid consulting services to the Company.

(10)	Sichenzia Ross Ference Carmel LLP has multiple individuals who collectively control this entity and collectively determine investment control over these Class A shares held. Sicheniza Ross Ference Carmel LLP serves as legal counsel to the Company in connection with this Offering.

(11)	1049 Capital LLC is owned and controlled by Shay Kronfeld who has sole voting and investment control over these Class A Shares held. 1049 Capital LLC has been engaged to provide financial advisory services to the Company.

(12)	Firstfire Global Opportunities Fund, LLC is owned and controlled by Eli Fireman who has sole voting and investment control over these Class A shares held.

(13)	720 Advisors LLC is owned and controlled by Gary Herman who has sole voting and investment control over the Class A Shares held. 720 Advisors LLC has been engaged to provide financial advisory services to the Company.

(14)	SKN Finance Insurance Agency Ltd. has multiple individuals who collectively control this entity and collectively determine investment control over these Class A shares held.

(15)	L1 Capital Global Opportunities Master Fund is owned and controlled by David Feldman who has sole voting and investment control over these Class A shares held.

(16)	Yalecrest Fund I LP is owned and controlled by Michael Pope who has sole voting and investment control over these Class A shares held.

(17)	Octagon Media Corp is owned and controlled by Jack Marks who has sole voting and investment control over these Class A shares held.

(18)	Pinz Capital Special Opportunities Fund LP is owned and controlled by Matthew Pinz who has sole voting and investment control over these Class A shares held.

(19)	The Class A Shares being offered by Digital Offering, LLC include up to 260,317 Class A Shares issuable upon exercise of its advisory warrants, calculated based on the Company’s fully diluted shares outstanding as of August 25, 2026. Digital Offering, LLC has served as our exclusive financial advisor in connection with this Offering.

PLAN OF DISTRIBUTION

This prospectus relates to the resale from time to time of up to 5,852,010 Class A Shares, consisting of (i) 5,663,010 Class A Shares held by the selling shareholders identified in this prospectus, including 1,000,000 Class A Shares held by Seeligang Partners Ltd., (ii) 189,000 Class A Shares issuable to service providers upon the effectiveness of this prospectus, and, (iii) up to 260,317 Class A Shares issuable upon exercise of advisory warrants held by Digital Offering LLC. We are registering the Class A Shares covered by this prospectus to permit the selling shareholders to offer the Class A Shares for resale from time to time after the commencement of trading of our Class A Shares on the Nasdaq Capital Market. Unlike an initial public offering, the resale of the Class A Shares by the selling shareholders is not being underwritten by any investment bank. We will not receive any proceeds from the sale of Class A Shares by the selling shareholders.

We have applied to list our Class A Shares on the Nasdaq Capital Market under the symbol “PTT.” Trading in our Class A Shares will not commence unless and until Nasdaq approves our initial listing application and we satisfy all applicable initial listing requirements of the Nasdaq Capital Market. If Nasdaq does not approve our listing application, or if we do not satisfy the applicable initial listing requirements at the time of listing, this direct listing will not occur.

We have engaged Digital Offering LLC as our exclusive financial advisor in connection with this direct listing. Digital Offering LLC is not acting as an underwriter and will not purchase any of our Class A Shares or any Class A Shares from the selling shareholders for resale to the public. Digital Offering LLC has been engaged to advise and assist us with respect to certain matters relating to our direct listing, including matters relating to the registration statement and, as applicable in the event of a direct listing, coordination with FINRA and Nasdaq in relation to our readiness to trade.

In addition, Digital Offering LLC will act as our designated financial advisor to perform the functions contemplated by Nasdaq Rule 4120(c)(8) in connection with the commencement of trading of our Class A Shares on the Nasdaq Capital Market.] In connection with such engagement, on April 14, 2026 we issued to Digital Offering LLC advisory warrants to purchase 2.0% of our fully diluted shares outstanding, which includes the conversion (estimated at $8.00 per share) of any currently outstanding securities that are convertible into the Company’s common shares, at an exercise price of $0.001 per share (initially exercisable April 14, 2026 and expiring April 14, 2031), which represented 260,317 Class A Shares (on a share-equivalent basis) as of August 25, 2026.

On the day that our Class A Shares are initially listed on the Nasdaq Capital Market, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously calculate and disseminate an indicative Current Reference Price, together with other indicative order imbalance information, based on those accepted orders. Following the applicable display-only period, a pre-launch period will begin. During that pre-launch period, Digital Offering LLC, in its capacity as our designated financial advisor, to perform the functions under Nasdaq Rule 4120(c)(8),] must notify Nasdaq that our Class A Shares are “ready to trade.” Once Nasdaq has received that notification, Nasdaq will calculate the Current Reference Price for our Class A Shares in accordance with Nasdaq rules.

If Digital Offering LLC, our designated financial advisor, then approves proceeding at the Current Reference Price, Nasdaq will conduct price validation checks in accordance with Nasdaq rules and, upon completion of those checks, trading of our Class A Shares on the Nasdaq Capital Market will commence. If Digital Offering, as LLC our designated financial advisor, does not approve proceeding at the Current Reference Price, including, for example, due to the absence of adequate pre-opening buy and sell interest, Digital Offering LLC request that Nasdaq delay the open until such time as sufficient price discovery has occurred to ensure that a reasonable amount of volume crosses on the opening trade.

Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if more than one price exists under clause (i), the price that minimizes the number of shares for which orders cannot be matched; (iii) if more than one price exists under clause (ii), the entered price at which shares will remain unmatched; and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with the financial advisor, to the extent permitted by applicable law and regulation.

The selling shareholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, and will not control or influence Digital Offering LLC in carrying out its role as financial advisor. Digital Offering, as LLC our designated financial advisor, will determine when our Class A Shares are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing and price. In particular, Digital Offering LLC will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price.

After trading of our Class A Shares has commenced on the Nasdaq Capital Market, the selling shareholders may sell their Class A Shares from time to time on the Nasdaq Capital Market, in privately negotiated transactions, in the over-the-counter market, through broker-dealers, through ordinary brokerage transactions, through block trades, through purchases by a broker-dealer as principal and resale by that broker-dealer for its own account, through one or more underwritten offerings to the extent permitted by applicable law, through short sales, through the writing or settlement of options or other hedging transactions, through a combination of any such methods of sale, or through any other method permitted by applicable law.

The selling shareholders may sell their Class A Shares at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate in sales. Brokers, dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the Class A Shares for whom they may act as agent or to whom they may sell as principal. Such compensation may be in excess of customary commissions.

In connection with the sale of the Class A Shares, the selling shareholders, and any brokers, dealers, agents or underwriters participating in the distribution of the Class A Shares, may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any such broker, dealer, agent or underwriter and any profit on the resale of the Class A Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

Any Class A Shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling shareholders may transfer, pledge, assign or grant a security interest in some or all of their Class A Shares, and the transferees, pledgees, assignees or other successors in interest may sell such shares from time to time under this prospectus, to the extent permitted and properly identified as selling shareholders by prospectus supplement or post-effective amendment, if required.

There can be no assurance that any selling shareholder will sell any or all of the Class A Shares registered pursuant to the registration statement of which this prospectus forms a part. We have agreed to bear all fees and expenses incurred in connection with the registration of the Class A Shares covered by this prospectus, other than underwriting discounts, commissions and transfer taxes, if any, attributable to the sale of Class A Shares by the selling shareholders.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, that we expect to incur in connection with the listing of our Class A Shares. With the exception of the SEC registration fee, the stock exchange listing fee and the FINRA filing fee, all of these amounts are estimates.

Amount
SEC registration fee	$6,753
FINRA filing fees	7,835
Nasdaq listing fee	50,000
Accounting fees and expenses	20,000
Legal fees and expenses	250,000
Transfer agent fees and expenses	20,000
Printing fees and expenses	7,000
Miscellaneous	5,000
TOTAL	$366,588

We have engaged Digital Offering LLC as our financial advisor in connection with this direct listing pursuant to a financial advisory agreement, dated April 14, 2026. Under the agreement, we have agreed to pay Digital Offering LLC a signing advisory fee, a direct listing advisory fee payable upon consummation of the direct listing and certain expense reimbursements, and we issued advisory warrants to Digital Offering LLC to purchase 2.0% of our fully diluted shares outstanding at an exercise price of $0.001 per share.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP has acted as our counsel in connection with the preparation of this prospectus. The validity of the Class A Shares offered in this offering and certain other legal matters as to Cayman Islands law shall be passed upon for us by Carey Olsen. Bevilacqua PLLC, Washington, DC is acting as counsel to the Financial Advisor in this offering.

Sichenzia Ross Ference Carmel LLP beneficially owns 250,000 Class A Shares of the Company.

EXPERTS

Our consolidated financial statements as of December 31, 2025, and 2024 appearing elsewhere in this prospectus have been audited by Barzily and Co., CPA’s, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Barzily and Co., CPA’s are located at is 19 Hartom St, Bein-Binat, Har-Hotzvim, Jerusalem, Israel 9777518.

Our independent registered public accounting firm, Barzily and Co., CPA’s, is registered with the Public Company Accounting Oversight Board (United States), or PCAOB (PCAOB ID No. 2015), and is subject to inspection by the PCAOB. The Holding Foreign Companies Accountable Act, or HFCAA, requires the SEC to prohibit securities of a company from trading on U.S. securities exchanges if the company’s auditor is not subject to PCAOB inspection for three consecutive years. Our auditor is headquartered in Jerusalem, Israel, and is not located in a jurisdiction that has been identified by the PCAOB as being unable to inspect or investigate registered public accounting firms. Accordingly, we do not currently expect to be identified as a Commission-Identified Issuer under the HFCAA. However, there can be no assurance that the PCAOB will continue to be able to inspect our auditor, or that we will not be identified as a Commission-Identified Issuer in the future. If the PCAOB is unable to inspect our auditor for three consecutive years, we could be subject to the trading prohibition under the HFCAA, which could materially and adversely affect the market for, and the market price of, our Class A Shares.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the Class A Shares being offered in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Class A Shares.

Immediately upon the effectiveness of the registration statement on Form F-1, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.siyata.net as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act. On December 18, 2025, the Holding Foreign Insiders Accountable Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026, mandating directors and officers of foreign private issuers to file Section 16(a) reports (Forms 3, 4, and 5) with the SEC to report beneficial ownership interests in companies, effective on March 18, 2026. Our principal shareholders who are not our officers or directors, however, will remain exempt from Section 16(a) reporting requirements.

Siyata PTT Business of Core AI Holdings, Inc.

Combined Financial Statements

(Expressed in U.S. Dollar)

As at and for the year ended December 31, 2025 and 2024

AUDIT OPINION

Report of Independent Registered Public Accounting Firm

To the Shareholders and the board of directors of Siyata PTT

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Siyata PTT and subsidiaries (the “Company”) as of December 31, 2025 and the Siyata PTT Business of Core AI holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2024, and the related combined statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2025, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As described in Note 1 to the combined financial statements, the accompanying combined financial statements have been derived from the separate records maintained by Core AI Holdings, Inc. The combined financial statements also include expense allocations for certain corporate functions historically provided by Core AI Holdings, Inc. These allocations may not be reflective of the actual expenses that would have been incurred had the Company operated as a separate entity apart from Core AI Holdings, Inc. A summary of transactions with related parties is included in Note 3 to the combined financial statements.

Our opinion is not modified with respect to this matter

By: /s/ Barzily and Co.

BARZILY AND CO., CPA’s

Jerusalem, Israel

May 7, 2026

We have served as the Company’s auditor since 2025.

Siyata PTT

Combined Statement of Financial Position

(Expressed in US Dollar)

	December 31, 2025	December 31, 2024
Assets
Current
Cash	$501,102	$150,869
Trade And Other Receivables	1,262,528	1,395,851
Prepaid Expenses	732,905	68,113
Inventory	2,167,455	3,942,896
Advance To Suppliers	5,385	33,672
	4,669,375	5,591,401
Long Term Receivable	176,611	181,584
Investment in Securities	269,781	-
Right Of Use Assets	473,810	582,485
Equipment	141,427	157,820
Intangible Assets	10,019,389	8,285,036
Total Assets	$15,750,393	$14,798,326

Liabilities And Equity
Current
Loans from Financial Institutions	884,437	1,657,199
Sale of Future Receipts	-	1,688,435
Accounts Payable and Accrued Liabilities	4,386,166	3,993,889
Short Term Lease Liability	385,577	296,366
	5,656,180	7,635,889
Future Purchase Consideration	2,549,859	-
Long Term Lease Liability	189,673	338,373
	2,739,532	338,373
Total Liabilities	8,395,712	7,974,262
Shareholders’ Equity
Share Capital	1,000	-
Reserves	7,353,681	-
Parent Investment Equity	-	6,824,064
Total Shareholders’ Equity	7,354,681	6,824,064
Total Liabilities and Equity	$15,750,393	$14,798,326

Nature of operations and going concern (Note 1)

Approved on May 7, 2026 on behalf of the Board:

Director	Director

The accompanying notes are an integral part of these combined financial statements.

Siyata PTT Business of Core AI Holdings, Inc.

Combined Statement of Loss and Comprehensive Loss

(Expressed in US Dollars)

For the years ended December 31, 2025 and 2024

	Year Ended
	December 31, 2025	December 31, 2024

Revenue	$11,146,862	$11,629,572
Cost Of Sales	(9,328,487)	(9,487,165)
Gross Profit	1,818,375	2,142,407

Expenses
Amortization And Depreciation	1,667,938	1,679,839
Development Expenses	1,866,810	625,023
Selling And Marketing	5,051,965	4,150,919
General And Administrative	3,616,217	2,386,402
Bad Debts	43,723	6,926
Inventory Impairment loss	520,587	230,312
Impairment of intangibles	-	279,828
Share-Based Payments	-	90,928
Total Operating Expenses	12,797,240	9,450,177

Net Operating Loss	(10,948,865)	(7,307,770)

Other Expenses
Finance Expense	1,357,399	2,888,300
Transaction costs	2,745,803
Foreign exchange	92,383	6,297
Total Other Expenses	4,195,585	2,894,597
Net Loss For The Year	$(15,144,450)	$(10,202,367)

Comprehensive Loss For The Year	$(15,144,450)	$(10,202,367)
Weighted average number of shares	10,000,100	10,000,100
Basic and Diluted Loss Per Share	$(1.51)	$(1.02)

The accompanying notes are an integral part of these combined audited financial statements.

Siyata PTT Business of Core AI Holdings, Inc.

Combined Statement of Changes in Equity

(Expressed in US Dollars)

For the years ended December 31, 2025 and 2024

	Common Stock			Former Net Parent	Total shareholders’
	Amount	Value	Reserves	Investment	equity
Balance as of December 31, 2023	-	-		11,028,206	11,028,206
Net Income	-	-		(10,202,367)	(10,202,367)
Share-Based Payments	-	-		-	-
Net transfers from Parent	-	-		5,998,225	5,998,225
Balance as of December 31, 2024	-	-		6,824,064	6,824,064
Net Income	-	-		(15,144,450)	(15,144,450)
Share-Based Payments	-	-		-	-
Spin-off from Core AI	10,000,010	1,000		(1,000)	-
Marketable securities transferred from Core AI				269,781	269,781
Reclassification of former net parent investment	-		9,903,540	(9,903,540)	-
Future purchase consideration	-	-	(2,549,859)	-	(2,549,859)
Net transfers from Parent	-			17,955,145	17,955,145
Balance as of December 31, 2025	10,000,010	1,000	7,353,681	-	7,354,681

The accompanying notes are an integral part of these combined unaudited interim financial statements.

Siyata PTT Business of Core AI Holdings, Inc.

Combined Statement of Cash Flows

(Expressed in US Dollars)

For the years ended December 31, 2025 and 2024

	2025	2024
Operating activities
Net loss for the year	(15,144,450)	(10,202,367)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	1,667,938	1,679,839
Bad debt expense	43,723	6,926
Interest expense, net of repayments	82,101	29,459
Impairment of inventory	520,587	230,312
Impairment of intangibles	-	279,828
Income on inventory due to water damage	-	-
Share-based payments	-	90,928
Foreign exchange	(24,804)	(10,366)

Net Change in non-cash working capital	1,100,226	1,869,856
Net cash used in operating activities	(11,754,679)	(6,025,585)

Investing activities
Payment on long-term receivable	4,973	(35,049)
Intangible asset additions	(3,030,307)	(2,004,088)
Equipment additions	(17,580)	(18,378)
Net cash used in investing activities	(3,042,914)	(2,057,515)

Financing activities:
Lease payments	(346,122)	(323,780)
Loans from Financial Institutions	(772,762)	1,567,901
Net Parent Investment	17,955,145	5,907,297
Sale of future receipts	(1,688,435)	220,536
Net cash from financing activities	15,147,826	7,371,954

Effect of foreign exchange on cash	-	-
Change in cash and restricted cash for the year	350,233	(711,146)
Cash and restricted cash, beginning of the year	150,869	862,015

Cash and restricted cash, end of year	501,102	150,869

The accompanying notes are an integral part of these combined audited financial statements.

Siyata PTT Business of Core AI Holdings, Inc.

Notes to the Combined Financial Statements

(Expressed in US Dollar)

As at and for the year ended December 31, 2025 and 2024

1.	ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

Our Company

Siyata PTT (“SPTT” or the “Company”), is a corporation existing under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. The Company’s wholly-owned subsidiaries include Siyata North America Inc., Siyata Mobile (Canada) Inc., Siyata Mobile Israel Ltd., Clear RF Nevada Inc. and Clear RF LLC (“the subsidiaries”).

Background

Core AI Holdings, Inc. (f/k/a Siyata Mobile Inc.), was the parent company (“Core AI”) of the Company and was organized as a corporation under the laws of British Columbia, Canada, and was incorporated on October 15, 1986 as Big Rock Gold Ltd. as a corporation under the Company Act of British Columbia. On April 5, 1988, the Core AI changed its name to International Cruiseshipcenters Corp. On June 24, 1991, Core AI changed its name to Riley Resources Ltd. Effective January 23, 1998, Core AI consolidated its share capital on an eight-to-one basis and changed its name to International Riley Resources Ltd. Effective November 22, 2001, Core AI consolidated its share capital on a five-to-one basis and changed its name to Wind River Resources Ltd. On January 3, 2008, Core AI changed its name to Teslin River Resources Corp.

On July 24, 2015, Teslin River Resources Corp, completed a reverse acquisition by way of a three-cornered amalgamation, pursuant to which Core AI acquired certain telecom operations of an Israel-based cellular technology company and changed its name to Siyata Mobile Inc.

On June 7, 2016, Core AI acquired all of the issued and outstanding shares of Siyata North America Inc. (formerly Signifi Mobile Inc.).

In March 2021, Core AI acquired, through a wholly owned subsidiary formed by Signifi, all the outstanding units of Clear RF LLC (“Clear RF”).

Core AI was registered with the TSXV under the symbol SIM, commenced trading on OTCQX under the symbol SYATF from May 11, 2017 until September 25, 2020, at which time Core AI’s Common Shares were listed only on the Nasdaq Capital Market.

On October 2, 2025, Core AI filed a Certificate of Change of Name with the Province of British Columbia, Canada, changing the Company’s name from Siyata Mobile Inc. to Core AI Holdings, Inc.

The following was the structure immediately prior to the merger:

Merger Agreement

On February 26, 2025, as amended on August 25, 2025, Core AI entered into a Merger Agreement with Core Gaming, Inc. (“Core”), a Delaware corporation, and Siyata Core Acquisition U.S., Inc., a Delaware Corporation and wholly-owned subsidiary of Core AI (“Merger Sub”). Core AI, Merger Sub and Core may each be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

On October 3, 2025, Core AI, closed the merger contemplated by the Amended and Restated Merger Agreement (the “Merger Agreement”) by and among the Parties, pursuant to which Core AI merged with and into Merger Sub, with Core continuing as the surviving entity and a wholly owned subsidiary of Core AI. Pursuant to the terms of the Merger Agreement, in exchange for the outstanding shares of Core’s common stock, Core AI issued an aggregate of 67,302,300 of its common shares, no par value per share, to the former shareholders of Core.

The following is the structure immediately after the merger:

Reorganization

On December 29, 2025 the Company had the following transactions occur:

a.	Core AI assigned its receivable from Siyata Mobile Israel Inc, in the amount of $38,692,225 to Siyata Mobile Canada Inc. for $1.

b.	Core AI assigned its receivable from Siyata North America Inc. in the amount of $28,346,239 to Siyata Mobile Canada Inc. for $1.

c.	Core AI assigned its receivable from Siyata Mobile (Canada) Inc. in the amount of $568,191 to Siyata PTT for $1.

d.	Clear RF Nevada Inc. entered into a debt settlement agreement with Siyata North America Inc. to settle the $85,000 owed by Siyata North America Inc. to Clear RF Nevada Inc. for $1.

e.	Core AI entered into a rollover agreement with Siyata PTT whereby all of the outstanding shares of Siyata Mobile Canada Inc. were transferred to Siyata PTT by Core AI in exchange for $70,000 payable by the issuance of Siyata PTT of 1,000,000 shares of Siyata PTT to Core AI.

f.	Core AI entered into a rollover agreement with Siyata PTT whereby all of the outstanding shares of Siyata North America Inc. were transferred to Siyata PTT by Core AI in exchange for $630,000 USD payable by the issuance of Siyata PTT of 9,000,000 shares of Siyata PTT to Core AI.

Spin-Off Transaction

On December 29, 2025, Core AI, Siyata PTT, and Seeligang Partners Ltd., a company controlled by Mr. Marc Seelenfreund (the “Buyer”), entered into a Stock Purchase Agreement (the “SPA”). Pursuant to the SPA, Core AI agreed to sell to the Buyer, and the Buyer agreed to purchase from Core AI, 9,000,090 Class A shares, representing ninety percent (90%) of the issued and outstanding Class “A” shares of the Company (the “Shares”), free and clear of any encumbrances, with Core AI retaining a ten percent (10%) equity interest in the Company following consummation of the transactions contemplated by the SPA. Core AI did not retain any mind or management control over Siyata PTT subsequent to the merger.

The aggregate consideration payable to Core AI under the SPA consists of two components: (i) first, the Buyer is required to pay Core AI $100,000 in cash by wire transfer of immediately available funds sixty (60) days from the date of the SPA, and (ii) second, the Company is required to pay Core AI three separate annual earn-out payments (each, an “Earn-Out Payment,” and collectively, the “Earn-Out Consideration”). Each Earn-Out Payment is equal to the greater of (i) $200,000 and (ii) two percent (2%) of the Company’s “Gross Revenue” (as defined in the SPA) generated during the applicable earn-out period, as stated in the Company’s annual audited financial statements. The payments to be made over the next three years to Core AI are recorded as future purchase consideration as a liability of the Company. This financial instrument is valued at fair value and is adjusted annually based upon the actual payment required to be made and the changes, if any, in the fair value of this financial instrument, are recorded through profit or loss in the year determined.

The following is the structure of SPTT after the spin-off:

Effects of the Transaction; Ownership and Control

As a result of the closing of the transactions contemplated by the SPA, the Buyer acquired ninety percent (90%) of the issued and outstanding Class “A” shares of the Company and, accordingly, holds a controlling equity interest in the Company. Core AI has retained a ten percent (10%) equity interest in the Company and is entitled to receive the initial cash consideration and, if and when earned and payable, the Earn-Out Consideration described above.

Our Business

The Company is a global developer and seller of Push-to-Talk (PTT) communications devices that work on cellular networks. Our PTT devices include rugged handsets and in-vehicle devices, both of which are used by first responders and enterprise workers. The PTT rugged handsets are specifically targeted at police, fire, ambulances, hospitals, schools, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, resorts, and mobile workers in multiple industries. The in-vehicle devices are targeted at organizations with commercial fleet vehicles such as trucks, vans, buses, emergency service vehicles and government vehicles.

Unlike existing LMR technology that operates over radio signals, our products operate over standard 4G and 5G cellular networks, the Company’s products have received the United States Federal Communications Commission’s (“FCC”) approval as a cellular device, Innovation, Science and Economic Development Canada’s certification (ISED), certification of PCS Type Certification Review Board, or PTCRB, and Conformité Européenne, or CE, and Emark certification. In addition to these approvals and certifications, the products have been certified or approved for manufacturing or sale by several North American wireless carriers, or our “channel partners” including AT&T, FirstNet, Verizon, T-Mobile, Bell Mobility, a leading global land mobile radio vendor, and by several international wireless carriers in Europe, Australia and the Middle East. The Company has signed distribution agreements with all of our previously mentioned wireless carrier partners, and all of these wireless carriers have approved the sale of our products on their network.

Basis of Presentation

The Company has not published stand-alone financial statements in the past. As a result, these combined financial statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented as historically managed within Core AI served as the parent company. The combined financial statements have been derived (carved-out) from the consolidated financial statements and accounting records of Core AI and its subsidiaries, and have been prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The primary basis for presenting consolidated financial statements is when one entity has a controlling financial interest in another entity. Up and until December 29, 2025, there was no controlling financial interest present between or among the entities that comprise our business. As of December 29, 2025, Siyata PTT became the 100% owner of its subsidiaries. As a result, we are preparing our financial statements on a combined basis.

All internal transactions between the combined SPTT entities have been eliminated. As described in Note 3, “Related Party”, all significant transactions between the Company and Core AI have been included in these combined financial statements. In addition, certain intercompany transactions between the Company and its subsidiaries were settled during the periods presented.

Core AI generally uses a decentralized approach to cash management and financing of its operations. The majority of the cash generated by a legal entity remains with that entity and is used to fund that entity’s operations and/or investing activities. For those entities legally owned by the rugged handheld mobile devices business, the associated cash has been attributed to the combined balance sheets for each period presented. Cash transfers to the Company from Core AI and its subsidiaries not legally owned by the Company are included as components of net parent investment on the combined statements of equity.

The preparation of the combined financial statements requires management to make certain estimates and assumptions, either at the balance sheet date or during the year that affects the reported amounts of assets and liabilities as well as expenses. Actual outcomes and results could differ from those estimates and assumptions. The following paragraphs describe the significant estimates and assumptions applied by management in the preparation of these combined financial statements.

These combined financial statements include only the transactions attributable to the Company’s business. Third-party debt obligations of Core AI and the corresponding financing costs related to those debt obligations, specifically those that relate to bank loans, have not been attributed to the Company, as the Company was not the legal obligor on the debt.

From January 1, 2024 until December 29, 2025, the Company functioned as part of the larger group of companies controlled by Core AI. As of December 30, 2025, Core AI was no longer a party to the combined financial statements of Siyata PTT presented herein. Accordingly, Core AI performed certain corporate overhead functions for the Company from January 1, 2024 until December 29, 2025. Therefore, certain corporate costs, including compensation costs for corporate employees supporting the Company, have been allocated from Core AI for that period. These allocated costs are for corporate functions including, but not limited to, senior management and executive compensation, stock-based compensation, legal, finance and accounting, treasury, information technology, and other shared services, which were not historically provided at the Company level. Where possible, these costs were specifically identified to the Company, with the remainder primarily allocated on a percentage basis of 50% each for Core AI and SPTT. The combined financial statements do not necessarily include all the expenses that would have been incurred or held by the Company had it been a separate, stand-alone company and we expect to incur additional expenses as a separate, stand-alone publicly traded company. It is not practicable to estimate actual costs that would have been incurred had the Company been a separate stand-alone company during the periods presented. The Company and Core AI consider the allocations to be a reasonable reflection of the benefits received by the Company. Going forward, the Company may perform these functions using its own resources or outsourced services.

These combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than a process of forced liquidation. These combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company incurred net losses of $15,144,450 and $10,202,367 for the years ended December 31, 2025 and 2024, respectively. Additionally, the Company used $11,754,679 and $6,025,585 for operating activities for the years ended December 31, 2025 and 2024, respectively. The Company’s continuation as a going concern is dependent upon the success of the Company’s sale of inventory, the existing cash flows, and the ability of the Company to obtain additional debt or equity financing, all of which are uncertain. Management is currently exploring debt and equity financing possibilities. These material uncertainties raise substantial doubt on the Company’s ability to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Judgements

The preparation of the combined financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

i)	Critical accounting estimates

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about critical estimates in applying accounting policies that have the most significant effect on the amounts recognized in the combined financial statements are, but not limited to the following:

●	Capitalization of development costs and their amortization rate - Development costs are capitalized in accordance with IAS 38 and amortized on a systematic basis over their useful lives. To determine the amounts earmarked for capitalization, management estimates the cash flows which are expected to be derived from the asset for which the development is carried out and the expected benefit period.

●	Impairment of non-financial assets - The Company assesses impairment at each reporting date by evaluating conditions specific to the Company that may lead to asset impairment. The recoverable amount of an asset or a cash-generating unit (“CGU”) is determined using the greater of fair value less costs to sell and replacement costs which requires the use of various judgments, estimates, and assumptions. The Company identifies CGUs as identifiable groups of assets that are largely independent of the cash inflows from other assets or groups of assets. Value in use calculations require estimations of discount rates and future cash flows derived from revenue growth, gross margin and operating costs. Fair value less costs to sell calculations require the Company to estimate fair value of an asset or a CGU using market values of similar assets as well as estimations of the related costs to sell.

●	Estimated product returns - Revenue from product sales is recognized net of estimated sales discounts, credits, returns, rebates and allowances. The return allowance is determined based on an analysis of the historical rate of returns, industry return data, and current market conditions, which is applied directly against sales.

●	Useful life of intangible assets - The Company estimates the useful life used to amortize intangible assets which relates to the expected future performance of the assets acquired based on management estimate of the sales forecast.

●	Collectability of trade receivables - In order for management to determine expected credit losses in accordance with IFRS 9, we are required to make estimates based on historical information related to collections, in addition to taking the current condition of our customers credit quality into account.

●	Income taxes - Tax provisions are based on enacted or substantively enacted laws. Changes in those laws could affect amounts recognized in profit or loss both in the period of change, which would include any impact on cumulative provisions, and future periods. Deferred tax assets, if any, are recognized to the extent it is considered probable that those assets will be recoverable. This involves an assessment of when those deferred tax assets are likely to reverse.

ii)	Critical accounting judgments

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are, but are not limited to, the following:

●	Functional currency - The functional currency for the Company and each of its subsidiaries is the currency of the primary economic environment in which the respective entity operates. The Company has determined the functional currency of each entity to be the USD.

●	Going concern – As disclosed in Note 1

●	Deferred income taxes - judgments are made by management to determine the likelihood of whether deferred income tax assets at the end of the reporting period will be realized from future taxable earnings. To the extent that assumptions regarding future profitability change, there can be an increase or decrease in the amounts recognized in respect of deferred tax assets as well as the amounts recognized in profit or loss in the period in which the change occurs.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments having an original maturity of three months or less.

Trade Receivable, net

Trade accounts receivable are comprised of invoiced amounts due from customers for which we have an unconditional right to collect and are not interest-bearing. Credit is extended to customers based on an evaluation of their financial condition and other factors. Management estimates expected credit losses based on historical information related to collections, in addition to taking the current condition of customers’ credit quality, in accordance with IFRS 9.

Inventory

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the first-in first-out (FIFO) principle, and includes expenditure incurred in acquiring the inventories and the costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completing and selling expenses.

Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based over the estimated useful lives of the assets. The depreciation charge for each period shall be recognized in profit or loss.

Intangible assets

a)	Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and SPTT has the intention and sufficient resources to complete development and to use or sell the asset. The expenditure capitalized in respect of development activities includes the cost of materials, direct labor and overhead costs that are directly attributable to preparing the asset for its intended use, and capitalized borrowing costs. Other development expenditure is recognized in profit or loss as incurred.

In subsequent periods, capitalized development expenditure is measured at cost less accumulated amortization and accumulated impairment losses.

b)	Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognized in profit or loss as incurred.

c)	Amortization

Amortization is a systematic allocation of the amortizable amount of an intangible asset over its useful life. The amortizable amount is the cost of the asset less its estimated residual value. Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of the intangible assets from the date they are available for use. See Note 8 for amortization rates and methods applied to each class of intangible assets. An annual review of the useful life of intangible assets is made by management and any changes in useful life are reflected prospectively.

Internally generated intangible assets are not systematically amortized as long as they are not available for use (i.e. they have not completed certifications and/or are in working condition for their intended use). Accordingly, these intangible assets, such as development costs, are tested for impairment at least once a year, until such date as they are available for use.

Impairment of long-lived assets

The carrying amounts of the Company’s non-financial assets, other than deferred tax assets if any, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs. An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss.

Management’s impairment analysis for intangible assets involves significant judgment and is highly sensitive to changes in key assumptions. In preparing the December 31, 2025 impairment analysis, management developed and reviewed a multi-year forecast, considered customer-retention rates, historical sales, signed contractual backlog, sales-pipeline opportunities, projected growth pathways and anticipated financing activities needed to support working capital, and reviewed the final data set with the Chief Financial Officer and Audit Committee before providing it to the independent evaluator. The independent evaluator used a replacement cost / relief-from-royalty methodology, including a risk-adjusted weighted average cost of capital, or WACC, of 21% and a royalty rate of 10.75% based on comparable telecom and software licensing data. The relief from royalty approach resulted in the fair value of $1,393,072compared to a carrying cost of $347,559, which is a $952,018 or 272% excess of fair value over the depreciated cost. Relatively minor adverse changes in assumptions, including increases in the discount rate, lower projected operating margins, delays in product commercialization, lower customer retention or delays in financing activities, could reduce the recoverable amount of the intangible assets but would unlikely result in a non-cash impairment charge in both current and future periods.

The replacement cost approach method was used for the Ultra, SD18 and the bridge. Therefore the Replacement Cost Method yielded a fair value of $10,362,139 with a carrying cost of $9,658,663. Thus there is a $693,676 (7.2%) excess of fair value over carrying cost and therefore no impairment required. The assumptions in this valuation methodology are the salary expense, engineering costs, travel costs, quality control testing costs and the costs for the accreditations required for telecom products such as PTCRB, FOTA, CE, that would be required to reproduce the product by an outside third party. In 2026, the Company will be required to use the income approach on any of the products that have completed the development stage and at that juncture the fair value will differ greatly from the replacement cost approach, The expected income approach should yield significantly higher fair values than its carrying costs even with the expected fluctuations in subjective parameters based on the Company sales projections and current sales backlog.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists.

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization if no impairment loss had been recognized. A reversal of an impairment loss is recognized immediately in profit or loss.

Financial Instruments

Financial assets

On initial recognition, financial assets are recognized at fair value and are subsequently classified and measured at: (i) amortized cost; (ii) fair value through other comprehensive income (“FVOCI”); or (iii) fair value through profit or loss (“FVTPL”). The classification of financial assets is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. A financial asset is measured at fair value net of transaction costs that are directly attributable to its acquisition except for financial assets at FVTPL where transaction costs are expensed. All financial assets not classified and measured at amortized cost or FVOCI are measured at FVTPL. On initial recognition of an equity instrument that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in other comprehensive.

The classification determines the method by which the financial assets are carried on the balance sheet subsequent to inception and how changes in value are recorded. The Company has classified its cash, investment in securities and trade and other receivables at amortized cost.

Changes to financial assets measured at fair value are recognized in profit and loss as they arise (“FVPL”). Changes in financial assets recorded at amortized cost are recognized in profit and loss when the asset is derecognized or reclassified.

Impairment

An ‘expected credit loss’ impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period.

In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities

All financial liabilities (including liabilities designated at FVTPL) are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at FVTPL) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in profit or loss.

The subsequent measurement of financial liabilities is determined based on their classification as follows:

(i) FVTPL – Derivative financial instruments entered into by the Company are classified as FVTPL.

(ii) Amortized cost – All other financial liabilities are classified as amortized cost using the effective interest method.

The Company has classified its loans from financial institutions, accounts payable and accrued liabilities, and long-term debt as other financial liabilities and carried on the balance sheet at amortized cost.

Leases

The Company accounts for lease contracts in accordance with IFRS 16, Leases. At the inception of a contract, the Company assesses whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company recognizes a right-of-use asset and a lease liability at the commencement date of the lease. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset, less any lease incentives received. The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. In addition, the right-of-use assets are adjusted for impairment losses, if any. The estimated useful lives and recoverable amounts of right-of-use assets are determined on the same basis as those of property and equipment.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease, or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. The lease liability is subsequently measured at amortized cost using the effective interest method. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases and leases for which the underlying asset is of low value. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. During the years ended December 31, 2025 and 2024, the Company did not recognize any lease payments as expenses for short-term leases and leases for which the underlying assets are of low value.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive), as a result of past events, and it is probable that an outflow of resources that can be reliably estimated will be required to settle the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. Where the effect is material, the provision is discounted to net present value using an appropriate current market-based pre-tax discount rate and the unwinding of the discount is included in profit or loss as interest expense from discounting obligations.

Share-based payments

As these are carve-out financial statements, the stock option plan disclosure focuses on the recognition and measurement principles rather than the precise number of shares or options. Company employees and consultants may be eligible for share-based awards. The fair value of options granted is recognized as a share-based payment expense with a corresponding increase in equity. Employees are defined as individuals who are employed for legal or tax purposes or who provide services similar to those performed by direct employees. Any consideration received upon exercise of stock options is credited to share capital, and the fair value previously recognized in the share-based payment reserve is reclassified to share capital.

For equity instruments issued to non-employees, where the services received cannot be specifically identified, measurement is based on the fair value of the share-based payment. Otherwise, the fair value is determined based on the services received. The fair value is measured at the grant date, and expense recognition is spread over the vesting period of each tranche. Valuation of options granted is performed using appropriate option-pricing models, such as the Black-Scholes model, considering relevant terms and conditions. At each reporting date, the amount recognized as expense is adjusted to reflect the estimated number of options expected to vest. In line with carve-out financial statement guidance, quantitative disclosures regarding the exact number of shares or options are not provided, as they may not be meaningful in the context of carve-out reporting.

Loss per share

The Company presents basic loss per share data for its Class “A” shares. Basic loss per share is calculated by dividing the profit or loss attributable to the Class “A” shareholders of the Company by the closing number of shares outstanding as of the close of business on December 29, 2025 after the divestment of Siyata PTT from Core AI occurred.

Revenues

Revenue from the sale of goods, in the ordinary course of business, is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. When the credit period is short and constitutes the accepted credit in the industry, the future consideration is not discounted.

Revenue is recognized when persuasive evidence exists (usually in the form of an executed sales agreement), that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of revenue as the sales are recognized.

Transfers of risks and rewards vary depending on the individual terms of the contract of sale. For sales on products in Israel, transfer usually occurs when the product is received at the customer’s warehouse, but for some international shipments transfer occurs upon loading the goods onto the relevant carrier.

Functional currency and foreign currency translation

Items included in the financial statements of each entity in the Company are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”) and has been determined for each entity within the Company. The functional currency of SPTT is USD. The functional currency determinations were conducted through an analysis of the consideration factors identified in International Accounting Standards (“IAS”) 21, The Effects of Changes in Foreign Exchange Rates.

Transactions in currencies other than the entity’s functional currency are translated at the exchange rates in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange in effect as at the statement of financial position date. Non-monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities. Foreign currency differences arising on translation are recognized in the statement of loss and comprehensive loss.

Income taxes

Current tax is the expected tax payable or receivable on the taxable income or loss for the year using tax rates enacted or substantially enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable operations, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Basic and Diluted Net Loss Per Common Share

The Company computes net loss per share in accordance with IAS 33, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic loss per Class “A” share is computed by dividing the loss for the period applicable to common shareholders, by the closing number of shares outstanding as of the close of business on December 29, 2025 after the divestment of Siyata PTT from Core AI occurred, which amounted to 10,000,100 Class A Shares.. Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon exercise of common stock equivalents such as stock options, warrants and convertible debt instruments. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. As a result, the basic and diluted per share amounts for all periods presented are identical.

For the years ended December 31, 2025 and 2024, the Company incurred net losses which cannot be diluted; therefore, basic and diluted loss per common share is the same.

War in Israel

On October 7, 2023 a war broke out in Israel and many reservists were called up to the Israeli army. Other regional conflicts have also broken out in Iran and Lebanon recently which may impact our business.

Several of our employees are or may be subject to military service in the IDF and have been and may be called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, which may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

There have been travel advisories imposed as related to travel to Israel, and restriction on travel, or delays and disruptions as related to imports and exports may be imposed in the future. Additionally, members of our management and employees are located and reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

The conflict situation in Israel could cause disruptions in our supply chain and international trade, including the import of inputs and the export of our products, The conflict situation in Israel could also result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

It is currently not possible to predict the duration or severity of the ongoing conflict in the Middle East or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Future accounting

Listed below are the standards, amendments and interpretations that the Company reasonably expected to be applicable at a future date, and intends to adopt when they become effective. The Company is currently considering the impact of adopting these standards, amendments and interpretations on its combined financial statements and cannot reasonably estimate the effect at this time.

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IFRS 18 includes requirements for all entities applying IFRS for the presentation and disclosure of information in financial statements. Applicable to annual reporting periods beginning on or after 1 January, 2027.

●

IFRS 19- Subsidiaries without Public Accountability: Disclosures specifies the disclosure requirements an eligible subsidiary is permitted to apply instead of the disclosure requirements in other IFRS Accounting Standards. Applicable to annual reporting periods beginning on or after 1 January 2027.

●	Amendments IFRS 9 and IFRS 7 regarding the classification and measurement of financial instruments. The amendments address matters identified during the post-implementation review of the classification and measurement requirements of IFRS 9 Financial Instruments. Annual reporting periods beginning on or after 1 January 2026.

3.	RELATED PARTY TRANSACTIONS

The combined financial statements have been prepared on a stand-alone basis and are derived from the combined financial statements and accounting records of Core AI

SPTT and Core AI provided certain services, such as but not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology, and other shared services, on behalf of the Company. Where possible, these costs were specifically identified to the Company, with the remainder primarily allocated on the basis of judgement. The Company considers the allocations to be a reasonable reflection of the benefits received by the Company. As certain expenses reflected in the combined financial statements include allocations of corporate expenses from Core AI these statements could differ from those that would have been prepared had the Company operated on a stand-alone basis.

The components of the costs of services allocated to the Company for the years ended December 31, 2025 and 2024 are as follows:

	Year Ended December 31, 2025	Year Ended December 31, 2024
General and administrative	915,268	610,798
Cost of sales	124,563	189,540
Share-based payments	-	90,928

Total allocated corporate revenues and expenses	$1,039,831	891,266

Net transfers to and from Core AI are included within net parent investment on the combined statements of equity.

4.	TRADE AND OTHER RECEIVABLES

	December 31, 2025	December 31, 2024
Trade receivables	$1,186,081	1,114,153
Allowance for doubtful accounts	(43,723)	(36,973)
Sales taxes receivable	120,170	318,671
Total	$1,262,528	1,395,851

Provisions on Trade Receivables

In accordance with policy to use the expected credit loss model, the Company utilizes the expedited method where trade receivables are provided for based on their aging, as well as providing for specified balances deemed non-collectible. In the year ended December 31, 2025 and 2024, the Company concluded that a bad debt provision of $43,723 and $36,973 was to be recognized, respectively.

Factoring Arrangements and Liens

The Company had a factoring agreement on its trade receivables, whereby invoices are fully assigned to a funding entity in return for 80%-85% of the total sale to be paid to the Company by the funding entity in advance. The remaining 15-20% is paid to the Company when the funding entity receives payment from the customer. The Company incurred a financing charge financing charge of 1.8% for the first 30 days, then 0.5% every 10 days thereafter. and was subject to certain covenants.

5.	INVENTORY

	December 31, 2025	December 31, 2024
Finished products	$2,523,876	$3,734,922
Impairment of finished products	(731,802)	(196,157)
Accessories and spare parts	394,478	438,287
Impairment of accessories and spare parts	(19,097)	(34,156)
Total	$2,167,455	$3,942,896

Provision on inventory

Management is presently reviewing the inventory for impairment on a quarterly basis. During the year, the Company also wrote off $520,587 (2024 - $230,312) in inventory.

Liens

As a result of the factoring agreement in Note 4 above, the Company has provided the North American inventory as collateral for the outstanding balance. As at December 31, 2025 the inventory owed by the North American entities amounts to $1,350,271 (December 31, 2024 - $2,661,569).

Refer to Note 12 for total inventories expensed as cost of sales during the years ended December 31, 2025 and 2024.

6.	EQUIPMENT

	December 31, 2025	December 31, 2024
Equipment	$318,475	$300,895
Accumulated depreciation	(177,048)	(143,075)
Total	$141,427	$157,820

Depreciation expense for the year ended December 31, 2025 and 2024 amounted to $33,973 and $35,893 respectively.

7.	RIGHT OF USE ASSESTS

	December 31, 2025	December 31, 2024
Opening balance	$582,485	$630,793
Additions in the year	204,103	288,753
Translation adjustment	25,233	16,064
Amortization in the year	(338,011)	(353,125)
Closing balance	$473,810	$582,485

Allocation of the right of use assets is as follows:

	December 31, 2025	December 31, 2024
Office lease	$231,883	$486,544
Car leases	170,856	95,941
Office equipment	71,071	-
	$473,810	$582,485

8.	INTANGIBLE ASSETS, NET

	Development Costs	E-Wave License	Clear RF Patent + Supplier relationship	Total
Cost:
Balance at December 31, 2023	$18,980,858	$1,321,257	$522,637	$20,824,752
Additions	2,004,087	-	-	2,004,087
Balance at December 31, 2024	$20,984,945	$1,321,257	$522,637	$22,828,839
Additions	3,030,307	-	-	3,030,307
Balance at December 31, 2025	$24,015,252	$1,321,257	$522,637	$25,859,146
Accumulated Amortization:
Balance at December 31, 2023	$11,124,128	$1,321,257	$522,637	$12,968,022
Additions	1,295,953	-	-	1,295,953
Foreign exchange	-	-	-	-
Impairment in value	279,828	-	-	279,828
Balance at December 31, 2024	$12,699,909	$1,321,257	$522,637	$14,543,803
Additions	1,295,954	-	-	1,295,954
Balance at December 31, 2025	13,995,863	$1,321,257	$522,637	13,995,863
Net Book Value:	10,019,389	-	-	10,019,389

Balance at December 31, 2023	$7,856,730	$-	$-	$7,856,730
Balance at December 31, 2024	$8,285,036	$-	$-	$8,285,036
Balance at December 31, 2025	$10,019,389	$-	$-	$10,019,389

Development Costs

Development costs are internally generated and are capitalized in accordance with the IAS 38, Intangible Assets. On an annual basis, the Company assesses capitalized development costs for indicators of impairment or when facts or circumstances suggest the carrying amount may exceed its recoverable amount.

The Company engaged a third-party evaluator to determine the recoverable amount of the intangible assets at both December 31, 2025 and December 31, 2024 based on the replacement cost method for costs related to devices under development and the royalty relief method for the devices for sales. The royalty relief method used an estimated royalty rate of 10.75% in both 2025 and 2024 and WACC of 21% in 2025 (2024-22.0%). Based on the results of their valuation, management determined that on December 31, 2024, one of the intangible assets fair value was $279,828 lower than its net book value as of the valuation date and was therefore impaired by $279,828. At December 31, 2025, management determined that the recoverable amount was equal to, or in excess of the carrying amount, and no impairment was recorded. The Company amortizes the capitalized development costs over a 4 year period from the date of completion of development.

During the twelve months ended December 31, 2025 the Company incurred $1,866,810 (December 31, 2024 -$625,023) in product development costs which did not satisfy the criteria for capitalization and were recorded in profit and loss.

9.	LOANS FROM FINANCIAL INSTITUTIONS

	Factoring loan	PO Financing Loan	Total

Opening Balance January 1, 2024	89,298	-	89,298
Change in factoring for the period (b)	647,860	-	647,860
New loan advances (a)	-	920,041	920,041
Loan repayments	-	-	-
Interest included in repayments	-	-	-
Closing Balance Dec 31, 2024	737,158	920,041	1,657,199
Change in factoring for the period (b)	147,279	-	147,279
New loan advances (a)	-	-	-
Loan repayments	-	(920,041)	(920,041)
Interest included in repayments	-	-	-
Closing Balance Dec 31, 2025	884,437	-	884,437

(a)	PO Financing Loan: The Company also has a purchase order financing line of credit in the amount of $2,000,000. This line of credit is used to allow the Company to issue, through this financial institution, a letter of credit to their foreign contract manufacturers to finance product manufacturing. As of December 31, 2025, the outstanding balance of letters of credit outstanding is $NIL with a set-up fee in a sum equal to 2.00% monthly of the aggregate of face amounts of all letters of credit. Since this is a contingent liability until the production is completed, this is only included as commitment and contingencies and is not recorded as a liability on the balance sheet at December 31, 2024. The outstanding balance of letters of credit that have been funded and are still outstanding at December 31, 2024 is $920,041 and are included in the loans to financial institutions liability at December 31, 2024.

(b)	Factoring Loan: Factoring agreement (See Note 4)

10.	SALES OF FUTURE RECEIPTS

Sale of Future Receipts payable	2025	2024
Opening Balance January	$1,688,436	$1,467,899
Payment received in the year	$4,050,000	$1,478,776
repayments in receipts in the year	$(6,418,033)	$(3,564,283)
Interest expense for the year	$679,599	$2,306,043
Closing Balance December 31	$-	$1,688,435

During the years ended December 31, 2025 and 2024, the Company entered into multiple agreements for the sale of future receipts with the same purchaser. Under the terms of these agreements, the Company received advances in exchange for a percentage of its future revenues, with specified repayment terms and interest rates, as follows:

(a) On January 31, 2024, the Company entered into an agreement to sell future receipts in the amount of $489,331. The Company received net proceeds of $323,632 after transaction fees. The advance was repayable in weekly installments of $17,476 over 28 weeks, accruing interest at a rate of 3.1% per week. This agreement was fully repaid as of September 30, 2024.

(b) On March 26, 2024, the Company entered into an agreement to sell future receipts in the amount of $2,920,000, which included the rollover of the remaining balance of the December 2023 agreement. The Company received net proceeds of $401,143 after transaction fees. The advance was repayable in weekly installments of $100,000 over 29 weeks, accruing interest at a rate of 3.2% per week. The remaining balance of this agreement was rolled into a new agreement.

(c) On October 16, 2024, the Company entered into an agreement to sell future receipts in the amount of $1,920,050, which included the rollover of the remaining balance of the March 2024 agreement. The total repayment amount was $2,803,273, payable in weekly installments of $50,000 for 10 weeks followed by $104,694 for 22 weeks, accruing interest at a rate of 3.2% per week. As of December 31, 2024, the outstanding principal balance was $1,688,436. During the period January 1, 2025 to December 31. 2025, the Company repaid a total of $2,253,273. The principal balance of this sale of future receipts at December 31, 2025 is $NIL.

(d) In the period of January to June 2025, the Company entered into weekly revolving agreements for a $200,000 sale of future receipts, accruing interest at a rate of 2% per week, which was repaid weekly in the amount of $204,000 which was $200,000 of principal and $4,000 of interest expense. Over the period, the sum of the total sale of future receipts was $3,800,000, and the sum of the repayments of these future receipts was $3,868,000 of which $3,800,000 was principal repayments and $68,000 was interest expense. As of December 31, 2025, the outstanding principal balance of this weekly evolving portion of the sale of future receipts is $NIL.

(e) On May 21, 2025, the Company entered into an agreement for the sale of future receipts in the amount of $262,500. The net proceeds received on this date was $250,000 and finance expenses of $12,500 Interest expenses for the period was an additional $4,000 and repayment of principal of $262,500 during the period. The principal balance of this sale of future receipts at December 31, 2025 is $NIL

Each agreement is collateralized by 15% of the Company’s future revenues until repayment in full and secured by a security interest in the Company’s present and future accounts receivable.

Subsequent to the year end, the Company entered into a Sale of future receipts with a financial institution in the amount of $2,200,000 on January 17, 2026. The first receipt was received on January 17, 2026 in the amount of $1,010,000 less $20,000 of lender’s fees for a net receipt of $990,000. The maturity of this portion of the sale of receipts is on January 17, 2027. Monthly payments of $11,100 per month includes interest and principal with a ballon payment of the principal balance at maturity.

On February 23, 2026 the Company received $1,010,000 as the second tranche of the sale of future receipts. The maturity of this portion of the sale of receipts is on February 17, 2027. Monthly payments of $11,100 per month includes interest and principal with a ballon payment of the principal balance at maturity.

11.	LEASE OBLIGATIONS

	December 31, 2025	December 31, 2024
Opening balance	$634,739	$640,307
Additions in the year	127,000	288,753
Interest expense	38,811	29,460
Translation adjustment	120,822	-
Lease payments	(346,122)	(323,781)
	575,250	634,739
Due within one year	(385,577)	(296,366)
Ending balance	$189,673	$338,373

Future minimum lease payments are as follows:

	December 31, 2025	December 31, 2024
Year 1	$385,577	$301,647
Year 2	177,931	157,194
Year 3	11,742	175,898
Year 4 and thereafter	-	-
Total lease obligation	$575,250	$634,739
Less finance expenses	-	-
Lease Obligations	$575,250	$634,739

The Company has a long-term restricted term deposit of $176,611 held by the Company’s bank to guarantee a portion of the office lease located in Israel.

12.	FUTURE PURCHASE CONSIDERATION

	For the Year ended
	December 31, 2025	December 31, 2024
Opening Balance	-	-
Additions in the year	$2,549,859	-
Total	$2,549,859	-

On December 29, 2025, the Company divested from Core AI as more fully described in Note 1 herein. The balance of the purchase price due by the Company to the Vendor, in each of the next three years, is the greater of either: a) $200,000; or b) 2% of the gross revenues of the Company in that respective year. This balance of sale payment is being treated as a financial instrument according to IFRS as it relates to a liability with uncertain payments in the future that will vary from the estimated amount. As a result, the Company calculated the fair value of this financial instrument utilizing both WACC of 21% and management’s revenue projections consistent with the inputs utilized by the independent valuator’s Intangible Impairment report, to determine that the future purchase consideration is $2,549,859 at December 31, 2025 and is recorded in the equity section of the balance sheet.

At each reporting period, management updates estimate with respect to the projected amount to be paid in future periods and recognize changes in the estimated value of future purchase consideration through profit or loss.

13.	SHARE CAPITAL

Authorized: 500,000,000 Ordinary Shares with a par value of $0.0001 per share for a maximum of $50,000.

Issued: 12,178,100 ordinary shares with a par value of $0.0001 per share equivalent to $1,278.81

At January 1, 2025 there was 1 ordinary share outstanding and owned by Core AI. On December 22, 2025, the Company issued 99 ordinary shares to Core AI. As a result of the reorganization of the ordinary shares, as more fully described in Note 1 herein, resulting in the shares of each of the Siyata business subsidiaries that were under the parent of Core AI, becoming direct subsidiaries of the Company by the issuance by the Company of 10,000,000 shares to Core AI on December 29, 2025.

On December 29, 2025, Core AI, Siyata PTT, and Mr. Marc Seelenfreund, entered into that certain Stock Purchase Agreement (the “SPA”). Pursuant to the SPA, Core AI agreed to sell to Mr. Seelenfreund, and Mr. Seelenfreund agreed to purchase from Core AI, ninety percent (90%) of the issued and outstanding Class A Shares, free and clear of any encumbrances, with Core AI retaining a ten percent (10%) equity interest in the Company following consummation of the transactions contemplated by the SPA.

Subsequent to the year end, the following capital transactions occurred:

(a)	Company reorganized the share capital into Class “A” and Class “B” shares on January 15, 2026. The authorized share capital is 400,000,000 Class “A” shares with a par value of $0.0001 per share. The Class “A” shares shall have one full voting right per share, fully participating, redeemable, dividends at the discretion of the Board of Directors and rights to the remaining net assets on liquidation. The authorized share capital is 90,000,000 Class “B” shares with a par value of $0.0001 per share. The Class “B” shares shall have 5 votes for every vote of the Class “A” shares, fully participating, redeemable, convertible, dividends at the discretion of the Board of Directors and rights to the remaining net assets on liquidation. For special resolutions, which are required for certain important matters including mergers and changes to our governing documents and require the vote of two-thirds of the votes cast, at any time that Class B Shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B Shares will be weighted such that the Class B Shares shall represent, in the aggregate, 67% of the voting power of all shareholders.

(b)	On January 17, 2026, as a result of the reorganization, the Company had 10,000,100 Class “A” shares outstanding. The majority shareholder then owned 9,000,090 Class “A” shares. Then the Company redesignated 6,515,090 Class A shares owned by the majority shareholder into 6,515,090 Class B shares

(c)	On January 17, 2026, as part of the debenture agreement, the lender and the Company the Company issued 499,000 Class “A” shares (“commitment shares”) of Siyata PTT to the lender.

(d)	On March 16, 2026 the Company entered into stock purchase agreements with various investors for a aggregate of 69,000 Class “A” shares for total consideration of $483,000 after fees and expenses.

(e)	On April 15, 2026, the Company issued 400,000 Class A shares to a service provider as part of the agreement for services.

(f)	The Company has agreed to issue a total of 843,500 Class “A” shares to different services providers upon the effectiveness of a registration statement with the SEC. As of the date of the approval of these financial statements, these Class “A” shares have not been issued.

(g)	The Company issued 118,611 warrants to purchase 118,611 Class “A” shares of Siyata PTT at $0.001 per share to a service consultant.

14.	COST OF SALES

	For the Year ended
	December 31, 2025	December 31, 2024
Inventory expensed	7,852,381	7,800,384
Royalties	282,233	380,210
Other expenses	1,223,873	1,306,571
Total	9,328,487	9,487,165

15.	SELLING AND MARKETING EXPENSES

	For the Year ended
	December 31, 2025	December 31, 2024
Salaries and related expenses	4,146,061	3,691,949
Advertising and marketing	344,186	416,860
Travel and conferences	561,718	42,110
Total	5,051,965	4,150,919

16.	GENERAL AND ADMINISTRATIVE EXPENSES

	For the Year ended
	December 31, 2025	December 31, 2024
Salaries and related expenses	$1,336,915	968,624
Professional services	549,859	328,134
Consulting and director fees	722,781	442,963
Travel	137,496	119,689
Office and general	869,165	526,992
Total	$3,616,216	2,386,402

17.	INCOME TAXES

The reconciliation of income taxes at statutory rates is as follows:

	2025	2024

Loss for the year	$(11,136,359)	$(8,499,826)

Expected income tax (recovery)	(2,733,332)	(2,111,094)
Change in statutory, foreign tax, foreign exchange rates and other	(7,213,788)	(517,493)
Permanent differences	-	-
Prior year adjustment	-	-
Expiry of non-capital losses	-	-
Change in unrecognized deductible	9,947,120	2,628,587
Total income tax expense (recovery)	$-	$-

Current income tax	$-	$-
Deferred income tax		-
Total	$-	$-

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31, 2025	December 31, 2024

Deferred tax assets (liabilities)
ROU assets and lease liabilities	$(3,000)	$(6,000)
Intangible assets	(124,000)	(124,000)
Inventory	(600,000)	(200,000)
Restricted finance fees	(3,041,000)	(2,325,000)
Non-capital losses	3,768,000	2,692,000
Net deferred tax asset	$-	$-

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2025	Expiry date	2024	Expiry date

Receivables	$-		$-	None
Property, plant and equipment and intangibles	500,000	None	509,000	None
Financing cost	3,041,000	2042 to 2047	2,325,000	2041 to 2046
Inventory	1,156,000	None	700,000	None
Allowance for doubtful accounts	50,000	None	-	None
Non-capital losses available for future periods	50,977,000		39,440,000
- Canada	21,691,000	2026-2044	15,591,000	2026 to 2043
- Israel	33,633,000	None	27,374,000	None
- United States	-	None	-	None
Total non-capital losses	$55,324,000		42,965,000

18.	FINANCIAL INSTRUMENTS

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company places its cash with institutions of high creditworthiness. Management has assessed there to be a low level of credit risk associated with its cash balances.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the demographics of the Company’s customer base, including the default risk of the industry and country in which customers operate, as these factors may have an influence on credit risk. Approximately 63% of the Company’s revenue for the year ended December 31, 2025 (December 31, 2024 -41%) is attributable to sales transactions with a single customer.

The Company has established a credit policy under which each new customer is analyzed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. The Company’s review includes external ratings, when available, and in some cases bank references. Purchase limits are established for each customer, which represents the maximum open amount without requiring approval from the Risk Management Committee; these limits are reviewed quarterly. In prior years, certain key customers were offered extended payment terms on their purchases due to slow down from Covid-19 and budget approvals for government tenders.

More than 77% (2024 – 74%) of the Company’s customers have been active with the Company for over four years, and the allowance for doubtful accounts of $43,723 (2024 - $39,673) has been recognized against these customers. In monitoring customer credit risk, customers are grouped according to their credit characteristics, including whether they are an individual or legal entity, whether they are a wholesale, retail or end-user customer, geographic location, industry, aging profile, maturity, and the existence of previous financial difficulties. Trade and other receivables relate mainly to the Company’s wholesale customers. Customers that are graded as “high risk” are placed on a restricted customer list and monitored by the Company.

The carrying amount of financial assets represents the maximum credit exposure, notwithstanding the carrying amount of security or any other credit enhancements.

The maximum exposure to credit risk for trade and other receivables at the reporting date by geographic region was as follows:

	December 31, 2025	December 31, 2024
EMEA	$142,548	267,705
North America	1,119,980	1,128,146
Total	$1,262,528	1,395,851

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The Company examines current forecasts of its liquidity requirements so as to make certain that there is sufficient cash for its operating needs, and it is careful at all times to have enough unused credit facilities so that the Company does not exceed its credit limits and is in compliance with its financial covenants (if any). These forecasts take into consideration matters such as the Company’s plan to use debt for financing its activity, compliance with required financial covenants, compliance with certain liquidity ratios, and compliance with external requirements such as laws or regulation.

The Company uses activity-based costing to cost its products and services, which assists it in monitoring cash flow requirements and optimizing its cash return on investments. Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 90 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

The Company had a factoring agreement with external funding (Note 4).

With the exception of employee benefits, the Company’s accounts payable and accrued liabilities have contractual terms of 90 days. The employment benefits included in accrued liabilities have variable maturities within the coming year.

Market risk

a)	Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The functional currency of the Company is the USD as discussed in Note 2. As at December 31, 2025, the Company’s exposure to foreign currency risk with respect to financial instruments is as follows:

(In USD)	USD	NIS	CAD	Total
Financial assets and financial liabilities:
Assets
Cash	$73,785	$389,720	$37,597	$501,102
Trade receivables	554,661	142,547	565,320	1,262,528
Advance to suppliers	5,385	-	-	5,385
Long term deposit	-	176,611	-	176,611
Investment in Securities	269,781	-	-	269,781
Current liabilities
Loans from financial institutions	(800,436)	-	(84,001)	(884,437)
Accounts payable and accrued liabilities	(3,035,525)	(1,102,023)	(248,618)	(4,386,166)
Future purchase consideration	(2,549,859)	-	-	(2,549,859)
Total	$(5,482,208)	$(393,145)	$270,298	$(5,605,055)

10% fluctuation in exchange rate	$(548,221)	$(39,315)	$27,030	$(560,506)

19.	RELATED PARTY TRANSACTIONS

Key Personnel Compensation

Key management personnel includes those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of executive and non-executive members of the Company’s Board of Directors and corporate officers. Executive salaries for employees employed by Core AI whose activities related to Core AI and SPTT, were allocated on a basis of 50% each for Core AI and SPTT. The remuneration of directors and key management personnel for the year ended December 31, 2025 and 2024, respectively is as follows:

	2025	2024

Payments to key management personnel:
Salaries, consulting and directors’ fees	$1,220,185	$929.518
Share-based payments	-	123,470
Total	$1,220,185	$1,052,988

Salaries, consulting and directors’ fees shown above are classified within profit and loss as shown below:

Type of Service	Nature of Relationship	Year Ended December 31, 2025	Year Ended December 31, 2024

Selling and marketing expenses	VP Sales International and Logistics Coordinator	335,030	352,855
Research and Development expenses	CTO	203,000	198,000
General and administrative expense	Companies controlled by the CEO and CFO (50% allocation from Core AI)	682,156	378,663

20.	SEGMENTED INFORMATION

The Company is domiciled in the Cayman Islands, and it operates and produces its income primarily in Israel, Europe and North America. The Company operates two segments being the sale of cellular-based communications products and the sale of cellular booster devices and related accessories. As of September 2024, the Company signed an agreement with its licensee, Uniden America, that the Company can no longer brand their booster products as “Uniden” and the Company can continue to sell their existing inventory of booster products until December 31, 2025. As of January 1, 2026, all Uniden branded inventory can no longer be sold.

The Company’s entity-wide disclosures include disaggregated information about product sales, geographical areas, and major customers (Note 18).

Geographical area information is shown below:

	For the Year ended
External revenues by Geography	2025	2024

USA	$9,418,977	7,629,676
Canada	758,622	1,038,274
EMEA	969,263	2,961,622
Total	$11,146,862	$11,629,572

Non-current asset geographic area information is shown below:

	2025	2024

Long-term receivable total	$176,611	$181,584
Canada	-	-
EMEA	176,611	181,584

Right of use asset total	$473,810	$582,485
Canada	164,240	192,435
EMEA	309,570	390,050

Equipment total	$141,427	$157,820
Canada	-	-
EMEA	141,427	157,820

Intangibles total	$10,019,389	$8,285,036
Canada	-	-
EMEA	10,019,389	8,285,036

Product information is shown below:

Revenue by product line	2025	2024
Cellular boosters and related accessories	$563,126	$1,197,668
Rugged devices and related accessories	10,583,736	10,431,904
Total	$11,146,862	$11,629,572

21.	MAJOR CUSTOMERS

	Year ended December 31, 2025		Year ended December 31, 2024
Customer	Revenue	Percentage	Revenue	Percentage
1	$6,806,000	61%	$4,745,598	41%
2	$1,153,000	10%	$2,065,000	18%
3	$714,000	6%	$600,000	5%
Total	$8,673,000	78%	$7,410,173	64%

22.	SUPPLEMENTAL INFORMATION WITH RESPECT TO CASH FLOWS

	Year Ended December 31,
	2025	2024
Change in non-cash working capital:
Trade and other receivables	$89,600	$(299,364)
Prepaids Expenses	(664,792)	(40,124)
Inventory	1,254,854	(628,689)
Advances to suppliers	28,287	1,014,555)
Accounts payable and accrued liabilities	392,277	1,825,503
Deferred revenue	-	(2,025)
	$1,100,226	$1,869,856

23.	SUBSEQUENT EVENTS

a)	Company reorganized the share capital into Class “A” and Class “B” shares on January 15, 2026. The authorized share capital is 400,000,000 Class “A” shares with a par value of $0.0001 per share. The Class “A” shares shall have one full voting right per share, fully participating, redeemable, dividends at the discretion of the Board of Directors and rights to the remaining net assets on liquidation. The authorized share capital is 90,000,000 Class “B” shares with a par value of $0.0001 per share. The Class “B” shares shall have 5 votes for every vote of the Class “A” shares, fully participating, redeemable, convertible, dividends at the discretion of the Board of Directors and rights to the remaining net assets on liquidation. For special resolutions, which are required for certain important matters including mergers and changes to our governing documents and require the vote of two-thirds of the votes cast, at any time that Class B Shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B Shares will be weighted such that the Class B Shares shall represent, in the aggregate, 67% of the voting power of all shareholders.

b)	On January 17, 2026, as a result of the reorganization, the Company had 10,000,100 Class “A” shares outstanding. The majority shareholder then owned 9,000,090 Class “A” shares. On the same day, the Company redesignated 6,515,090 Class A shares owned by the majority shareholder into 6,515,090 Class B shares.

c)	On January 17, 2026 Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC) issued a senior secured promissory note in the amount of $2,200,000 with a maximum disbursed discounted amount of $2,020,000 with an interest rate of 12%. This promissory note is convertible at any time that Siyata PTT shares are listed on a Listed trading market at the lower of: (i) 65% of the lowest closing price of the Class “A” Shares on the Principal Market during the ten (10) Trading Days immediately preceding the respective Conversion Date; or (ii) the initial listing price of the Class “A” Shares on the Principal Market on the Initial Listing Date. The disbursement of the first tranche of $1,010,000 on January 17, 2026 was payable on the date the transaction documents are all executed. Upon disbursement, the Company shall owe principal of $1,110,000 plus $133,200 of interest. The maturity of this first tranche is 12 months from date of issuance. On January 17, 2026 the Company borrowed $1,010,00 of which $990,000 was received and $20,000 was applied as legal expenses of the lender. As part of the senior promissory note agreement, the lender and the Company also signed a Securities Purchase Agreement. Under the terms of this agreement, the Company issued 499,000 Class “A” shares (“commitment shares”) of Siyata PTT to Agile. On each monthly anniversary of the Note, the Company shall pay $11,100 per month for each tranche, applied firstly to the repayment of interest earned or accrued and the remaining portion against principal. On February 23 2026, the Company received proceeds of $1,010,000 from the second tranche of the promissory note. On each monthly anniversary of the Note, the Company shall pay $11,100 per month for each tranche, applied firstly to the repayment of interest earned or accrued and the remaining portion against principal.

d)	On January 17, 2026, as part of the senior promissory note agreement, the lender and the Company the Company issued 499,000 Class “A” shares (“commitment shares”) of Siyata PTT to the lender.

(e)	On March 16, 2026 the Company entered into stock purchase agreement with various investors for a total of 69,000 Class “A” shares for total consideration of $483,000 after fees and expenses.

f)	On April 15, 2026, the Company issued 400,000 Class A shares to a service provider as part of the agreement.

g)

The Company has agreed to issue a total of 843,500 Class “A” shares to various service providers upon the effectiveness of a registration statement with the SEC. As of the date of approval of these financial statements, these Class “A” shares have not been issued.

h)	The Company issued 118,611 warrants to purchase 118,611 shares of Siyata PTT at $0.001 per share to a service consultant.

SIYATA PTT

Up to 6,112,327 Class A Shares

PROSPECTUS

     , 2026

Until           , 2026 (the 25th day after the listing date of our Class A Shares), all dealers that buy, sell or trade Class A Shares, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s amended and restated articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association permit indemnification in the absence of fraud or willful misconduct of officers and directors for expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection therewith.

Under our amended and restated articles of association, every director and officer is indemnified and secured harmless out of the assets and profits of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer in or about the conduct of the Company’s affairs or in the execution of such director or officer’s duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether Cayman Islands or elsewhere.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

On January 17, 2026, in connection with the debenture, related securities purchase agreement and security agreement with Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC), the Company issued 499,000 Class A Shares as commitment shares to Dune Equity Holdings LLC (f/k/a Agile Hudson Partners LLC). On July 29, 2026, , the Company entered into a Waiver Agreement with Dune Equity Holdings LLC. In consideration for Dune Equity Holdings LLC’s waiver of its rights, the Company issued 100,000 Class A ordinary shares to Dune Equity Holdings LLC. On August 4, 2026, the Company and Dune Equity Holdings LLC entered into an Amendment to the Waiver Agreement, pursuant to which the number of Class A ordinary shares to be issued was revised to 117,000.

On March 16, 2026, the Company entered into stock purchase agreements with various investors for the sale of an aggregate 69,000 Class A Shares for total consideration of $483,000 after fees and expenses.

On April 14, 2026, we contracted to issue to Digital Offering LLC, as compensation pursuant to a financial advisory agreement dated April 14, 2026, aggregate advisory warrants to purchase 2.0% of our fully diluted shares outstanding at an exercise price of $0.001 per share, initially exercisable on April 14, 2026 and expiring on April 14, 2031. As the Company issues additional shares, Digital Offering’s share ownership will increase. As of the date of this prospectus, Digital Offering holds 130,302 Class A Shares.

On April 15, 2026, the Company issued 400,000 Class A Shares to a service provider as consideration for services. The issuance was made in reliance upon the exemption from registration under Section 4(a)(2) and/or Regulation D under the Securities Act.

On May 14, 2026, the Company entered into a Securities Purchase Agreement with FirstFire Global Opportunities Fund, LLC and issued a debenture in the principal amount of $1,100,000, with a purchase price of $1,000,000 and a one-time interest charge equal to 12% of the principal amount. In connection with the financing, the Company issued 50,000 Class A Shares as commitment shares to FirstFire Global Opportunities Fund, LLC. On July 27, 2026, in connection with the Debenture Agreement, the Company entered into a Waiver Agreement with First Fire Global Opportunities Fund, LLC. In consideration for First Fire Global Opportunities Fund, LLC’s waiver of its rights under the Debenture Agreement, the Company issued 50,000 Class A ordinary shares to First Fire Global Opportunities Fund, LLC.

On July 9, 2026, the Company entered into a Securities Purchase Agreement with Pinz Capital Special Opportunities Fund, LP and issued a debenture in the principal amount of $220,000, with a purchase price of $200,000 and a one-time interest charge equal to 12% of the principal amount. In connection with the financing, the Company issued 10,000 Class A Shares as commitment shares to Pinz Capital Special Opportunities Fund, LP.

On July 13, 2026, the Company entered into a Securities Purchase Agreement with L1 Capital Global Opportunities Master Fund and issued a debenture in the principal amount of $550,000, with a purchase price of $500,000 and a one-time interest charge equal to 12% of the principal amount. In connection with the financing, the Company issued 25,000 Class A Shares as commitment shares to L1 Capital Global Opportunities Master Fund.

On July 17, 2026, the Company entered into a Securities Purchase Agreement with Yalecrest Fund I LP and issued a debenture in the principal amount of $550,000, with a purchase price of $500,000 and a one-time interest charge equal to 12% of the principal amount. The note is convertible at any time after our Class A Shares are initially listed or quoted for trading on a principal market at the lower of (i) 82% of the lowest VWAP of the Class A Shares during the five trading days immediately preceding the conversion date or (ii) $8.00 per share, subject to a floor price and default adjustments, and we issued 25,000 Class A Shares to Yalecrest Fund I LP as commitment shares.

On July 21, 2026, the Company entered into stock purchase agreements with various investors for the sale of an aggregate 23,000 Class A Shares for aggregate consideration of $161,000, net of fees and expenses.

On July 27, 2026, the Company and JRB Consulting LLC, one of its financial advisory service providers, agreed to amend their service agreement to provide for the immediate issuance of 450,000 Class A Shares, rather than issuance only upon the effectiveness of this registration statement.

On July 27, 2026, the Company and Sichenzia Ross Ference Carmel LLP, one of its legal service providers, agreed to amend their service agreement to provide for the immediate issuance of 250,000 Class A Shares, rather than issuance only upon the effectiveness of this registration statement.

On July 28, 2026, the Company entered into an agreement with 1049 Capital LLC, one of its financial advisory service providers. As compensation under the agreement, the Company issued 160,000 Class A Shares to 1049 Capital LLC.

On July 28, 2026, the Company entered into an Engagement Letter with SKN Finance Insurance Agency Ltd. Pursuant to the Engagement Letter, the Company agreed to issue 25,000 Class A ordinary shares to SKN Finance Insurance Agency Ltd. in consideration for its consulting services. On August 4, 2026, we issued a debenture SKN Finance Insurance Ltd. in the principal amount of $550,000, bearing a one-time interest charge of 12% and convertible after our Class A Shares are listed on a trading market at the lower of (i) 82% of the lowest VWAP during the five trading days immediately preceding the conversion date or (ii) $8.00 per share, subject to the floor price, default adjustments and other adjustments described in the note. In connection with the SKN Finance Insurance Ltd. Note, the Company received $500,000 in purchase price and issued 25,000 Class A Shares as commitment shares.

The Company has agreed to issue an aggregate of 189,000 Class A Shares to various service providers upon the effectiveness of this registration statement. The issuances are expected to be made in reliance upon the exemption from registration under Section 4(a)(2) and/or Regulation D under the Securities Act.

Unless specified otherwise, no underwriters were involved in these issuances. Each of the above described issuances was or will be exempt from registration under the Securities Act in reliance on either Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
3.1***	Amended and Restated Memorandum and Articles of Association of Siyata PTT dated January 15, 2026
4.1***	Debenture Agreement, dated January 17, 2026, issued by Siyata PTT to Agile Hudson Partners LLC
4.2***	Debenture Agreement, dated May 14, 2026, issued by Siyata PTT to FirstFire Global Opportunities Fund, LLC
4.3***	Advisory Common Shares Purchase Warrant Agreement, dated April 14, 2026, by and between Siyata PTT and Digital Offering LLC
4.4***	Debenture Agreement, dated July 19, 2026, issued by Siyata PTT to Pinz Capital Special Opportunities Fund, LP
4.5***	Debenture Agreement, dated July 13, 2026, issued by Siyata PTT to L1 Capital Global Opportunities Master Fund
4.6***	Debenture Agreement, dated July 17, 2026, issued by Siyata PTT to Yalecrest Fund I LP
4.7***	Debenture Agreement, dated August 4, 2026, issued by Siyata PTT to SKN Finance Insurance Agency Ltd.
5.1**	Opinion of Carey Olsen regarding the validity of securities being registered
5.2**	Opinion of Sichenzia Ross Ference Carmel LLP
8.1**	Opinion of Carey Olsen regarding certain Cayman Islands tax matters
10.1***	Stock Purchase Agreement, by and between Core AI Holdings, Inc., Siyata PTT, and Marc Seelenfreund, dated December 29, 2025
10.2*†	Form of Independent Director Agreement
10.3*†	Form of Non-Independent Director Agreement
10.4*†	Form of Director and Officer Indemnification Agreement
10.5*†	Consulting Agreement by and between Siyata PTT, BSD Capital Ltd., and Marc Seelenfreund dated January 1, 2026
10.6***	Financial Advisory Agreement, dated April 14, 2026, by and between Siyata PTT and Digital Offering LLC
10.7***	Securities Purchase Agreement, dated January 17, 2026, by and between Siyata PTT and Agile Hudson Partners LLC
10.8*	Waiver Agreement, dated July 29, 2026, by and between Siyata PTT and Dune Equity Holdings (f/k/a Agile Hudson Partners LLC), as amended by Amendment to Waiver Agreement dated August 4, 2026
10.9***	Securities Purchase Agreement with FirstFire Global Opportunities Fund, LLC, dated May 14, 2026
10.10***	Securities Purchase Agreement with Pinz Capital Special Opportunities Fund LP, dated July 9, 2026
10.11***	Securities Purchase Agreement with L1 Capital Global Opportunities Master Fund, dated July 13, 2026
10.12***	Securities Purchase Agreement with Yalecrest Fund I LP, dated July 17, 2026
10.13***	Securities Purchase Agreement with SKN Finance Insurance Agency Ltd. dated August 3, 2026
10.14*	Engagement letter, dated July 28,2026, by and between Siyata PTT and SKN Finance Insurance Agency Ltd.
10.15*	Purchase Order Financing Agreement, dated August 17,2026, by and between American Industrial Technologies, Inc., and Clear RF LLC, a wholly owned subsidiary of Siyata PTT.
14.1***	Code of Ethics and Business Conduct
21.1***	List of Subsidiaries
23.1*	Consent of Barzily and Co., CPA’s
23.2	Consent of Carey Olsen (included in Exhibit 5.1)
24.1***	Power of Attorney (included on the signature page of this registration statement)
99.1***	Audit Committee Charter
99.2***	Compensation Committee Charter
99.3***	Nominating and Corporate Governance Committee Charter
99.4**	Consent of Ronen Shor to be named as a director nominee
99.5**	Consent of Lourdes Felix to be named as a director nominee
99.6**	Consent of Campbell Becher to be named as a director nominee
99.7**	Consent of Stephen Ospalak to be named as a director nominee
107*	Filing Fee Table

*	To be filed herewith.

**	To be filed by amendment

***	Previously filed

†	Executive compensation plan or arrangement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on August 25, 2026.

SIYATA PTT

By:	/s/ Marc Seelenfreund
Name:	Marc Seelenfreund
Title:	Chief Executive Officer

By:	/s/ Gerald Bernstein
Name:	Gerald Bernstein
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc Seelenfreund and Gerald Bernstein , and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the Offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Seelenfreund	Chief Executive Officer	August 25, 2026
Marc Seelenfreund	(Principal Executive Officer) and Director

/s/ Gerald Bernstein	Chief Financial Officer	August 25, 2026
Gerald Bernstein	(Principal Financial and Accounting Officer)

/s/ Ronen Shor	Director Nominee	August 25, 2026
Ronen Shor

/s/ Lourdes Felix	Independent Non-Executive Director Nominee	August 25, 2026
Lourdes Felix

/s/ Campbell Becher	Independent Non-Executive Director Nominee	August 25, 2026
Campbell Becher

/s/ Stephen Ospalak	Independent Non-Executive Director Nominee	August 25, 2026
Stephen Ospalak

* By:	/s/ Marc Seelenfreund

Attorney-in-Fact

* By:	/s/ Gerald Bernstein

Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Siyata PTT, has signed this registration statement on August 25, 2026.

Authorized U.S. Representative

By:	/s/ Terrie Campbell
Name:	Terrie Campbell
Title:	Chief Executive Officer of Cogency Global Inc.